Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-214241

PAMPA ENERGÍA S.A.

To the Shareholders and American Depositary Share (“ADS”) Holders of Petrobras Argentina S.A. and Pampa Energía S.A.:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Shareholders and ADS holders of Petrobras Argentina S.A. (“Petrobras Argentina”) are cordially invited to attend the extraordinary general shareholders meeting of Petrobras Argentina scheduled for February 16, 2017 at Maipú 1, City of Buenos Aires. Shareholders and ADS holders of Pampa Energía S.A. (“Pampa”) are cordially invited to attend the extraordinary general shareholders meeting of Pampa scheduled for February 16, 2017 at Maipú 1, City of Buenos Aires.  At the extraordinary general shareholders meetings, you will be asked to adopt the decision to merge Petrobras Argentina and its direct and indirect wholly-owned subsidiaries, Petrobras Energía Internacional S.A. (“PEISA”) and Albares Renovables Argentina S.A. (“Albares” and, together with PEISA and Petrobras Argentina, the “Merged Companies”), into Pampa Energía S.A. (“Pampa”), as contemplated by the preliminary merger agreement (compromiso previo de fusión) entered into by Pampa and each of the Merged Companies as of December 23, 2016, pursuant to which each of the Merged Companies intends to merge into Pampa by way of absorption, with Pampa being the surviving company. The surviving company will continue to be known as “Pampa Energía S.A.”

Upon effectiveness of the merger, each Class B Share, with par value of Ps.1.00 per share and entitled to one vote per share, of Petrobras Argentina (a “PESA Share”) that PESA shareholders (other than us and our wholly-owned subsidiary, Petrobras Participaciones S.L. (“PPSL”)) own (including those represented by ADSs (“PESA ADSs” and, together with PESA Shares, “PESA Securities”)) at the effective time of the merger will be converted into 0.5253 Common Shares, with par value of Ps.1.00 per share and entitled to one vote per share, of Pampa Energía  (“Pampa Shares”), and each PESA ADS that holders of PESA ADSs own (other than PESA ADSs owned by us or PPSL) at the effective time of the merger will be converted into 0.2101 American depositary shares, each representing 25 Pampa Shares (“Pampa ADSs” and, together with Pampa Shares, “Pampa Securities”).  Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger. All Pampa Shares and Pampa ADSs outstanding at the effective time of the merger will remain outstanding following effectiveness of the merger. Based on the number of PESA Shares issued on the date hereof, Pampa expects to issue 101,873,741 Pampa Shares to Petrobras Argentina shareholders in the merger and expects a total of 1,938,368,431 Pampa Shares to be outstanding following the consummation of the merger. Under these circumstances, after the effective time of the merger, former Petrobras Argentina shareholders will hold approximately 5.26% of the then-issued Pampa shares, assuming that Pampa does not issue any additional Pampa Shares between the date hereof and effective time of the merger. The Pampa Shares and the PESA Shares are listed on the Buenos Aires Stock Exchange (Mercado de Valores de Buenos Aires S.A., or “BASE”).  The Pampa ADSs and the Pampa Shares underlying them are registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Pampa ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “PAM.”  The PESA ADSs and the PESA Shares underlying them are registered under the Exchange Act, and the PESA ADSs are listed on the NYSE under the symbol “PZE.”

The merger cannot be effected unless each of the Merged Companies and Pampa shareholders adopt the decision to merge as contemplated by the preliminary merger agreement (among other conditions set forth in this prospectus), which requires (i) in the case of Pampa, the approval of at least a majority of the votes cast at an extraordinary general shareholders meeting where at least 60% of the issued share capital of the company is present or represented at the meeting following the first call, or where at least 30% of the issued share capital is present or represented following the second call, and (ii) in the case of each of the Merged Companies, the approval of at least a majority of the issued share capital of each company. Assuming that all conditions precedent are satisfied or waived (where legally permissible), the Merged Companies and Pampa currently expect that the merger will be consummated as promptly as possible following the shareholders meetings of Pampa and the Merged Companies, but, if approved, will be retroactively effective for Argentine tax

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and operating purposes from November 1, 2016 (the “Merger Effectiveness Date”). Pampa intends to vote, or cause its subsidiaries to vote, the 1,825,302,419 PESA Shares (including PESA Shares represented by PESA ADSs) that it and its subsidiaries beneficially own, representing 90.40% of the total outstanding capital stock of Petrobras Argentina, in favor of the merger.

The Boards of Directors of the Merged Companies (the “Merged Companies Boards of Directors”) and the Board of Directors of Pampa (the “Pampa Board of Directors”) have carefully reviewed and considered the terms and conditions of the preliminary merger agreement. Based on their review, the Pampa Board of Directors and the Merged Companies Boards of Directors have determined that the preliminary merger agreement and the transactions contemplated thereby are in the best interests of Pampa and the Merged Companies’ shareholders. Each of the Pampa Board of Directors and the Merged Companies Boards of Directors recommends that Pampa and Petrobras Argentina shareholders vote “FOR” the decision to merge as contemplated by the preliminary merger agreement.

The accompanying disclosure documents (including the preliminary merger agreement, included as Annex A to this prospectus) contain detailed information about the merger and the respective extraordinary general shareholders meetings of the Merged Companies and Pampa. This document is also a prospectus for the Pampa Shares that will be issued in the merger. This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy. If you are a holder of Pampa ADSs or PESA ADSs, you will be contacted by the depositary for your ADSs with further instructions on how you can instruct such depositary to vote the shares underlying your ADSs. We encourage Petrobras Argentina and Pampa shareholders to read this prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 42.  Any holder of Pampa ADSs who does not give their voting instructions to The Bank of New York Mellon (or its successor), as the Pampa ADS depositary (the “Pampa ADS Depositary”), may have their shares underlying their Pampa ADSs voted in favor of the merger, subject to the conditions of the Amended and Restated Deposit Agreement dated as of August 14, 2009 (the “Pampa Deposit Agreement”), among Pampa, the Pampa ADS Depositary and owners and beneficial owners from time to time of Pampa ADSs issued thereunder.

Your vote is very important. You are encouraged to vote.

By the order of the Pampa Board of Directors,

/s/ MARCOS MARCELO MINDLIN
Marcos Marcelo Mindlin
Pampa Energía S.A.

By the order of the Merged Companies Boards of Directors

/s/ MARCOS MARCELO MINDLIN	/s/ GUSTAVO MARIANI	/s/ GUSTAVO MARIANI
Marcos Marcelo Mindlin	Gustavo Mariani	Gustavo Mariani

Petrobras Argentina S.A.	Petrobras Energía Internacional S.A.	Albares Renovables Argentina S.A.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. Pampa Shares to be issued as a result of the merger may not be sold unless and until (i) the Argentine merger prospectus is approved by the Argentine National Securities Commission (Comisión Nacional de Valores, or the “CNV”), (ii) the shareholders of Pampa and each of the Merged Companies approve the merger at their respective shareholders meetings, (iii) the definitive merger agreement and the dissolution of Petrobras Argentina, PEISA and Albares are registered with the Relevant Public Registries of Commerce (as defined below) and (iv) the deposit of the newly issued Pampa Shares on each of the corresponding accounts. The Argentine merger prospectus is in a different format than this prospectus in accordance with CNV regulations but contains substantially the same information included in this prospectus.

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This prospectus is dated January 17, 2017 and is first being mailed to Petrobras Argentina shareholders on or about January 17, 2017.

In this prospectus, unless the context otherwise requires, we use the terms “we,” “us,” “our,” the “registrant” and the “Company” to refer to Pampa Energía S.A. We use “MW” to refer to Megawatt and “GWh” to refer to Gigawatt hour.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains estimates and forward-looking statements, principally under “Risk Factors” in this prospectus and “Risk Factors” in the Pampa 2015 Form 20-F and the Petrobras Argentina 2015 Form 20-F (each as defined herein), which are incorporated in this prospectus by reference. Some of the matters discussed concerning our business operations and financial performance include estimates and forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our estimates and forward-looking statements are mainly based on our current expectations and estimates on future events and trends that affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us.

Our estimates and forward-looking statements may be influenced by the following factors, among others:

•                  our ability to arrange financing under reasonable terms;

•                  the outcome and timing of the tariff renegotiation process of our regulated businesses and uncertainties relating to future government approvals to increase or otherwise adjust such tariffs;

•                  changes in the laws and regulations applicable to energy and electricity and oil and gas sectors in Argentina;

•                  government interventions, resulting in changes in the economy, taxes, tariffs or regulatory framework, or in the delay or withholding of governmental approvals;

•                  general economic, social and political conditions in Argentina, and other regions where we or our subsidiaries operate, such as the rate of economic growth, fluctuations in exchange rates of the peso or inflation;

•                  the failure of governmental authorities to approve proposed measures or transactions described in this prospectus or in the documents incorporated by reference into this prospectus;

•                  restrictions on the ability to exchange pesos into foreign currencies or to transfer funds abroad;

•                  competition in the electricity, public utility services and related industries;

•                  the impact of high rates of inflation on our costs;

•                  deterioration in regional and national business and economic conditions in or affecting Argentina;

•                  difficulties, unexpected costs and delays in integrating our businesses, business model and culture after the merger and the inability to realize synergies, efficiencies or cost savings from the merger; and

•                  other risk factors discussed under “Item 3. Risk Factors.” in the Pampa 2015 Form 20-F.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to renew any estimates and/or forward-looking statements because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur, and our future results and our performance may differ materially from those expressed in these forward-looking statements due to factors including, but not limited to, those mentioned above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us and Petrobras Argentina that is not included in or delivered with the prospectus. The U.S. Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•                  our annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on May 2, 2016 (SEC File No. 001-34429), as amended through the filing of an amendment to our annual report on Form 20-F/A for the year ended December 31, 2015, filed with the SEC on July 27, 2016 (SEC File No. 001-34429), which we refer to collectively as the “Pampa 2015 Form 20-F”;

•                  our report on Form 6-K, furnished to the SEC on November 21, 2016 (SEC File No. 001-34429), containing our unaudited consolidated condensed interim financial statements as of September 30, 2016 and for the nine- and three-month periods ended September 30, 2016 and 2015, which we refer to as the “Pampa Unaudited Interim Financial Statements”;

•      our report on Form 6-K, furnished to the SEC on January 3, 2017 (SEC File No. 001-34429), containing our operating and financial review as of September 30, 2016 and for the nine-month periods ended September 30, 2015 and 2016 and a description of certain recent developments (together with the abovementioned report on Form 6-K furnished to the SEC on November 21, 2016, the “Pampa Forms 6-K”);

•                  any of our future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the consummation of the merger;

•                  any of our future reports on Form 6-K furnished to the SEC after the date of this prospectus and prior to the consummation of the merger that are identified in such reports as being incorporated by reference in this prospectus;

•                  Petrobras Argentina’s annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 29, 2016 (SEC File No. 333-155319), which we refer to as the “Petrobras Argentina 2015 Form 20-F”;

•                  Petrobras Argentina’s report on Form 6-K furnished to the SEC on November 25, 2016 (SEC File No. 333-155319), containing Petrobras Argentina’s unaudited condensed interim consolidated financial statements as of September 30, 2016 and for the nine- and three-month periods ended September 30, 2016 and 2015, which we refer to as the “Petrobras Argentina Unaudited Interim Financial Statements”;

•                  any of Petrobras Argentina’s future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the consummation of the merger; and

•                  any of Petrobras Argentina’s future reports on Form 6-K furnished to the SEC after the date of this prospectus and prior to the consummation of the merger that are identified in such reports as being incorporated by reference in this prospectus.

Any statement contained in the Pampa 2015 Form 20-F or the Pampa Forms 6-K shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference important business and financial information about Pampa and Petrobras Argentina that is contained in their respective filings with the SEC but that is not included in, or delivered with, this prospectus. This information is available on the SEC’s website at www.sec.gov and from other sources. Pampa will also make copies of this information available to you without charge upon your written or oral request at Maipú 1, C1084ABA, City of Buenos Aires, Argentina, Attention: Investor Relations, telephone +54-11-4344-6000. In order for you to receive timely delivery of the documents in advance of Pampa and Petrobras Argentina’s extraordinary general shareholders meetings, Pampa should receive your request no later than February 9, 2017, five business days prior to each of the extraordinary general shareholders meetings.

Neither Petrobras Argentina nor Pampa has authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies pursuant to this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus is accurate only as of the date of this prospectus unless the information specifically indicates that another date applies.

SEC Comment Letter

On December 16, 2016, we received a comment letter from the staff of the SEC (the “Comment Letter”) in connection with its review of the Pampa 2015 20-F, the Pampa Unaudited Interim Financial Statements and Edenor’s Form 20-F for the fiscal year ended December 31, 2015 filed on April 28, 2016 (“Edenor’s 2015 20-F”), which inquired about (i) income derived in fiscal year 2015 from gains on certain derivative financial instruments relating to foreign exchange transactions, (ii) the accounting treatment of our investments in CIESA, the controlling shareholder of TGS, including the interests held through a fiduciary trust arrangement, (iii) the accounting treatment of a gain recorded in connection with the discharge/cancellation of a loan from TGS to Pampa, (iv) how we conducted impairment testing in respect of our hydroelectric generation companies and our electricity distribution company (Edenor), given the challenging economic and regulatory environment surrounding these companies, and (v) how the provisional remedies and judicial proceedings in our distribution segment impacted the Pampa Unaudited Interim Financial Statements.  In addition, in respect of Edenor’s 2015 20-F, the staff of the SEC requested that future reports discuss the impact of past due receivables on Edenor’s financial statements and results of operations, and Edenor’s plans with respect to the reduction the number of past due accounts.  We have filed a response to the Comment Letter and do not believe at this time that additional disclosure or changes to the Pampa 2015 20-F and the Pampa Unaudited Interim Financial Statements will be necessary.  We cannot, however, assure you that the SEC will be satisfied with our response or that the SEC will not have further comments or require an amendment to the Pampa 2015 20-F or the consolidated financial statements and the notes related thereto set forth therein or the Pampa Unaudited Interim Financial Statements.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement of the Pampa Shares that we have filed with the SEC on Form F-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement, and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

As foreign private issuers, Petrobras Argentina and Pampa are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC. Petrobras Argentina and Pampa’s officers, directors and principal shareholders are also exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

Pampa files or furnishes reports, including annual reports on Form 20-F and reports on Form 6-K, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov. You may also inspect the information that Pampa files with the SEC at the New York Stock Exchange, Inc., at 20 Broad Street, New York, New York 10005. You may also access the SEC filings and obtain other information about Pampa through the website it maintains, which is www.pampaenergia.com. The information contained in that website is not incorporated by reference into this prospectus.

ABOUT THIS DOCUMENT

This prospectus, which forms part of a registration statement on Form F-4 (the “Merger Form F-4”) filed with the SEC by Pampa (File No. 333-214841), constitutes a prospectus of Pampa under Section 5 of the Securities Act with respect to the Pampa shares to be issued to Petrobras Argentina shareholders as required by the merger agreement.

EXCHANGE RATES

From April 1, 1991 until the end of 2001, Law No. 23,928 (the “Convertibility Law”) established a regime under which the Banco Central de la República Argentina, or the Argentine Central Bank (the “Central Bank”), was obliged to sell U.S. dollars at a fixed rate of one peso per U.S. dollar. On January 6, 2002, the Argentine Congress enacted Law No. 25,561 (as amended and supplemented, the “Public Emergency Law”), formally ending the regime of the Convertibility Law, abandoning over ten years of U.S. dollar—peso parity and eliminating the requirement that the Central Bank’s reserves in gold, foreign currency and foreign currency denominated debt be at all times equivalent to 100% of the monetary base.

The Public Emergency Law, which has been extended on an annual basis and is in effect until December 31, 2016, granted the Argentine government the power to set the exchange rate between the peso and foreign currencies and to issue regulations related to the foreign exchange market. Following a brief period during which the Argentine government established a temporary dual exchange rate system, pursuant to the Public Emergency Law, the peso has been allowed to float freely against other currencies since February 2002, although the Central Bank has the power to intervene by buying and selling foreign currency for its own account, a practice in which it engages on a regular basis.

After several years of moderate variations in the nominal exchange rate, in 2012 the peso lost approximately 14% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the peso with respect to the U.S. dollar that exceeded 30%, including a loss of approximately 24% in January 2014. In 2015, the peso lost approximately 52% of its value with respect to the U.S. dollar, including a 10% devaluation from January 1, 2015 to September 30, 2015 and a 38% devaluation during the last quarter of the year, mainly concentrated after December 16, 2015.

The following table sets forth the high, low, average and period-end exchange rates for the periods indicated, expressed in pesos per U.S. dollar and not adjusted for inflation. There can be no assurance that the peso will not depreciate or appreciate again in the future. The Federal Reserve Bank of New York does not report a noon buying rate for pesos.

	Exchange Rates
	(in pesos per U.S. dollar)
Period	High(1)	Low(1)	Average(1)(2)	Period End(1)(3)
2011	4.304	3.972	4.130	4.304
2012	4.918	4.304	4.552	4.918
2013	6.521	4.925	5.479	6.521
2014	8.557	6.545	8.119	8.551
2015	13.400	8.555	9.269	13.040
2016	16.030	13.200	14.782	15.890
2016:
January	13.960	13.200	13.654	13.960
February	15.800	14.130	14.852	15.800
March	15.800	14.390	14.954	14.700
April	14.790	14.050	14.387	14.250
May	14.240	13.920	14.122	13.991
June	15.300	13.745	14.184	15.040
July	15.150	14.560	14.891	15.010
August	15.100	14.660	14.840	14.930
September	15.390	14.900	15.117	15.310
October	15.230	15.070	15.174	15.150
November	15.868	14.920	15.346	15.868
December	16.030	15.497	15.838	15.890
2017:
January (through January 13)	16.080	15.810	15.896	15.853

(1)              Reference exchange rate (ask price) published by Banco de la Nación Argentina (“Banco Nación”).

(2)              Based on daily average rates.

(3)              The exchange rate used in our financial statements.

v

Fluctuations in the exchange rate between the peso and the U.S. dollar affect the U.S. dollar equivalent of the peso price of the Pampa Shares and the PESA Shares on the BASE and, as a result, can also affect the market price of the Pampa ADSs and the PESA ADSs.

This prospectus contains translations of various peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the nominal peso or constant peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated.

References herein to “pesos” or “Ps.” are to Argentine pesos, and references to “U.S. dollars” or “U.S.$” are to United States dollars.

For purposes of the exchange, a “business day” means any day on which the principal offices of the SEC are open to accept filings and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE CONTROLS

In January 2002, with the approval of the Public Emergency Law, Argentina declared a public emergency situation in its social, economic, administrative, financial and foreign exchange matters and authorized the Argentine Executive Branch to establish a system to determine the foreign exchange rate between the peso and foreign currencies and to issue foreign exchange-related rules and regulations. Within this context, on February 8, 2002, through Decree No. 260/2002, the Argentine Executive Branch established (i) a single and free-floating foreign exchange market (hereinafter, “MULC”) through which all foreign exchange transactions in foreign currency must be conducted and (ii) that foreign exchange transactions in foreign currency must be conducted at the foreign exchange rate to be freely agreed upon among contracting parties, subject to the requirements and regulations imposed by the Central Bank.

The following is a description of the main aspects of Central Bank regulations concerning outflows of funds from Argentina.

Outflow of Capital

Payment of Profits (Earnings and Dividends)

Access to the MULC is permitted for remittances abroad of earnings, including the payment of dividends, based on audited financial statements (Communication “A” 5377).

In order to proceed with remittances abroad for payment of earnings and dividends, the financial entities involved must first verify that the debtor has complied with the requirement to report (i) outstanding foreign indebtedness imposed under Communication “A” 3602, dated May 7, 2002, and (ii) direct investments pursuant to Communication “A” 4237, dated November 10, 2004, if applicable.

Other Regulations

Sales of Foreign Currency to Non-Residents

Communication “A” 6037, as amended by Communication “A” 6150, published a restatement of regulations applicable to access to the MULC by non-residents (as per the definitions contained in the Balance of Payments Manual, fifth edition, chapter IV, of the International Monetary Fund (the “IMF”).

In this respect, no prior Central Bank approval is required for any of the following transactions conducted by non-residents insofar as all of the requirements imposed in each case have been met:

(i)             purchases of foreign currencies for remittances abroad, when transactions relate to, or pertain to collections in Argentina, of:

1.1.    Financial indebtedness originating in external loans of non-residents.

1.2.    Recovery of claims in local bankruptcy proceedings and collection of debts under reorganization proceedings to the extent that the non-resident client has been recognized as creditor by a final non-appealable decision of the court of such proceedings.

1.3.    Repatriations of direct investments in companies in the private, non-financial sector that do not control local financial institutions and/or real estate, provided that the foreign beneficiary is either a natural or legal entity residing or incorporated and established in, or the payment is performed, in domains, jurisdictions, territories or associated states that are considered “cooperators for the purposes of fiscal transparency” according to the provisions of section 1 of Decree 589/2013, as amended and supplemented for the following purposes:

1.3.1.                  sale of the direct investment;

1.3.2.                  final liquidation of the direct investment;

1.3.3.                  capital reduction decided by the local company; and

1.3.4.                  reimbursement of irrevocable contributions by the local company.

Holding of share capital of a given company is considered a direct investment in case such shares represent at least 10% of the company’s share capital. As of the date of this prospectus, there is uncertainty as to whether evidence of settlement through the MULC of funds originally used to acquire a direct investment is still required by Central Bank rules in order for the non-resident to be able to repatriate proceeds from the investment. However, non-residents must comply with requirements related to direct investment reports, as described under “—Direct Investment Reports.”

1.4       Collections of services or sales proceeds of other portfolio investments (and their profits) provided that the foreign beneficiary is either a real or legal person residing in or incorporated and established in domains, jurisdictions, territories or associated states that are considered “cooperators for the purposes of fiscal transparency” according to the provisions of Art. 1 of Decree 589/2013, as amended and supplemented. These portfolio investment repatriations include, but are not limited to, portfolio investments in shares and ownership interests in local companies, investments in mutual funds and local trusts, purchases of portfolios of loans granted to residents by local banks, purchases of invoices and promissory notes for local business transactions, investments in local bonds issued in pesos and in foreign currency payable locally, as well as purchases of other internal receivables. Non-residents will be allowed access to the MULC for the repatriation of their investment without any need to obtain the Central Bank’s prior authorization.

1.5.    Indemnifications awarded by local courts in favor of non-residents.

1.6.    Payments of Argentine imports.

(ii)        purchases of foreign currency by (a) diplomatic and consular representatives and diplomatic staff authorized in the country and (b) representations from courts, authorities or departments, special missions, bilateral commissions or bodies established by international treaties or agreements, to which Argentina is a party, to the extent that such transfers are made in the exercise of their respective functions; and

(iii)     purchases of foreign currency by international organizations and institutions acting as official export credit agencies, as listed in Communication “A.”

The prior authorization of the Central Bank will not be required either when the purchase of foreign currency or foreign bank notes by a non-resident does not exceed the equivalent of U.S.$10,000 per calendar month across all entities authorized to deal in foreign currency transactions.

Capital Markets

Securities-related transactions carried out through stock exchanges and authorized securities markets must be paid using any of the following mechanisms: (i) in pesos; (ii) in foreign currency through electronic fund transfers from and to sight accounts in local financial institutions; and (iii) through wire transfers against foreign accounts. Under no circumstances is the settlement of these securities purchase and sale transactions to be made in foreign currency bills or through deposits in escrow accounts or in third-party accounts.

Direct Investment Reports

Communication “A” 4237, dated November 10, 2004, established reporting requirements in connection with direct investments made by local residents abroad and by non-residents in Argentina, which is still in force as of the date of this prospectus. Direct investments are defined as those that reflect the long-standing interest of a resident in one economy (direct investor) in another economy’s resident entity, such as an ownership interest representing at least 10% of a company’s capital stock or voting rights. The reporting requirements prescribed by this Communication “A” 4237 are to be met on a biannual basis.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PAMPA AND PETROBRAS ARGENTINA EXTRAORDINARY GENERAL SHAREHOLDERS MEETINGS

The following are some questions that you may have regarding the proposed merger and the other matters being considered at the Pampa and Petrobras Argentina extraordinary general shareholders meetings and brief answers to those questions. We urge you to read the remainder of this prospectus carefully, including, without limitation, the preliminary merger agreement, a copy of which is attached to this prospectus as Annex A, because the information in this section does not provide all the information that might be important to you with respect to the proposed merger. Additional important information is also contained in the annex to, and the documents incorporated by reference in, this prospectus.

Q:          What are the reasons for the merger?

A:           The merger is the final step in the strategic combination of Petrobras Argentina and Pampa. Petrobras Argentina is an integrated energy company, engaged in oil and gas exploration and production, refining, petrochemicals, electricity generation and transmission and hydrocarbon marketing and transportation. The merger represents a unique opportunity for Pampa to both promote activities in the sector in which it currently operates and penetrate a new industry.  See “Special Factors—Past Contacts, Transactions, Negotiations and Agreements with Petrobras Argentina” for more information on the synergies with Petrobras Argentina.

On May 13, 2016, we, as buyer, and Petrobras International Braspetro B.V., a wholly-owned subsidiary of Petróleo Brasileiro S.A. (“Petrobras”), as seller, entered into a sale and purchase agreement pursuant to which we agreed to acquire all of the shares of PPSL and certain intercompany indebtedness of PPSL with Petrobras International Braspetro B.V. in an aggregate amount equal to U.S.$80 million (the “Transaction”). As of July 27, 2016 (the closing date of the Transaction), PPSL beneficially owned 135,679,155 PESA ADSs, representing 1,356,791,556 PESA Shares, or 67.1933% of the total number of PESA Shares (including PESA Shares represented by PESA ADSs).

On October 7, 2016, we commenced:

•                  an offer to exchange (1) outstanding PESA Shares held by U.S. persons and (2) outstanding PESA ADSs, other than those held by Pampa or its subsidiaries, at an exchange ratio of (a) 0.5253 Pampa Shares per one PESA Share or (b) 0.2101 Pampa ADSs per one PESA ADS, collectively, not to exceed a maximum of 320,000,000 Pampa Shares (including Pampa Shares underlying Pampa ADSs), and, in each case, to be delivered net of applicable Argentine withholding taxes (the “Offer Share Consideration”), upon the terms and subject to the conditions set forth in our registration statement on Form F-4 filed with the SEC on August 9, 2016 (SEC File No. 333-213038), as amended (the “Tender and Exchange Offer Registration Statement”), and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Exchange Offer”); and

•                  an offer to purchase any and all outstanding PESA Shares held by U.S. persons at a price of Ps.10.3735 per PESA Share, to be paid net of any applicable Argentine withholding taxes (the “Offer Cash Consideration” and, together with the Offer Share Consideration, the “Offer Consideration”), without interest thereon, net of cash dividends per PESA Share paid by Petrobras Argentina from May 20, 2016, upon the terms and subject to the conditions set forth in pursuant to the terms of the Tender and Exchange Offer Registration Statement and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Cash Tender Offer” and, together with the U.S. Exchange Offer, the “U.S. Offers”).

The U.S. Offers were made in conjunction with offers by Pampa in Argentina to exchange and purchase outstanding PESA Shares (but not PESA ADSs, unless holders of PESA ADSs first converted their PESA ADSs into PESA Shares) (the “Argentine Offers” and, together with the U.S. Offers, the “Tender and Exchange Offers”).

The Tender and Exchange Offers were made by Pampa in connection with the Transaction, which resulted in a change of control in Petrobras Argentina (“PESA Change of Control”). Pursuant to Argentine law, Pampa was required to make an offer to purchase for cash all of the remaining outstanding PESA Shares in connection with the PESA Change of Control. As an alternative to a cash payment for PESA Shares that is mandatory pursuant to Argentine Law, Pampa elected to offer holders of PESA Shares and PESA ADSs the option to receive Pampa Securities in connection with the Offer Share Consideration.

The Tender and Exchange Offers settled on November 22, 2016 (with respect to the exchange offers) and November 23, 2016 (with respect to the cash tender offers), pursuant to which a total of 579,413,723 PESA Shares (including PESA Shares represented by PESA ADSs) were tendered.  As a result of the Transaction and the Tender and Exchange Offers, as of the date of this prospectus, we directly or indirectly beneficially own 1,825,302,419 PESA Shares (including PESA Shares represented by PESA ADSs), or 90.40% of the total outstanding capital stock of Petrobras Argentina.

As a result of the Transaction, Petrobras Argentina is a majority-owned subsidiary of Pampa. Because the current holding company structure between the Merged Companies and Pampa duplicates many of the costs related to the operation of the Merged Companies and Pampa, the merger of the companies is being proposed to simplify the corporate structure of Pampa and the Merged Companies and eliminate the duplicative corporate structure, which involves unnecessary costs.

Q:          What is the merger?

A:           The proposed merger of the Merged Companies with and into Pampa will be implemented under the Argentine General Companies Law No. 19,550, as amended (the “AGCL”).

Upon consummation of the merger described in this prospectus, each of the Merged Companies will cease to exist, Pampa will assume all of the rights and obligations of each of the Merged Companies, and the holders of PESA Shares and PESA ADSs other than us or PPSL will receive Pampa Shares and Pampa ADSs, respectively, in exchange therefor.

Q:          What will happen in the merger transaction?

A:           The merger transaction consists of a series of steps and is governed by the preliminary merger agreement and the AGCL.  The principal steps of the merger transaction are the approval of the merger by the Merged Companies Boards of Directors and the Pampa Board of Directors, an extraordinary general shareholders meeting of each of the Merged Companies and Pampa and the merger by absorption of each of the Merged Companies with and into Pampa following (i) the assumption by Pampa of all of the outstanding PESA Shares held by holders other than us or PPSL in exchange for newly-issued Pampa Shares and (ii) the cancellation of all PESA Securities held by us or PPSL.  See “The Merger” for more information regarding the steps and agreements involved in the merger.

Q:          Which company will survive the proposed merger?

A:           If the merger is approved, each of the Merged Companies will be merged into Pampa, and Pampa will be the surviving company.

Q:          What will be the name of the merged company if the merger is approved?

A:           If the merger is approved, the merged company, which we also refer to as the “surviving company,” will be Pampa Energía S.A. and the Merged Companies will no longer exist as separate entities.

Q:          What is the status of the merger?

A:           As of December 23, 2016, the preliminary merger agreement has been approved by the Pampa Board of Directors and the Merged Companies Boards of Directors.  Shareholders of the four companies will be asked to approve the merger at extraordinary general shareholders meetings, and once such approval is received, the companies will complete all regulatory formalities related to the merger and complete the exchange of Pampa Shares for outstanding PESA Shares.

Q:          What will happen to PESA Shares or PESA ADSs in the merger, and what will holders of PESA Securities receive if the merger is completed?

A:           If the merger is approved, PESA Shares and PESA ADSs (other than those held by us or PPSL) will be extinguished and the holders thereof will receive Pampa Shares and Pampa ADSs, respectively.  If you are a direct holder of PESA Shares, you will automatically receive 0.5253 newly-issued Pampa Shares for each PESA Share you hold. If you are a holder of PESA ADSs, you will receive 0.2101 Pampa ADSs for each PESA ADS that you hold.  Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger.

Q:          Are the Pampa Securities and the PESA Securities traded on any stock exchange?

A:           The Pampa Shares and the PESA Shares are listed on the BASE under the symbols “PAMP” and “PESA,” respectively.  The Pampa ADSs and the PESA ADSs are listed on the NYSE under the symbols “PAM” and “PZE,” respectively.

Q:          If I hold PESA ADSs, how will my fractional entitlements to Pampa ADSs be treated at the time of the merger?

A:           As a result of the merger, the holders of PESA ADSs will be attributed 0.2101 Pampa ADSs for every PESA ADS validly surrendered (each PESA ADS representing 10 PESA Shares).  No fractional Pampa ADSs will be issued. Fractional entitlements to Pampa ADSs will be aggregated and sold by the Pampa ADS Depositary subject to the terms of the Pampa Deposit Agreement. The net proceeds from the sale of the fractional entitlements to Pampa ADSs will be distributed on a pro rata basis to the holders of the Pampa ADSs that otherwise would have been entitled to receive a fraction of a Pampa ADS.

To receive the Pampa ADSs and the net proceeds from the sale of the fractional entitlements to Pampa ADSs, holders of PESA ADSs will need to deliver their PESA ADSs to JPMorgan Chase Bank N.A., as the PESA ADS depositary (the “PESA ADS Depositary”). Promptly after the merger and upon due delivery of their PESA ADSs to the PESA ADS Depositary, former PESA ADS holders will receive the Pampa ADSs and a check in the amount of the pro rata cash proceeds from the sale of entitlements to fractional Pampa ADSs. If you hold PESA ADSs in a brokerage or custodian account, you must work with your broker or custodian to make the requisite arrangements to exchange your PESA ADSs for Pampa ADSs.

Q:          Will holders of PESA Securities have to pay brokerage commissions?

A:           Holders of PESA Securities will not have to pay brokerage commissions if their PESA Shares or PESA ADSs are registered in their name.  However, if such PESA Securities are held through a bank or broker or a custodian, holders of PESA Securities should inquire as to whether any other transaction fee or service charges may be charged by the broker or custodian in connection with the merger.

Q:          What shareholder approvals are needed?

A:           The merger of the Merged Companies with Pampa will require the affirmative votes of (i) holders of more than 50% of the total outstanding share capital of each of the Merged Companies at an extraordinary general shareholders meeting of each of the Merged Companies and (ii) holders of more than 50% of the Pampa Shares present or represented at an extraordinary general shareholders meeting of Pampa.  In order to validly hold an extraordinary general shareholders meeting at these companies, at least 60% of the issued share capital of each of Pampa and the Merged Companies must be present or represented at the meeting following the first call, or at least 30% of the issued share capital of Pampa or the applicable Merged Company must be present or represented at the meeting following the second call.

Q:          Does Pampa intend to vote the PESA Shares (including PESA Shares represented by PESA ADSs) that it directly or indirectly beneficially owns in favor of the merger?

A:           Yes.  Pampa intends to vote, or cause its subsidiaries to vote, the 1,825,302,419 PESA Shares (including PESA Shares represented by PESA ADSs) that it and its subsidiaries beneficially own, representing 90.40% of the total outstanding capital stock of Petrobras Argentina, in favor of the merger.

Q:          Do Petrobras Argentina shareholders have appraisal rights in connection with the merger?

A:           Petrobras Argentina shareholders will not have any appraisal or dissenters’ rights under the AGCL or under Petrobras Argentina’ bylaws (estatutos) in connection with the merger, and neither Petrobras Argentina nor Pampa will independently provide Petrobras Argentina shareholders with any such rights. A dissenter’s right of appraisal is not available pursuant to Section 245 of the AGCL in the event of a merger between two companies where shares of both of those companies are publicly traded and any new shares issued in the merger are also publicly traded.

Petrobras Argentina, as the sole direct or indirect shareholder of PEISA and Albares, does not intend to exercise any appraisal or dissenters’ rights with respect to such companies in connection with the merger.

Q:          Are there risks associated with the merger transaction that I should consider in deciding whether to vote for the merger?

A:           Yes.  There are risks related to the merger transaction that are discussed in this document.  See, in particular, the detailed description of the risks associated with the merger in “Risk Factors.”

Q:          What happens if the merger is approved, and when will the merger be completed?

A:           The respective extraordinary general shareholders meetings of each of the Merged Companies and Pampa are expected to be held on February 16, 2017.  Under the AGCL, the merger will be completed at the company level once it is approved at the shareholders meetings of each of the Merged Companies and Pampa.  Once the extraordinary general shareholders meetings of each of the Merged Companies and Pampa have approved the merger, the four companies have to publish notices alerting creditors who may oppose the merger for three business days in the Argentine official gazette and in an Argentine major newspaper.  Pursuant to the AGCL, creditors under preexisting credits may oppose the merger within 15 calendar days from the last publication to protect their credits. These objections do not have the effect of staying any procedures effecting the merger.  However, the final documentation may not be executed until 20 calendar days after the expiration of the aforementioned 15-day term, to enable opposing creditors that have not been paid or duly guaranteed by the merging companies to obtain a judicial order for attachment by the courts.  Once the 15-day period for the creditors’ opposition and additional 20-day period have elapsed, the merging companies may execute and deliver the definitive merger agreement through a public deed.  After such execution, the definitive merger agreement and other relevant documentation must be executed and submitted to the CNV for registration with the Public Registry of Commerce of the City of Buenos Aires (Inspección General de Justicia) (with respect to Pampa, Petrobras Argentina and PEISA) and the Public Registry of Commerce of the Province of Buenos Aires (with respect to Albares) (together, the “Relevant Public Registries of Commerce”).  Once approved, the CNV will send the definitive merger agreement to the Relevant Public Registries of Commerce for registration.  Simultaneously with the initial filing of the Argentine prospectus on November 25, 2016, Pampa requested that the CNV (i) authorize the public offering of those newly-issued shares that are to be offered in exchange for the PESA Shares and the listing of such shares on the BASE and (ii) deregister its shares, but such deregistration will not take place until the merger is consummated.  Because many of these steps are outside of our control and the Merged Companies’ control and their completion depends on third parties, we can provide no assurances as to when we will consummate the merger or whether the merger will be consummated at all. Once the definitive merger agreement is registered with the Relevant Public Registries of Commerce, the merger becomes effective vis-à-vis third parties.  Pampa has ten days to deliver a copy of the registered definitive merger agreement to the

BASE to obtain definitive approval for the exchange of shares.  Within 30 days of the definitive approval of the BASE for the exchange of shares, Pampa shall commence the exchange of shares, which could last ten business days.

Upon finalization of this registration process, the merger will become effective and holders of PESA Securities (other than us or PPSL) at such time will receive Pampa Shares or Pampa ADSs, as the case may be, upon surrender by such holder of their PESA Securities. Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger.

Q:          What happens if the merger is not approved?

A:           If the merger is not approved, we intend to retain ownership of all PESA Securities that we currently hold and continue to treat the Merged Companies as subsidiaries of Pampa. Furthermore, we may decide to cause Petrobras Argentina to delist from either or both of the NYSE and the BASE, terminate the deposit agreement for the PESA ADSs and deregister the PESA Shares and the PESA ADSs under the Exchange Act. The decision would depend on, among other factors, our management’s evaluation of the public float, trading volumes and liquidity of the PESA Securities. In order to deregister the PESA Shares under Argentine law, Petrobras Argentina and/or Pampa would need to initiate a mandatory tender offer whereby they offer all Petrobras Argentina shareholders that vote against the deregistration of PESA Shares the right to sell their PESA Shares at a fair market value.

The liquidity of any PESA Security outstanding would be materially and adversely affected upon deregistration and delisting from either or both of the BASE and the NYSE, as holders of PESA Securities would likely no longer have an active trading market in which to sell such securities.

Q:          When will I know the results of the extraordinary general shareholders meetings?

A:           We will issue a press release announcing the results of the extraordinary general shareholders meetings promptly following such meetings.

Q:          As a legal matter, can holders of PESA Securities immediately sell the Pampa Securities they receive in the merger?

A:           Yes, provided that a holder of PESA Securities are not an affiliate of either Pampa or Petrobras Argentina. If such holder is an affiliate, there may be restrictions on its ability to resell the Pampa Securities under applicable law. The Pampa Shares are listed on the BASE. The Pampa ADSs are listed on the NYSE. We expect that holders of PESA Securities will be able to sell their Pampa Shares and Pampa ADSs on each stock exchange on which such shares are listed, so long as their broker or other securities intermediary has the ability to execute transactions on that exchange.

Q:          May the merger be reversed?

A:           Once the merger has been consummated, it may not be reversed.  Following the approval of the merger by the extraordinary general shareholders meetings of each of the Merged Companies and Pampa, each company will need to complete several regulatory steps described in this prospectus, and the merger cannot be consummated before these steps are completed even though the companies will have been treated as merged for operational and tax purposes since the Merger Effectiveness Date.  If these steps are not completed, the merger will not be consummated.  See “The Merger.”

Q:          As a holder of PESA ADSs, what should I do to receive my Pampa ADSs?

A:           Under the terms of the Petrobras Argentina ADS deposit agreement, upon the effectiveness of the merger, the PESA ADSs (other than those held by us or PPSL) will represent the right to receive the Pampa Shares that the PESA ADS Depositary receives in connection with the merger in the form of Pampa ADSs, subject to the surrender of the PESA ADSs representing PESA Shares to the PESA Depositary and payment of applicable taxes.  If you are a registered holder of PESA ADSs and you hold an American depositary receipt (“ADR”) certificate that evidences your PESA ADSs, you will be required to surrender your ADR certificate to the PESA Depositary to receive the Pampa Shares in the form of Pampa ADSs.  Upon receipt of your PESA ADSs, the PESA Depositary will cancel your PESA ADSs, deliver the number of Pampa Shares received in the merger in respect of your PESA ADSs representing PESA Shares to the order of the Pampa ADS Depositary, and instruct the Pampa ADS Depositary to issue and deliver the applicable number of Pampa ADSs to you in direct registration form.  If you are not a registered holder of your PESA ADSs but hold your PESA ADSs in “street name” through a broker, bank, custodian or other nominee, you will need to arrange with your broker, bank, custodian or other nominee to deliver your PESA ADSs to the Pampa ADS Depositary, and the PESA Depositary will arrange for such PESA ADSs to be cancelled and exchanged for Pampa ADSs and for the corresponding Pampa Shares to be delivered to the order of the Pampa ADS Depositary.  If you hold your PESA ADSs in direct registration form (i.e., registered in your name but not represented by an ADR certificate you hold), you will need to instruct the PESA ADS Depositary to cancel your PESA ADSs, deliver the number of Pampa Shares received in the merger in respect of your PESA ADSs to the order of the Pampa ADS Depositary, and instruct the Pampa ADS Depositary to issue and deliver the applicable number of Pampa ADSs to you in direct registration form.

Q:          Why am I receiving this document?

A:           In connection with the merger, Pampa is required by the Securities Act to deliver this document to all holders of PESA Securities and Pampa Securities that are U.S. residents.  This document is being distributed to you for informational purposes only.  You should carefully review it because as a shareholder of Petrobras Argentina or Pampa, you will be entitled to vote at the extraordinary general shareholders meeting that has been called in order for the shareholders of Petrobras Argentina and Pampa to approve the merger.

Q:          What are the U.S. federal income tax consequences of the merger and the payment of cash in lieu of fractional Pampa ADS interests?

A:           We expect that the merger will be a taxable transaction to U.S. Holders (as defined under “U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes.  Accordingly, a U.S. Holder generally will be subject to tax on gain realized on the receipt of Pampa Securities in the merger and, in the case of Pampa ADSs, any amount received in respect of fractions of Pampa ADSs.

The U.S. federal income tax consequences of the merger are complex.  You should read the section entitled “U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the merger, and you should consult your own tax advisors regarding the tax consequences of the merger in your particular circumstances.

Q:          What are the Argentine tax consequences of the merger?

A:           The merger of the Merged Companies and Pampa may qualify as a “tax-free reorganization” under the Argentine Income Tax Law N° 20,628, as amended (the “ITL”), the ITL’s Decreto Reglamentario 1344/98 (the “Regulatory Decree”), judicial decisions, and published rulings of the Argentine Federal tax authorities (Administración Federal de Ingresos Públicos or “AFIP”); therefore, we believe the shareholders will not have to recognize any Argentine-source income in connection with the exchange of PESA Securities for Pampa Securities in the merger.

In order for the merger to qualify as a tax-free reorganization under the ITL and the Regulatory Decree, the companies must give formal notice of the merger and submit other documentation to the AFIP within 180 calendar days from the Merger Effectiveness Date and comply with certain other requirements, as further described under “Argentine Tax Consequences—Tax Consequences Related to the Merger.”

Q:          What will be the accounting treatment of the merger?

A:           The acquisition of the PPSL shares has been accounted through the application of the acquisition method of accounting for business combinations, as required by International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).  Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities and any non-controlling interest based on their estimated fair values as of the acquisition date.  Because the assets that we acquired and liabilities we assumed are already consolidated in the Pampa Unaudited Interim Financial Statements, the only additional effect of the merger is the reduction in non-controlling interest and an increase in share capital and other reserves in equity.

Q:          Are any other approvals necessary for the completion of the merger?

A:           Except for the shareholder approvals and the regulatory steps described above and under “Regulatory Matters,” there are no other approvals necessary to complete the merger.

Q:          Are there any conditions to the merger?

A:           The completion and effectiveness of the merger is subject to the satisfaction of the following conditions:

•                  approval of the merger on the terms and conditions set forth in the preliminary merger agreement by the shareholders of each of the Merged Companies and Pampa at their respective extraordinary general shareholders meetings;

•                  publication of a merger notice in the Argentine official gazette and in a major Argentine newspaper notifying creditors of each of the Merged Companies of their right to oppose the merger;

•                  the completion of a period of 15 to 35 days to allow creditors of each of the Merged Companies to oppose the merger;

•                  satisfaction or granting of guarantees to any creditors that file oppositions;

•                  the execution of the definitive merger agreement through a public deed; and

•                  the registration of the definitive merger agreement, the merger and the dissolution of each of the Merged Companies with the Relevant Public Registries of Commerce.

No assurance can be given as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

Q:          How will my rights as an ADS holder change after the merger?

A:           By receiving either Pampa Shares or Pampa ADSs, you will be entitled to certain rights as a shareholder of Pampa that are different from your rights as a shareholder of Petrobras Argentina. See “Comparison of the Rights of Shareholders of Pampa and Petrobras Argentina.” The Pampa Shares and Pampa ADSs to be issued in the merger will have the same rights (including the right to receive dividends) as the Pampa Shares and Pampa ADSs prior to the merger, as set forth in Pampa’s bylaws (estatutos) and the Pampa Deposit Agreement.

Q:          When will holders of PESA ADSs receive Pampa ADSs?

A:           You will receive your Pampa Shares or Pampa ADSs upon receipt of the required shareholder approvals and the completion of the regulatory steps, as described above, which we currently anticipate will occur on or prior to December 31, 2017.  Pampa and the Merged Companies will work diligently to obtain the necessary shareholder approvals and complete the regulatory steps, as described above.  However, because many of these steps are outside of our control and the Merged Companies’ control and their completion depends on third parties, we can provide no assurances as to when we will consummate the merger or whether the merger will be consummated at all.

Q:          Who can vote and what is the record date for the extraordinary general shareholders meetings?

A:           Only shareholders of each of the Merged Companies who hold their shares of record as of close of business, local time, on February 13, 2017 will be entitled to attend and vote at the extraordinary general shareholders meeting to approve the merger.

Only Pampa shareholders who hold Pampa Shares of record as of close of business, local time, on February 13, 2017 will be entitled to attend and vote at the extraordinary general shareholders meeting to approve the merger.

The PESA ADS Depositary shall fix a record date as soon as practicable for the determination of the holders of PESA ADSs who shall be entitled to give instructions for the exercise of voting rights at such meeting.

The Pampa ADS Depositary shall fix a record date as soon as practicable for the determination of the holders of Pampa ADSs who shall be entitled to give instructions for the exercise of voting rights at such meeting.

Q:          Where and when is the extraordinary general shareholders meeting to approve the merger?

A:           Petrobras Argentina will hold the extraordinary general meeting of Petrobras Argentina shareholders at 1:00 p.m., local time, on February 16, 2017, at Maipú 1, City of Buenos Aires.

Pampa will hold the extraordinary general meeting of Pampa shareholders at 11:00 a.m., local time, on February 16, 2017, at Maipú 1, City of Buenos Aires.

PEISA will hold the extraordinary general meeting of PEISA shareholders at 2:00 p.m., local time, on February 16, 2017, at Maipú 1, City of Buenos Aires.

Albares will hold the extraordinary general meeting of Albares shareholders at 3:00 p.m., local time, on February 16, 2017, at Castelli 63, Chivilcoy, Provincia de Buenos Aires.

Q:          How do I vote and do I have to attend the extraordinary general shareholders meeting in person to vote?

A:           Holders of PESA Shares or Pampa Shares

Holders of PESA Shares or Pampa Shares may attend their respective extraordinary general shareholders meeting in person or by proxy to vote.  In either case, you may also grant an Argentine power of attorney to an attorney-in-fact who must attend the meeting in person and vote your shares on your behalf.  If you are a foreign company, you will be requested to show evidence of your registration as a foreign shareholder to the Public Registry of Commerce, pursuant to the terms of Section 123 of the AGCL.

Holders of PESA ADSs

Holders of PESA ADSs whose ownership is directly recorded on the registry of the PESA ADS Depositary by the record date will receive instructions on how to vote the shares underlying their PESA ADSs at the extraordinary general shareholders meeting, provided the PESA ADS Depositary receives adequate advance notice of the meeting.  The depositary will endeavor to vote your PESA ADSs in accordance with the instructions you provide.  Beneficial owners of PESA ADSs whose PESA ADSs are held by a custodial entity such as a bank, broker, custodian or other nominee and who wish to vote at the extraordinary general shareholders meeting must instruct such entity on how to vote their PESA ADSs with sufficient time prior to the extraordinary general shareholders meeting.  In order to do so, beneficial owners of PESA ADSs should contact the bank, broker, custodian or other nominee through which their PESA ADSs are held for instructions on how to do so.  See “The Petrobras Argentina Extraordinary General Shareholders Meeting—Manner of Voting.”

Holders of Pampa ADSs

Holders of Pampa ADSs whose ownership is directly recorded on the registry of the Pampa ADS Depositary by the record date will receive instructions on how to vote the shares underlying their Pampa ADSs at the extraordinary general shareholders meeting, provided the Pampa ADS Depositary receives adequate advance notice of the meeting.  The depositary will endeavor to vote your Pampa ADSs in accordance with the instructions you provide, subject to the terms of the Pampa Deposit Agreement.  Beneficial owners of Pampa ADSs whose Pampa ADSs are held by a custodial entity such as a bank, broker, custodian or other nominee and who wish to vote at the extraordinary general shareholders meeting must instruct such entity on how to vote their Pampa ADSs with sufficient time prior to the extraordinary general shareholders meeting.  In order to do so, beneficial owners of Pampa ADSs should contact the bank, broker, custodian or other nominee through which their Pampa ADSs are held for instructions on how to do so.  See “The Pampa General Shareholders Meeting—Manner of Voting.”

Q:          What happens if I abstain from voting or do not vote?

A:           Holders of PESA Shares or Pampa Shares

If you hold PESA Shares or Pampa Shares (in each case, not in form of ADSs) and abstain from voting, your vote will not be counted for the purposes of calculating the total number of shares that voted on the merger. In such case, your vote will not be considered an affirmative or negative vote in respect of the merger.

Holders of PESA ADSs

PESA ADSs for which no voting instruction is submitted to the PESA Depositary may not be voted in favor of the proposal of the PESA Board of Directors.

Holders of Pampa ADSs

Pampa ADSs for which no voting instruction is submitted to the Pampa Depositary may be voted in favor of the proposal of the Pampa Board of Directors, subject to the conditions of the Pampa Deposit Agreement.

If the merger is approved, holders of PESA Securities that abstain from voting will receive Pampa Securities in exchange for their PESA Securities.

Q:          When will holders of PESA Securities begin to receive dividends on the Pampa ADSs or Pampa Shares that they acquire in the merger?

A:           You will receive any dividends that have a record date that falls after the date on which you receive Pampa ADSs or Pampa Shares pursuant to the merger.

Q:          Who can help answer my questions?

A:           If you have any questions about the proposed merger, you should contact:

Pampa Energía S.A.

Maipú 1, 21st Floor

(C1084ABA) Buenos Aires

Argentina

+54-11-4344-6000

Attention: Lida Wang

www.pampaenergia.com

SUMMARY

The following is a summary that highlights information contained in this prospectus. This summary may not contain all the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated thereby, we encourage you to read carefully this entire prospectus, including the attached annex. In addition, we encourage you to read the information incorporated by reference into this prospectus, which includes important business and financial information about Petrobras Argentina and Pampa that has been filed with the SEC. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Companies

Pampa

Pampa is incorporated as a sociedad anónima under the laws of Argentina. We are the largest fully integrated electricity company in Argentina. Through our subsidiaries, including Petrobras Argentina, we are engaged in (i) electricity generation, distribution and transmission in Argentina, and (ii) oil and gas exploration and production, refining, petrochemicals and hydrocarbon commercialization and transportation in Argentina, and to a lesser extent in Bolivia, Ecuador and Venezuela.

As of September 30, 2016:

•                  our electricity generation installed capacity reached 3,433 MW. We are the third largest electricity generator in Argentina representing approximately 10.2% in market share;

•                  our electricity distribution operations supplied electricity to over 2.8 million customers throughout the northern region of the City of Buenos Aires and northwest of Greater Buenos Aires;

•                  our oil and gas exploration and production activities (including Petrobras Argentina) included oil and gas production of over 81,000 barrels of oil equivalent per day; and

•                  our electricity transmission operations covered more than 20,647 kilometers of high voltage transmission lines, representing approximately 85% of the high voltage system in Argentina.

The following business segments comprise our principal operations (excluding Petrobras Argentina):

•                  Electricity Generation. We are engaged in the electricity generation business through:

•                  Central Térmica Piedra Buena S.A. (“CPB”), a thermal generation plant located in Ingeniero White, Bahia Blanca, in the Province of Buenos Aires, which has an installed capacity of 620 MW, and which we acquired in August 2007;

•                  Central Térmica Güemes S.A. (“CTG”), including (i) a thermal generation plant (Central Térmica Güemes) located in General Güemes, in the Province of Salta, which has an installed capacity of 361 MW, and which we acquired in January 2007, and (ii) a thermal generation plant (Central Térmica Piquirenda) located in Piquirenda, General San Martin, in the Province of Salta, which has an installed capacity of 30 MW, and which we acquired in March 2011;

•                  Central Térmica Loma de la Lata S.A. (“CTLL”), a thermal generation plant located in the Province of Neuquén (close to one of Argentina’s largest gas fields bearing the same name as the plant) with an installed capacity of 645 MW, of which we acquired 375 MW, in May 2007. We expanded its capacity by 165 MW in November 2010. In July 2016, CTLL’s open-cycle gas turbine with an installed capacity of 105 MW that was completed in May 2016 began operations, increasing CTLL’s installed capacity to 645 MW.  CTLL is currently developing two new generation projects under the New Thermal Generation Capacity Announcement (Convocatoria

Nueva Capacidad de Generación Térmica) framework, pursuant to Resolution SEE 21/2016: (i) expanding the 100 MW installed capacity at CTLL and (ii) the construction of a new power generation plant with an estimated installed capacity of 100 MW at Ingeniero White located in the Province of Buenos Aires;

•                  Hidroeléctrica Los Nihuiles S.A. (“HINISA”) and Hidroeléctrica Diamante S.A. (“HIDISA”), two hydroelectric power generation systems located in the Province of Mendoza with an aggregate installed capacity of 653 MW, both of which we acquired in October 2006;

•                  Pampa Comercializadora S.A. (“PACOSA”), which provides firm gas and energy contracts and manages transactions with small clients; and

•                  Greenwind S.A. (“Greenwind”), a wind farm located in Bahía Blanca, Province of Buenos Aires, whose main objective is to develop a wind power project named “Corti,” with a capacity of 100 MW. As of the date of this prospectus, Greenwind’s sole asset is a legal right to use and profit from 1,500 hectares of land for a 27-year period where wind measurements have been taken during the last four years.

•                  Electricity Transmission. We participate in the electricity transmission business through our jointly controlling 26.3% indirect interest in Compañía de Transporte de Energía Eléctrica en AltaTensión S.A. (“Transener”), which owns, operates and maintains the largest high-voltage electricity transmission system in Argentina, and Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S.A. (“Transba”), which owns and operates a separate high-voltage transmission system located within the Province of Buenos Aires. We acquired our joint controlling interest in Transener in September 2006.

•                  Electricity Distribution. We are engaged in the electricity distribution business through our subsidiary Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor”), the largest electricity distribution company in Argentina, in terms of number of customers and electricity sold (in terms of both GWh and pesos) in 2016, based on publicly available figures released by electricity distribution companies in Argentina, which holds a concession to distribute electricity on an exclusive basis to the northwestern zone of the greater Buenos Aires metropolitan area and the northern portion of the City of Buenos Aires, comprising an area of 4,637 square kilometers and a population of approximately 2.8 million customers. We acquired our controlling interest of 51.5% in Edenor in September 2007.

•                  Oil and Gas. We are engaged in the oil and gas business through Petrolera Pampa S.A. (“PEPASA”) and, following the Transaction, through Petrobras Argentina.  As of September 30, 2016, PEPASA obtained its oil and gas production of approximately 3.0 million cubic meters per day from five different production blocks and more than 130 productive wells through partnerships with Yacimientos del Sur S.A., Petrobras Argentina and YPF S.A. (“YPF”), and through its activities as the sole operator in a separate area. We have a 49.6% interest in PEPASA.

•                  Other Assets and Investments.  We also own other assets and investments, including Bodega Loma la Lata S.A. and Pampa Comercializadora S.A.  On July 27, 2016, we sold our indirect interest in Transportadora de Gas del Sur S.A. (“TGS”).

Our principal executive offices are located at Maipú 1, C1084ABA, City of Buenos Aires, Argentina. Our telephone number is +54-11-4344-6000. Our website address is www.pampaenergia.com. None of the information available on our website will be deemed to be included or incorporated by reference into this prospectus.

Selected Financial Information

This prospectus incorporates by reference our audited consolidated financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in the Pampa 2015 Form 20-F, which we refer to as the “Pampa Audited Financial Statements” and, together with the Pampa Unaudited Interim Financial Statements, the “Pampa Financial Statements.” The Pampa Financial Statements have been prepared in accordance with IFRS as issued by the IASB and are presented in pesos.

This prospectus also incorporates by reference the Pampa Unaudited Interim Financial Statements, which were prepared in accordance with International Accounting Standard (IAS) 34 “Interim Financial Reporting,” as issued by the IASB (adopted by the CNV through General Resolution No. 562/09 and supplements).

In the Pampa Unaudited Financial Statements, we no longer present the “Transmission” segment separately and have instead accounted for the former “Transmission” segment using the equity method of accounting under the “Holding and Other Business” segment. This change is consistent with the way our management reviews financial information, and it is as a result of the Transaction, which decreased the significance of the former “Transmission” segment compared to our business as a whole.  The Pampa Audited Financial Statements have not been recast to reflect the change in segment information because we do not view the change to be material since the “Transmission” segment is not material to our business as a whole, both prior to and after the consummation of the Transaction.  For more information, see Note 29 of the Pampa Unaudited Financial Statements.

The selected financial and operating information should be read in conjunction with, and is qualified in its entirety by reference to, the Pampa Financial Statements and the notes thereto incorporated by reference in this prospectus.

For comparative purposes, the financial data as of December 31, 2014, 2013, 2012 and 2011 has been reclassified to disclose separately the amounts of the income tax provision as required by IAS 1 “Presentation of Financial Statements.”

	As of September 30,		As of December 31,
	2016	2016	2015	2014	2013	2012	2011
	(in millions of U.S.$)(1)	(in millions of pesos)
	(unaudited)
STATEMENT OF FINANCIAL POSITION
Non-current assets:
Investments in joint ventures	224	3,413	224	227	189	192	222
Investments in associates	51	782	123	133	135	133	130
Property, plant and equipment	2,513	38,355	14,508	9,218	6,903	6,019	5,847
Intangible assets	137	2,098	734	872	902	1,798	1,792
Biological assets	—	2	2	2	2	2	2
Financial assets at fair value through profit and loss	28	430	2,578	963	433	304	554
Financial assets at amortized cost	23	344	—	—	—	—	—
Deferred tax asset	77	1,170	52	94	63	88	117
Trade and other receivables	249	3,795	1,229	955	367	421	342
Total non-current assets	3,302	50,388	19,451	12,464	8,992	8,957	9,006
Current assets:
Infrastructure under construction	—	—	—	—	—	84	46
Biological assets	—	—	0	0	1	0	0
Inventories	221	3,370	225	136	115	107	60
Financial assets at amortized cost	2	29	—	—	—	—	—
Financial assets at fair value through profit and loss	218	3,320	4,081	1,029	844	237	172
Derivative financial instruments	—	—	0	—	—	—	1
Trade and other receivables	927	14,144	4,876	2,903	2,257	1,542	1,374
Cash and cash equivalents	232	3,542	517	335	342	157	246
Total current assets	1,599	24,404	9,699	4,403	3,558	2,127	1,899
Non Current Assets classified as held for sale	217	3,307	—	—	12	235	1,184
Total assets	5,118	78,099	29,150	16,867	12,563	11,319	12,088
Shareholders’ equity:
Share capital	111	1,696	1,696	1,314	1,314	1,314	1,314
Additional paid-in capital	81	1,234	1,231	343	263	1,018	1,537
Legal reserve	13	205	51	14	—	—	27
Voluntary reserve	255	3,890	978	272	—	—	—
Reserve for directors’ options	—	—	—	266	259	250	241
(Accumulated losses) retained earnings	(65)	(993)	3,065	743	286	(772)	(668)
Other comprehensive loss	(1)	(19)	(31)	(32)	(24)	(11)	(13)
Equity attributable to owners of the company	394	6,013	6,991	2,920	2,099	1,801	2,439
Non-controlling interest	566	8,639	1,391	633	776	530	1,328
Total equity	960	14,652	8,381	3,554	2,875	2,330	3,767
Non-current liabilities:
Trade and other payables	311	4,745	2,699	1,909	1,296	2,230	1,569
Borrowings	1,084	16,549	6,685	3,787	2,925	2,218	2,488
Deferred revenue	13	194	154	109	34	264	175
Salaries and social security payable	6	97	80	63	26	17	24
Defined benefit plans	54	820	264	197	137	121	104
Deferred tax liabilities	305	4,653	592	471	417	625	821
Income tax and minimum notional income tax provision	71	1,085	272	182	77	25	11
Taxes payable	12	186	117	99	73	36	35
Provisions	303	4,626	314	120	91	86	70
Total non-current liabilities	2,160	32,956	11,176	6,936	5,075	5,625	5,295
Current liabilities:
Trade and other payables	888	13,554	6,652	4,536	3,099	1,688	1,083
Borrowings	701	10,696	1,308	784	754	791	894
Deferred revenue	—	1	1	1	—	—	—
Salaries and social security payable	102	1,553	887	725	501	448	325
Defined benefit plans	4	67	46	27	9	22	15
Income tax and minimum notional income tax provision	79	1,209	139	32	34	26	48

	As of September 30,		As of December 31,
	2016	2016	2015	2014	2013	2012	2011
	(in millions of U.S.$)(1)	(in millions of pesos)
	(unaudited)
Taxes payable	99	1,512	471	200	206	222	148
Derivatives financial instruments	—	1	18	48	—	—	—
Provisions	108	1,653	71	24	11	12	11
Total current liabilities	1,982	30,247	9,593	6,377	4,613	3,208	2,524
Liabilities associated to non current assets classified as held for sale	16	244	—	—	—	156	502
Total liabilities	4,158	63,447	20,768	13,313	9,688	8,989	8,321
Total liabilities and equity	5,118	78,099	29,150	16,867	12,563	11,319	12,088

(1) Solely for the convenience of the reader, peso amounts as of September 30, 2016 have been translated into U.S. dollars at the average between the purchaser and seller exchange rate for U.S. dollars quoted by Banco Nación on September 30, 2016 of Ps.15.260 to U.S.$1.00.

	For the nine months ended September 30,			For the year ended December 31,
	2016	2016	2015	2015	2014	2013	2012	2011
	(in millions of U.S.$)(1)	(in millions of pesos, except for per share amounts and number of shares or as otherwise indicated)
	(unaudited)
STATEMENT OF COMPREHENSIVE INCOME (LOSS)
Revenue	1,198	18,280	5,315	7,161	6,205	5,335	6,695	5,230
Cost of sales	(1,017)	(15,521)	(5,164)	(7,093)	(6,029)	(5,603)	(6,356)	(4,727)
Gross profit	181	2,759	152	68	176	(268)	340	503
Selling expenses	(112)	(1,702)	(676)	(973)	(713)	(634)	(414)	(283)
Administrative expenses	(154)	(2,348)	(797)	(1,239)	(837)	(564)	(463)	(380)
Exploration expenses	(5)	(76)	—	—	—	—	—	—
Other operating income	133	2,025	330	941	312	466	196	133
Other operating expenses	(73)	(1,117)	(434)	(754)	(447)	(204)	(204)	(135)
Reversal of impairment of property, plant and equipment	—	—	25	25	88	—	—	—
Impairment of property, plant and equipment	—	—	—	—	—	—	(108)	(558)
Share of (loss) profit of joint ventures	(13)	(194)	46	9	34	(5)	(31)	(15)
Share of (loss) profit of associates	—	2	(2)	(10)	(2)	2	2	20
Income from sale of subsidiaries	31	480	—	—	—	—	—	—
Impairment of intangible assets	—	—	—	—	—	—	—	(90)
Profit of acquisition of subsidiaries	—	—	—	—	—	—	—	506
Operating (loss) profit before higher costs recognition and SE Resolution No. 32/15	(11)	(172)	(1,355)	(1,933)	(1,389)	(1,207)	(682)	(298)
Income recognition on account of the RTI - SE Resolution No. 32/15	27	419	3,810	5,025	—	—	—	—
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	5	82	187	551	2,272	2,933	—	—
Operating income (loss)	22	329	2,641	3,643	883	1,726	(682)	(298)
Financial income	32	483	202	349	441	336	143	93
Financial expenses	(199)	(3,039)	(697)	(1,257)	(1,113)	(814)	(502)	(418)
Other financial results	10	157	180	1,701	420	(519)	(203)	(143)
Financial results, net	(157)	(2,398)	(315)	792	(253)	(997)	(562)	(468)
(Loss) profit before income tax	(136)	(2,069)	2,327	4,436	630	729	(1,244)	(766)
Income tax and minimum notional income tax	34	525	(786)	(587)	(100)	12	133	37
Total (loss) profit of the period / year from continuing operations	(101)	(1,544)	1,541	3,849	530	742	(1,111)	(729)
Discontinued operations	—	—	—	—	—	(127)	31	(91)
Total (loss) profit of the period / year	(101)	(1,544)	1,541	3,849	530	615	(1,080)	(820)

Total (loss) profit of the period / year attributable to:
Owners of the company	(65)	(993)	1,003	3,065	743	286	(650)	(741)
Non-controlling interest	(36)	(551)	537	784	(214)	329	(430)	(79)
Basic (loss) earnings per share from continuing operations	(0.0384)	(0.5855)	0.7634	2.2760	0.5654	0.2829	(0.5133)	(0.5297)
Diluted (loss) earnings per share from continuing operations	(0.0384)	(0.5855)	0.6378	2.2760	0.5082	0.2829	(0.5133)	(0.5297)
Basic (loss) earnings per share from discontinued operations	—	—	—	—	—	(0.0652)	0.0190	(0.0344)
Diluted (loss) earnings per share from discontinued operations	—	—	—	—	—	(0.0652)	0.0186	(0.0344)
Dividends per share(2)	—	—	—	—	—	—	—	0.0138
Basic (loss) earning per ADS(2) from continuing operations	(0.0015)	(0.0234)	0.0305	0.0910	0.0226	0.0113	(0.0205)	(0.0212)
Diluted (loss) earning per ADS(2) from continuing operations	(0.0015)	(0.0234)	0.0255	0.0910	0.0203	0.0113	(0.0205)	(0.0212)
Basic (loss) earning per ADS(2) from discontinuing operations	—	—	—	—	—	(0.0026)	0.0008	(0.0014)
Diluted (loss) earning per ADS from discontinuing operations	—	—	—	—	—	(0.0026)	0.0007	(0.0014)
Dividends per ADS(3)	—	—	—	—	—	—	—	0.0006
Weighted average amount of outstanding shares	111	1,696	1,573	1,347	1,314	1,314	1,314	1,314

	For the nine months ended September 30,			For the year ended December 31,
	2016	2016	2015 (restated)	2015 (restated)	2014 (restated)	2013	2012	2011
	(in millions of U.S.$)(1)	(in millions of pesos)
	(unaudited)
CASH FLOW DATA
Net cash generated by operating activities	164	2,504	3,174	4,366	2,194	1,656	1,198	1,064
Net cash used in investing activities	(566)	(8,633)	(4,560)	(7,115)	(2,472)	(1,457)	(903)	(1,658)
Net cash generated by (used in) financing activities	590	8,998	1,352	2,852	233	(77)	(542)	383

(1) Solely for the convenience of the reader, peso amounts for the nine-month period ended September 30, 2016 have been translated into U.S. dollars at the average between the purchaser and seller exchange rate for U.S. dollars quoted by Banco Nación on September 30, 2016 of Ps.15.260 to U.S.$1.00.

(2) Each ADS represents 25 common shares.

(3) In 2010, we declared advance dividends of Ps.18.1 million, an amount sufficient to cover the Argentine personal asset tax obligations of certain of our shareholders. In March 2011, we paid those dividends and withheld the corresponding amount of personal asset tax from those shareholders that were subject to the personal asset tax.

Petrobras Argentina

Petrobras Argentina is incorporated as a sociedad anónima under the laws of Argentina and, following the consummation of the Transaction, is a majority-owned subsidiary of Pampa. It is an integrated energy company, engaged in oil and gas exploration and production, refining, petrochemicals, electricity generation and transmission and hydrocarbon marketing and transportation. Petrobras Argentina has operations primarily in Argentina, and to a lesser extent in Bolivia, Ecuador and Venezuela. Petrobras Argentina has interests in oil and gas areas and investments in Oleoductos del Valle S.A. (“Oldeval”), Oleoductos de Crudos Pesados Ltd. (“OCP”) and the direct and indirect interests in Petrolera Entre Lomas S.A. (“PELSA”). Petrobras Argentina’s operations are currently divided into four business segments that are in turn supported by corporate functions.

Petrobras Argentina’s principal operations are:

•                  Oil and Gas Exploration and Production. As of December 31, 2015, Petrobras Argentina’s combined crude oil and natural gas proved reserves, including Petrobras Argentina’s share of the reserves of its unconsolidated investees, were estimated at 201 million barrels of oil equivalent, approximately 61% of which were proved developed reserves and approximately 41% of which were proved undeveloped reserves. Crude oil accounted for approximately 37% of Petrobras Argentina’s combined proved reserves, while natural gas accounted for approximately 66%. As of December 31, 2015, 91% of Petrobras Argentina’s total combined proved reserves were located in Argentina and 9% were located abroad. During 2015, Petrobras Argentina’s combined oil and gas production in Argentina averaged 68,200 barrels of oil equivalent per day, including unconsolidated investees. Petrobras Argentina’s total oil and gas production for 2015, including Petrobras Argentina’s share in the production of unconsolidated investees, averaged 74,300 barrels of oil equivalent per day. Crude oil accounted for approximately 35,942 barrels per day, while natural gas accounted for approximately 230.2 million cubic feet per day, or 38,361 barrels of oil equivalent per day based on a measure of conversion of 6,000 cubic feet of gas per barrel of oil equivalent. Approximately 89% of Petrobras Argentina’s oil production and 94% of its gas production during 2015 were derived from its operations in Argentina.

•                  Refining and Distribution.  Petrobras Argentina is engaged in the refining and distribution business through its operations in the Ricardo Eliçabe Refinery and the service station network, its 28.5% equity interest in Refinería del Norte S.A. (“Refinor”), a refinery located in Campo Durán, in the Province of Salta, and the commercialization of the petrochemicals and hydrocarbons produced in Argentina.  Petrobras Argentina’s presence in the refining and distribution business enables it to capitalize on its hydrocarbon reserves. As of September 30, 2016, Petrobras Argentina’s refining and distribution operations were based in Argentina, where it operated a refinery and a network of 267 gas stations. Petrobras Argentina’s refinery division includes the following assets, among others:

•                  Ricardo Eliçabe Refinery, located in Bahía Blanca (Province of Buenos Aires), which has a total refining capacity of 30,200 barrels of oil per day;

•                  Dock Sud Plant, located in the Province of Buenos Aires, close to the City of Buenos Aires, which has a total storage capacity of approximately 1,230,000 barrels of heavy and light oil products; and

•                  Caleta Paula Plant, located in the Province of Santa Cruz, close to the city of Comodoro Rivadavia, in southern Argentina, which has a storage capacity of 82,000 barrels of light oil products.

•                  Petrochemicals. Petrobras Argentina engages its petrochemicals business segment to maintain its position in the styrenics market by capitalizing on current conditions and maximizing the use of its own petrochemicals raw materials.

The petrochemicals division has the following assets:

•                  an integrated petrochemicals complex at Puerto General San Martín, located in the Province of Santa Fe, with an annual production capacity of 50,000 tons of gases (LPG and propellants), 155,000 tons of aromatics, 290,000 tons of gasoline and raffinate, 160,000 tons of styrene, 58,500 tons of synthetic rubber, 180,000 tons of ethylbenzene and 31,000 tons of ethylene;

•                  a polystyrene plant located in the city of Zárate, in the Province of Buenos Aires, with a production capacity of 65,000 tons of polystyrene and 14,000 tons of bioriented polystyrene (“BOPS”) per year. This state-of-the-art BOPS plant is the only one of its type in South America; and

•                  an ethylene plant located in San Lorenzo, Province of Santa Fe, with a production capacity of 19,000 tons per year. It is located along the Paraná River, near the Puerto General San Martín petrochemicals complex, which uses ethylene as raw material for the production of ethylbenzene and styrene.

•                  Gas and Energy. The gas and energy business segment sells gas or electricity produced by Petrobras Argentina’s oil and gas exploration and production business segment. Petrobras Argentina’s assets in this division include the following projects, among others:

•                  Central Térmica Genelba (“Genelba”), a 660 MW combined cycle gas-fired generating unit and a 165 MW open-cycle gas turbine, totaling 825 MW installed capacity located at the central node of the Argentine electricity network, in Marcos Paz, outside the City of Buenos Aires;

•                  Pichi Picún Leufú Hydroelectric Complex, which has three electricity generating units with an installed capacity of 285 MW and is located in the Comahue region, in the Province of Neuquén;

•                  Ecoenergía co-generation power plant, located in Bahía Blanca in the Province of Buenos Aires, which has an installed capacity of 14 MW; and

•                  Albares (acquired in September 2016), which was awarded a contract in a public bidding process in September 2016 for new thermal power generation for new availability committed to the Argentine wholesale electricity market under Resolution SE 21/2016. The project is for the construction of a new 100 MW thermal power generation plant at Pilar Industrial Park (Pilar District, Province of Buenos Aires). The project comprises the installation of six motor generators (Wärtsila W18V50DF) for a total capacity of 100 MW, which run on natural gas and fuel oil and will have an output of 16.5 MW each. In connection with the project, Albares entered into a demand agreement with Compañía Administradora del Mercado Mayorista Eléctrico S.A. (“CAMMESA”) and agreed to install generator sets.

Petrobras Argentina has a 25.5% indirect interest in TGS, which is engaged in the transportation of gas in southern Argentina and in the processing and marketing of natural gas liquids.

On August 4, 2016, the Board of Directors of Petrobras Argentina (the “PESA Board of Directors”) approved the following transactions: (i) the sale to an affiliate of Petrobras of 33.66% of the rights and obligations in the Río Neuquén area (for U.S.$ 72 million) and 100% of the rights and obligations under the concession agreement relating to the Colpa and Caranda areas in Bolivia for net consideration of U.S.$52 million; (ii) the sale to YPF of 33.33% of the rights and obligations in the Río Neuquén area for U.S.$72 million, and (iii) the sale to YPF of 80% of the rights and obligations relating to the Aguada de la Arena area, which represents 100% of the total participation of Petrobras Argentina in this area, for U.S.$68 million. The transactions described in (ii) and (iii) above were completed on October 14, 2016, and the transaction described in (i) above was completed on October 28, 2016.

Petrobras Argentina’s principal executive offices are located at Maipú 1, 22nd Floor, City of Buenos Aires, Argentina. Its telephone number is +54-11-4344-6694.

Selected Financial Information

This prospectus incorporates by reference the audited consolidated financial statements of Petrobras Argentina as of December 31, 2015, 2014 and 2013 and for the three years in the period ended December 31, 2015 included in the Petrobras 2015 Form 20-F, which we refer to as the “Petrobras Argentina Audited Financial Statements” and, together with the Petrobras Argentina Unaudited Interim Financial Statements, the “Petrobras Argentina Financial Statements.” The Petrobras Argentina Financial Statements have been prepared in accordance with IFRS as issued by the IASB.

This prospectus also incorporates by reference the Petrobras Argentina Unaudited Interim Financial Statements, which were prepared in accordance with IAS 34 “Interim Financial Reporting,” as issued by the IASB (adopted by the CNV through General Resolution No. 562/09 and supplements).

The selected financial and operating information should be read in conjunction with, and is qualified in its entirety by reference to, the Petrobras Argentina Financial Statements and the notes thereto incorporated by reference in this prospectus.

The financial data as of and for the years ended December 31, 2012 and 2011 was modified at the time Petrobras Argentina issued its Audited Consolidated Financial Statements as of and for the year ended December 31, 2013 to retrospectively apply the change in accounting for employee benefit plans reflected in IAS 19 Employee Benefits as issued by the IASB.

	As of September 30,		As of December 31,
	2016	2016	2015	2014	2013	2012	2011
	(in millions of U.S.$)(1)	(in millions of pesos)
	(unaudited)
STATEMENT OF FINANCIAL POSITION
Current assets:
Cash and cash equivalents	198	3,014	2,229	2,278	1,193	1,260	1,192
Other investments	47	710	43	33	23	20	21
Trade receivables	302	4,605	3,241	2,945	2,519	2,168	1,871
Other receivables	232	3,534	3,100	1,676	1,551	1,553	1,070
Inventories	189	2,881	2,130	1,951	1,310	1,023	970
Current assets classified as held for sale	139	2,120	—	—	—	—	—
Total current assets	1,105	16,864	10,743	8,883	6,596	6,024	5,124
Non-current assets:
Trade receivables	2	29	48	60	73	86	211
Other receivables	60	920	186	163	245	238	896
Deferred income tax assets	15	228	7	47	—	—	—
Inventories	6	94	78	67	58	45	39
Other investments	46	696	290	153	301	279	348
Investments in associates	240	3,657	3,130	2,979	3,568	3,006	2,943
Investments in companies under joint control	32	488	441	491	497	689	724
Property, plant and equipment	866	13,219	14,174	11,589	9,524	8,480	7,056
Total non-current assets	1,267	19,331	18,354	15,549	14,266	12,823	12,217
Total assets	2,372	36,195	29,097	24,432	20,862	18,847	17,341
Current liabilities:
Accounts payable	238	3,637	4,097	3,045	2,553	1,863	1,572
Short-term loans	8	120	61	92	208	1,108	40
Payroll and social security taxes	31	469	473	371	304	258	194
Taxes payable	115	1,752	775	1,134	578	470	310
Provisions	119	1,813	1,655	1,253	385	643	516
Liabilities classified as held for sale	16	244	—	—	—	—	—
Total current liabilities	527	8,035	7,061	5,895	4,028	4,342	2,632
Non-current liabilities:
Accounts payable	—	—	—	4	7	172	184
Long-term loans	493	7,527	3,910	2,587	2,024	1,558	2,182
Employment benefit obligations	33	503	534	438	336	269	195
Taxes payable	43	663
Deferred income tax liabilities	53	807	863	499	548	354	247
Provisions	184	2,811	2,166	2,394	2,224	1,581	1,553
Total non-current liabilities	807	12,311	7,473	5,922	5,139	3,934	4,361
Total liabilities	1,333	20,346	14,534	11,817	9,167	8,276	6,993
Shareholders’ Equity:
Capital stock	132	2,019	2,019	2,019	2,019	2,019	1,010
Other items in capital	143	2,186	2,186	2,186	2,186	2,186	2,186
Reserves income	545	8,318	7,465	7,144	6,508	5,953	448
Other	(45)	(693)	(693)	(693)	(693)	(693)	—
Unappropriated retained earnings	51	772	853	458	752	528	6,635
Other comprehensive income	87	1,329	1,106	472	189	72	66
Total shareholders’ equity attributable to:
Shareholders of the company	913	13,931	12,936	11,586	10,961	10,065	10,345
Non-controlling interest	126	1,918	1,627	1,029	734	506	3
Total equity	1,039	15,849	14,563	12,615	11,695	10,571	10,348
Total liabilities and equity	2,372	36,195	29,097	24,432	20,862	18,847	17,341

	As of September 30,		As of December 31,
	2016	2016	2015	2014	2013	2012	2011
	(in millions of U.S.$)(1)	(in millions)
	(unaudited)
Number of shares outstanding (in millions)
Class B	2,019	2,019	2,019	2,019	2,019	2,019	1,010
Dividends per share (in pesos)(2)	0.382	0.382	0.068	0.057	—	0.105	0.091
Dividends per share (in U.S.$.)(2)(3)	—	0.025	0.007	0.007	—	0.022	0.022

(1) Solely for the convenience of the reader, peso amounts for the nine-month period ended September 30, 2016 have been translated into U.S. dollars at the average between the purchaser and seller exchange rate for U.S. dollars quoted by Banco Nación on September 30, 2016 of Ps.15.260 to U.S.$1.00.

(2) Amounts calculated on outstanding capital stock of 2,019 million shares.

(3) Amounts translated into U.S. dollars at the exchange rate at the date of payment.

	For the nine months ended September 30,			For the year ended December 31,
	2016	2016	2015	2015	2014	2013	2012	2011
	(in millions of U.S.$)(1)	(in millions of pesos, except for per share amounts and number of shares or as otherwise indicated)
	(unaudited)
STATEMENT OF COMPREHENSIVE INCOME
Sales	1,412	21,545	15,703	21,339	20,651	15,340	12,765	11,104
Cost of sales	(976)	(14,894)	(11,062)	(15,468)	(14,490)	(11,260)	(9,619)	(8,462)
Gross profit	436	6,651	4,641	5,871	6,161	4,080	3,146	2,642
Administrative and selling expenses	(196)	(2,991)	(2,127)	(2,921)	(2,416)	(1,797)	(1,430)	(1,222)
Exploration expenses	(11)	(167)	(49)	(148)	(70)	(82)	(212)	(391)
Other operating income (expenses), net	(45)	(689)	714	407	(692)	(571)	(121)	(831)
Share of net income (loss) of equity accounted investments	7	109	(30)	(1,290)	(1,735)	(279)	(148)	(36)
Operating income	191	2,913	3,149	1,919	1,248	1,351	1,235	162
Financial income	55	837	562	1,539	1,124	936	442	289
Financial costs	(95)	(1,445)	(618)	(1,592)	(1,052)	(883)	(512)	(465)
Income (loss) before income tax	151	2,305	3,093	1,866	1,320	1,404	1,165	(14)
Income tax	(97)	(1,482)	(1,177)	(971)	(742)	(552)	(492)	(15)
Income (loss) from continuing operations	54	823	1,916	895	578	852	673	(29)
Income from discontinued operations	—	—	—	—	—	—	—	706
Net income	54	823	1,916	895	578	852	673	677
Actuarial profits and losses	2	28	—	44	1	10	(7)	15
Foreign currency translation	31	480	163	1,172	518	278	45	(133)
Other comprehensive income related to our equity accounted investments	—	—	—	—	—	—	7	12
Total other comprehensive income	87	1,331	2,079	2,111	1,097	1,140	718	571
Earnings (losses) per share basic/diluted (in pesos):
From continuing operations	0.025	0.382	0.884	0.422	0.227	0.386	0.306	(0.012)
From discontinued operations	—	—	—	—	—	—	—	0.350
Total	0.025	0.382	0.884	0.422	0.227	0.386	0.306	0.338
Net income attributable to:
Shareholders of the company	51	772	1,785	853	458	779	618	681
Non-controlling interest	3	51	131	42	120	73	55	(4)
Total	54	823	1,916	895	578	852	673	677
Total comprehensive income for the period / year:
From continuing operations	87	1,331	2,079	2,111	1,097	1,140	718	(1)
From discontinued operations	—	—	—	—	—	—	—	572
Total	87	1,331	2,079	2,111	1,097	1,140	718	571
Total comprehensive income attributable to:
Shareholders of the company	65	995	1,843	1,487	741	896	624	575
Non-controlling interest	22	336	236	624	356	244	94	(4)
Total	87	1,331	2,079	2,111	1,097	1,140	718	571
CASH FLOW DATA
Net cash generated by operating activities	138	2,105	3,421	4,239	4,646	2,778	2,902	1,695
Net cash used in investing activities	(283)	(4,316)	(3,429)	(4,620)	(3,430)	(1,850)	(2,579)	(772)
Net cash generated by (used in) financing activities	176	2,680	(226)	(233)	(412)	(1,173)	(312)	(1,931)

(1) Solely for the convenience of the reader, peso amounts for the nine-month period ended September 30, 2016 have been translated into U.S. dollars at the average between the purchaser and seller exchange rate for U.S. dollars quoted by Banco Nación on September 30, 2016 of Ps.15.260 to U.S.$1.00.

PEISA

PEISA is Petrobras Argentina’s wholly-owned subsidiary and is a corporation (sociedad anónima) formed under the laws of Argentina on November 14, 2000. PEISA is engaged in investment activities. PEISA’s share capital is Ps.1.0 million, represented by 1,000,000 common shares with par value of Ps.1.0 each and one vote per share.

PEISA’s Board of Directors

In accordance with its bylaws, PEISA’s Board of Directors is composed of three directors and three alternate directors.  The term of each director is one year and directors can be re-elected without term number limitations.  As of the date of this prospectus, PEISA’s Board of Directors is composed of the following members:

Name	Position
Gustavo Mariani	President
Damián Miguel Mindlin	Vice President
Mariano Batistella	Director
Victoria Hitce	Alternate Director
Nicolás Mindlin	Alternate Director

PEISA’s Supervisory Committee

PEISA’s Supervisory Committee is composed of three members and three alternate members that stand in for the members in the event of an absence or impediment. The term of each member is one year and members can be re-elected without term number limitations. As of the date of this prospectus, PEISA’s Supervisory Committee is composed of the following members:

Name	Position
Carlos Alberto Seoane	Member
Olga M. Morrone de Quintana	Member
Ramón Carlos Quintana	Member
Alfredo Mario Cornejo	Alternate Member
Rosa Elena Pernicone	Alternate Member
Silvia Cavallaro	Alternate Member

Albares

Albares is Petrobras Argentina’s wholly-owned subsidiary and is a corporation (sociedad anónima) formed under the laws of Argentina on July 6, 2016 that Petrobras Argentina acquired in September 2016 for U.S.$5,955,497.  Albares’s share capital is Ps.212,100,000, represented by 2,121,000 common shares with par value of Ps.100.0 each and one vote per share.

Albares is engaged in developing, constructing and operating a thermal power generation project. Albares was the successful bidder in the call for bids for new thermal power generation for new availability committed to the Argentine wholesale electricity market under Resolution SE 21/2016. The project is for the construction of a new 100 MW thermal power generation plant at Pilar Industrial Park (Pilar District, Province of Buenos Aires). In connection with the project, Albares entered into a demand agreement with CAMMESA and agreed to install six generator sets in the aforementioned power plant. In the nine-month period ended September 30, 2016 and the year ended December 31, 2015, Albares did not account for any of our net income.

Albares’s Board of Directors

In accordance with its bylaws, Albares’s Board of Directors is composed of one to ten directors and an equal or lesser number of alternate directors that stand in for the directors in the order in which they were elected in the event of a vacancy.  The term of each director is one year.  As of the date of this prospectus, Albares’s Board of Directors is composed of the following members:

Name	Position
Gustavo Mariani	President
Damián Miguel Mindlin	Vice President
Ricardo Alejandro Torres	Director
Gerardo Carlos Paz	Director
Pablo Alejandro Díaz	Alternate Director
Mariano Batistella	Alternate Director
Gabriel Cohen	Alternate Director
Luis León Longombardo	Alternate Director

Albares’s Supervisory Committee

Albares’s Supervisory Committee is composed of three members and three alternate members that stand in for the members in the event of an absence or impediment. The term of each member is one year. As of the date of this prospectus, Albares’s Supervisory Committee is composed of the following members:

Name	Position
Damián Burgio	Member
Germán Wetzler Malbrán	Member
Martín Fernández Dussaut	Member
Santiago Enrique Dellatorre	Alternate Member
Tomás Arnaude	Alternate Member
Pablo Martín Fernández Pujadas	Alternate Member

The Merger

Each of the Merged Companies and Pampa have agreed to merge as contemplated in the preliminary merger agreement, as explained in this prospectus. Under the terms of the preliminary merger agreement, each of the Merged Companies will merge into Pampa, by way of absorption by Pampa of each of the Merged Companies. Pampa will assume, by universal succession, all of the assets and liabilities, and will succeed to all of the rights and obligations, of each of the Merged Companies. Upon the registration of the definitive merger agreement with the Relevant Public Registries of Commerce, all of the assets and liabilities constituting the net worth of each of the Merged Companies will be transferred to Pampa. The surviving company will continue to be known as “Pampa Energía S.A.”

The merger is the final step in the strategic combination of Petrobras Argentina and Pampa. Petrobras Argentina is an integrated energy company, engaged in oil and gas exploration and production, refining, petrochemicals, electricity generation and transmission and hydrocarbon marketing and transportation. The merger represents a unique opportunity for Pampa to both promote activities in the sector in which it currently operates and penetrate a new industry.  See “Special Factors—Past Contacts, Transactions, Negotiations and Agreements with Petrobras Argentina” for more information on the synergies with Petrobras Argentina.

On May 13, 2016, we, as buyer, and Petrobras International Braspetro B.V., a wholly-owned subsidiary of Petrobras, as seller, entered into the Transaction, pursuant to which we agreed to acquire all of the shares of PPSL  and certain intercompany indebtedness of PPSL with Petrobras International Braspetro B.V. in an aggregate amount equal to U.S.$80 million. As of July 27, 2016 (the closing date of the Transaction), PPSL beneficially owned 135,679,155 PESA ADSs, representing 1,356,791,556 PESA Shares, or 67.1933% of the total number of PESA Shares (including PESA Shares represented by PESA ADSs).

On October 7, 2016, we commenced:

•                  the U.S. Exchange Offer, which consisted of an offer to exchange (1) outstanding PESA Shares held by U.S. persons and (2) outstanding PESA ADSs, other than those held by Pampa or its subsidiaries, at an exchange ratio of (a) 0.5253 Pampa Shares per one PESA Share or (b) 0.2101 Pampa ADSs per one

PESA ADS, collectively, not to exceed a maximum of 320,000,000 Pampa Shares (including Pampa Shares underlying Pampa ADSs), and, in each case, to be delivered net of applicable Argentine withholding taxes, upon the terms and subject to the conditions set forth in the Tender and Exchange Offer Registration Statement and the related documents; and

•                  the U.S. Cash Tender Offer, which consisted of an offer to purchase any and all outstanding PESA Shares held by U.S. persons at a price of Ps.10.3735 per PESA Share, to be paid net of any applicable Argentine withholding taxes, without interest thereon, net of cash dividends per PESA Share paid by Petrobras Argentina from May 20, 2016, upon the terms and subject to the conditions set forth in pursuant to the terms of the Tender and Exchange Offer Registration Statement and the related documents.

The U.S. Offers were made in conjunction with offers by Pampa in Argentina to exchange and purchase outstanding PESA Shares (but not PESA ADSs, unless holders of PESA ADSs first converted their PESA ADSs into PESA Shares).

The Tender and Exchange Offers were made by Pampa in connection with the Transaction, which resulted in a PESA Change of Control. Pursuant to Argentine law, Pampa was required to make an offer to purchase for cash all of the remaining outstanding PESA Shares in connection with the PESA Change of Control. As an alternative to a cash payment for PESA Shares that is mandatory pursuant to Argentine Law, Pampa elected to offer holders of PESA Shares and PESA ADSs the option to receive Pampa Securities in connection with the Offer Share Consideration.

The Tender and Exchange Offers settled on November 22, 2016 (with respect to the exchange offers) and November 23, 2016 (with respect to the cash tender offers), pursuant to which a total of 579,413,723 PESA Shares (including PESA Shares represented by PESA ADSs) were tendered.  As a result of the Transaction and the Tender and Exchange Offers, as of the date of this prospectus, we directly or indirectly beneficially own 1,825,302,419 PESA Shares (including PESA Shares represented by PESA ADSs), or 90.40% of the total outstanding capital stock of Petrobras Argentina.

As a result of the Transaction, Petrobras Argentina is a majority-owned subsidiary of Pampa. Because the current holding company structure between the Merged Companies and Pampa duplicates many of the costs related to the operation of the Merged Companies and Pampa, the merger of the companies is being proposed to simplify the corporate structure of Pampa and the Merged Companies and eliminate the duplicative corporate structure, which involves unnecessary costs.

The preliminary merger agreement is attached to this prospectus as Annex A. We encourage you to read this document in its entirety.

Applicable Argentine law and the preliminary merger agreement will govern the merger. Shareholders of Petrobras Argentina and Pampa will be asked to vote on the decision to merge as contemplated by the preliminary merger agreement at the extraordinary general meeting of shareholders of Petrobras Argentina and Pampa, respectively.

If the merger is approved by the required majority vote at the shareholders meetings each of the companies, we and each of the Merged Companies expect to enter into a definitive merger agreement, which will be filed with the relevant Argentine authorities for registration and effectiveness of the merger. We expect the filing and registration of the definitive merger agreement to take several months, and upon finalization of such registration process, the merger will become effective and holders of PESA Securities at such time will receive Pampa Shares or Pampa ADSs, as the case may be, upon surrender by such holder of their PESA Securities. Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger.

Though the merger may qualify as a tax-free reorganization under Argentine law, we can provide no assurances as to the tax treatment of the merger. If the merger qualifies as a tax-free reorganization under Argentine law, no Argentine capital gains or withholding tax would apply to investors receiving Pampa Securities in the merger in exchange for their PESA Securities. Also, the consummation of the merger may not occur for a significant period of time following the filing of this prospectus, in light of the requirements that each company to obtain shareholder approval, submit regulatory filings and complete a registration process. In addition, the merger is subject to a number of conditions, including approval by the shareholders of the four companies, and as a result we can provide no assurances as to when we will consummate the merger or whether the merger will be consummated at all.

If the merger is not approved, we intend to retain ownership of all PESA Securities that we currently hold and continue to treat the Merged Companies as subsidiaries of Pampa. Furthermore, we may decide to cause Petrobras Argentina to delist from either or both of the NYSE and the BASE, terminate the deposit agreement for the PESA ADSs and deregister the PESA Shares and the PESA ADSs under the Exchange Act. The decision would depend on, among other factors, our management’s evaluation of the public float, trading volumes and liquidity of the PESA Securities. In order to deregister the PESA Shares under Argentine law, Petrobras Argentina and/or Pampa would need to initiate a mandatory tender offer whereby they offer all Petrobras Argentina shareholders that vote against the deregistration of PESA Shares the right to sell their PESA Shares at a fair market value.

The liquidity of any PESA Security outstanding would be materially and adversely affected upon deregistration and delisting from either or both of the BASE and the NYSE, as holders of PESA Securities would likely no longer have an active trading market in which to sell such securities.

Merger Consideration

In the merger, a holder of PESA Shares will receive 0.5253 newly-issued Pampa Shares for each PESA Share (the “Share Exchange Ratio”). A holder of PESA ADSs, each representing ten PESA Shares, will receive 0.2101 newly-issued Pampa ADSs, each representing 25 Pampa Shares, for each PESA ADS (the “ADS Exchange Ratio” and, together with the Share Exchange Ratio, the “Merger Exchange Ratios”). Pampa will pay no additional consideration in cash or in kind to the shareholders of Petrobras Argentina in connection with the merger.  Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger.

The Pampa Shares and Pampa ADSs to be issued in the merger will have the same rights (including the right to receive dividends) as the Pampa Shares and Pampa ADSs prior to the merger, as set forth in Pampa’s bylaws (estatutos).

Based on the number of PESA Shares issued on the date hereof, after the effective time of the merger, former Petrobras Argentina shareholders will hold approximately 5.26% of the then-issued Pampa shares, assuming that Pampa does not issue any additional Pampa Shares between the date hereof and effective time of the merger.

See “The Merger Agreement—Merger Consideration” for more information.

Shareholders Entitled to Vote; Vote Required

All holders of PESA Shares as of February 13, 2017, and Pampa Shares as of February 13, 2017, are entitled to vote on the merger at the extraordinary general shareholders meetings to be held on February 16, 2017. Holders may cast one vote for each PESA Share (and ten votes for each PESA ADS) and one vote for each Pampa Share (and 25 votes for each Pampa ADS) that they own on the date indicated above. Such voting rights are governed by Article 15 of the bylaws (estatutos) of Petrobras Argentina and Chapter V of the bylaws (estatutos) of Pampa, which incorporate by reference the provisions of Sections 243 and 244 of the AGCL, and, in the case of the PESA ADSs and Pampa ADSs, the deposit agreements governing the PESA ADSs and Pampa ADSs. Pampa intends to vote, or cause its subsidiaries to vote, the 1,825,302,419 PESA Shares (including PESA Shares represented by PESA ADSs) that it and its subsidiaries beneficially own, representing 90.40% of the total outstanding capital stock of Petrobras Argentina, in favor of the merger.

The merger cannot be effected unless each of the Merged Companies and Pampa shareholders adopt the decision to merge as contemplated by the preliminary merger agreement (among other conditions set forth in this prospectus), which requires (i) in the case of Pampa, the approval of at least a majority of the votes cast at an extraordinary general shareholders meeting where at least 60% of the issued share capital of the company is present or represented at the meeting following the first call, or where at least 30% of the issued share capital is present or represented following the second call, and (ii) in the case of each of the Merged Companies, the approval of at least a majority of the issued share capital of each company.

For more information, see “The Petrobras Argentina Extraordinary General Shareholders Meeting—Who Can Vote at the Petrobras Argentina Extraordinary General Shareholders Meeting” and “The Pampa Extraordinary General Shareholders Meeting—Who Can Vote at the Pampa Extraordinary General Shareholders Meeting.”

Timetable for the Merger

The following chart sets forth the main milestones and dates of the main steps to complete the merger:

Estimated dates (1)	Task / Event

The date on which the Merger Form F-4 is declared effective	Pampa Board of Directors and the Merged Companies Board of Directors call for extraordinary general shareholders meetings to consider the merger.

January 19, 2017 to January 25, 2017

Publication in the Argentine official gazette and in an Argentine major newspaper of the notices calling for the extraordinary general shareholders meetings of Pampa and each of the Merged Companies to vote upon the merger.

February 16, 2017	Extraordinary general shareholders meetings of Pampa and each of the Merged Companies to consider and approve the merger.

February 17, 2017 to February 23, 2017	Publication in the Argentine official gazette and in an Argentine major newspaper of notices announcing the merger for creditors’ opposition.

February 24, 2017 to March 10, 2017	Expiration date for creditors’ opposition (if no creditors have opposed the merger, the merging companies may execute and deliver the definitive merger agreement before a notary public).

March 11, 2017 to March 30, 2017

Expiration date for the additional 20-day period in the event any creditors object to allowing the opposing creditors to obtain a judicial order for attachment. After such date the merging companies may execute and deliver the definitive merger agreement before a notary public.

Execution of definitive merger agreement between Pampa and each of the Merged Companies before a notary public.

10 business days after the end of the 15-day period for creditors’ opposition or the additional 20-day period	Filing with the CNV of definitive merger agreement for its registration with the Relevant Public Registries of Commerce. Filing with CNV to cancel the public listing of PESA Shares.

approximately two to five months or as soon reasonably practicable from the filing of the requests to the CNV and the CNV sending such requests to the Relevant Public Registries of Commerce

Registration before the Relevant Public Registries of Commerce of the definitive merger agreement and dissolution of Petrobras Argentina, PEISA and Albares.

Registration and consummation of the merger.

approximately 10 business days after the registration of the merger with the Relevant Public Registries of Commerce	BASE’s definitive approval for the exchange of PESA Shares for Pampa Shares.

approximately 10 business days after the registration with the Relevant Public Registries of Commerce	Request to the BASE for the listing of Pampa Shares and the delisting of Petrobras Shares.

approximately eight business days after the BASE definitive approval	Filing with the BASE of notice to be published in the BASE’s Gazette announcing the exchange of shares.

During a 30-day period from the BASE’s authorization of the listing of Pampa Shares	Exchange of PESA Shares for Pampa Shares.

(1)  All dates are approximate and subject to change.

For more information, see “The Merger—Timetable for the Merger.”

Directors and Management of the Surviving Company After the Merger

Immediately following the merger, the senior management and executives of the surviving company, Pampa, shall remain the same as the senior management and executive team currently in place and overseeing the operations of the Merged Companies and Pampa.

On February 16, 2017, in accordance with the preliminary merger agreement, the Boards of Directors of the Merged Companies will be suspended automatically following the approval of the merger by the extraordinary general shareholders meetings of each of the Merged Companies and Pampa, and the Board of Directors of Pampa shall assume the duties and responsibilities of each of the Merged Companies Boards of Directors. Following the approval of the merger by the extraordinary general shareholders meetings of each of the Merged Companies and Pampa, and once the creditors opposition period has ended, the definitive merger agreement will be signed and registered with the Relevant Public Registries of Commerce, and the Pampa Board of Directors shall assume full control of the surviving company. The composition of the Pampa Board of Directors will not change as a consequence of the merger.

For more information, see “The Merger— Directors and Management of the Surviving Company After the Merger.”

Name and Executive Offices of the Surviving Company After the Merger

The surviving company shall continue to be known as “Pampa Energía S.A.” upon the effectiveness of the merger. The executive offices of the company will continue to be located in Buenos Aires, Argentina.

For more information, see “The Merger—Name and Executive Offices of the Surviving Company After the Merger.”

Ownership of the Surviving Company After the Merger

Ownership of Petrobras Argentina Prior to the Merger

Prior to the completion of the merger, (i) we hold 28.69% of the PESA Shares, (ii)  PPSL, our wholly-owned subsidiary, holds 61.70% of the PESA Shares and (iii) public investors, both in the United States and in Argentina, collectively hold 9.61% of the PESA Shares.

Ownership of Pampa Prior to the Merger

Prior to the completion of the merger, we are not aware of any holder of more than five percent of any class of Pampa Shares, except as described below:

Shareholder	Number of Shares	Percentage of capital	Percentage of voting power
ANSES(1)	305,307,129	16.62%	16.62%
Marcos Marcelo Mindlin	245,897,890	13.39%	13.39%
PointState Capital LP(2)	114,957,800	6.26%	6.26%
Gustavo Mariani	47,730,487	2.60%	2.60%
Damián Miguel Mindlin	47,269,055	2.57%	2.57%
Ricardo Alejandro Torres	28,712,300	1.56%	1.56%

(1)          On November 20, 2008, the Argentine Congress passed a law unifying the Argentine pension and retirement system into a system publicly administered by the Administración Nacional de la Seguridad Social (National Social Security Agency, or the “ANSES”) and eliminating the retirement savings system previously administered by private pension funds under the supervision of a governmental agency. In accordance with the new law, private pension funds transferred all of the assets administered by them under the retirement savings system to the ANSES. These transferred assets included 295,765,953 Pampa Shares, representing 20.50% of our capital stock at that date. The ANSES is subject to the same investment rules, prohibitions and restrictions that were applicable to the Argentine private pension funds under the retirement savings system, except as described in the following sentence. On April 12, 2011, the Emergency Decree No. 441 was

issued, which annulled the restrictions under Section 76(f) of Law No. 24,241 on the exercise of more than 5% of the voting power in any local or foreign company, such as Pampa, in any meeting of shareholders, irrespective of the actual interest held in the relevant company’s capital stock. The annulment of the restrictions under Section 76(f) of Law No. 24,241 came into effect on April 14, 2011. As of such date, the ANSES may exercise its voting power in any local or foreign company, such as Pampa, based on the actual interest held in the relevant company’s capital stock. In July 2016, Congress passed Law No. 27,260 which replaced Section 76 of Law No. 24,241 without restating the restrictions described above. Therefore, as of the date of this prospectus, ANSES is not subject to said restrictions.

(2)          Estimated based on a filing by PointState Capital LP with the BASE dated December 1, 2016.

Merger Exchange Ratios and Exchange of Shares Pursuant to the Merger

Pursuant to the terms of the merger, the Merger Exchange Ratios are as follows:

•                  Share Exchange Ratio: a holder of PESA Shares will receive 0.5253 newly-issued Pampa Shares for each PESA Share.

•                  ADS Exchange Ratio: a holder of PESA ADSs, each representing ten PESA Shares, will receive 0.2101 newly-issued Pampa ADSs, each representing 25 Pampa Shares, for each PESA ADS.

Pursuant to the terms of the merger, the shareholders of Petrobras Argentina shall receive Pampa Shares as follows: public shareholders, both in Argentina and the United States (including ADS holders), shall receive 101,873,741 Pampa Shares, representing 5.26% of Pampa’s capital stock.  Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger.

Ownership of Pampa Following Consummation of the Merger

The following table summarizes the shareholder participation in Pampa once the merger is complete:

Shareholder	Number of Shares	Percentage of capital	Percentage of voting power
ANSES(1)	305,307,129	15.75%	15.75%
Marcos Marcelo Mindlin	245,897,890	12.69%	12.69%
PointState Capital LP(2)	114,957,800	5.93%	5.93%
Gustavo Mariani	47,730,487	2.46%	2.46%
Damián Miguel Mindlin	47,269,055	2.44%	2.44%
Ricardo Alejandro Torres	28,712,300	1.48%	1.48%

(1)          On November 20, 2008, the Argentine Congress passed a law unifying the Argentine pension and retirement system into a system publicly administered by the ANSES and eliminating the retirement savings system previously administered by private pension funds under the supervision of a governmental agency. In accordance with the new law, private pension funds transferred all of the assets administered by them under the retirement savings system to the ANSES. These transferred assets included 295,765,953 Pampa Shares, representing 20.50% of our capital stock at that date. The ANSES is subject to the same investment rules, prohibitions and restrictions that were applicable to the Argentine private pension funds under the retirement savings system, except as described in the following sentence. On April 12, 2011, the Emergency Decree No. 441 was issued, which annulled the restrictions under Section 76(f) of Law No. 24,241 on the exercise of more than 5% of the voting power in any local or foreign company, such as Pampa, in any meeting of shareholders, irrespective of the actual interest held in the relevant company’s capital stock. The annulment of the restrictions under Section 76(f) of Law No. 24,241 came into effect on April 14, 2011. As of such date, the ANSES may exercise its voting power in any local or foreign company, such as Pampa, based on the actual interest held in the relevant company’s capital stock. In July 2016, Congress passed Law No. 27,260 which replaced Section 76 of Law No. 24,241 without restating the restrictions described above. Therefore, as of the date of this prospectus, ANSES is not subject to said restrictions.

(2)          Estimated based on a filing PointState Capital LP with the BASE dated December 1, 2016.

The Pampa Securities issued pursuant to the merger shall have the same voting rights and rights to dividends as those Pampa Securities currently in circulation.

For more information, see “The Merger—Ownership of the Surviving Company After the Merger.”

Share Ownership of Directors and Senior Management

Prior to the completion of the merger, the following members of our Board of Directors and senior management beneficially own more than one percent of the Pampa Shares:

Shareholder	Relationship to Pampa	Number of Shares	Percentage of capital	Percentage of voting power
Marcos Marcelo Mindlin	Executive Director	245,897,890	13.39%	13.39%
Gustavo Mariani	Chairman of the Board of Directors	47,730,487	2.60%	2.60%
Damián Miguel Mindlin	Chief Investment Portfolio Manager	47,269,055	2.57%	2.57%
Ricardo Alejandro Torres	Vice Chairman of the Board of Directors	28,712,300	1.56%	1.56%

No member of the PESA Board of Directors, or any member of the senior management of Petrobras Argentina is the beneficial owner of more than one percent of the PESA Shares. For more information, see “Material Relationships Among Pampa, Petrobras Argentina and Our Executive Officers Directors and Major Shareholders” and “The Merger—Share Ownership of Directors and Senior Management.”

Stock Exchange Listings

The Pampa Shares and the PESA Shares are listed on the BASE. The Pampa ADSs and the PESA ADSs are listed on the NYSE.

Upon effectiveness of the merger, the PESA Shares and PESA ADSs will cease to exist and will no longer be admitted to trading or listed on the BASE or the NYSE, respectively.

For more information, see “The Merger—Stock Exchange Listings.”

Appraisal or Dissenters’ Rights in the Merger

Petrobras Argentina shareholders will not have any appraisal or dissenters’ rights under Argentine law or under Petrobras Argentina’s bylaws (estatutos) in connection with the merger, and neither Petrobras Argentina nor Pampa will independently provide Petrobras Argentina shareholders with any such rights. A dissenter’s right of appraisal is not available pursuant to Section 245 of the AGCL in the event of a merger between two companies where shares of both of those companies are publicly traded and any new shares issued in the merger are also publicly traded.

Petrobras Argentina, as the sole direct or indirect shareholder of PEISA and Albares, does not intend to exercise any appraisal or dissenters’ rights with respect to such companies in connection with the merger.

For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger.”

Conditions to Effectiveness of the Merger

The completion and effectiveness of the merger is subject to the satisfaction of the following conditions:

•                  approval of the merger on the terms and conditions set forth in the preliminary merger agreement by the shareholders of each of the Merged Companies and Pampa at their respective extraordinary general shareholders meetings;

•                  publication of a merger notice in the Argentine official gazette and in a major Argentine newspaper notifying creditors of each of the Merged Companies of their right to oppose the merger;

•                  the completion of a period of 15 to 35 days to allow creditors of each of the Merged Companies to oppose the merger;

•                  satisfaction or granting of guarantees to any creditors that file oppositions;

•                  the execution of the definitive merger agreement through a public deed; and

•                  the registration of the definitive merger agreement, the merger and the dissolution of each of the Merged Companies with the Relevant Public Registries of Commerce.

No assurance can be given as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

For more information, see “The Merger Agreement—Conditions to Effectiveness of the Merger.”

Regulatory Matters

The merger is not subject to any additional regulatory requirements of any municipal, state, federal or foreign governmental agencies, other than those mentioned in this prospectus. For more information, see “Regulatory Matters.”

Termination of the Merger Agreement

The preliminary merger agreement between each of the Merged Companies and Pampa does not contain any termination provisions for the agreement. However, under Argentine law, the preliminary merger agreement may be terminated if: (i) the shareholders of any of the Merged Companies or Pampa do not approve the merger at the relevant extraordinary general shareholders meeting; (ii) the Board of Directors of any of the Merged Companies or Pampa decides to terminate the preliminary merger agreement prior to its consideration by the extraordinary general shareholders meetings of each of the Merged Companies and Pampa; (iii) any of the Merged Companies or Pampa does not hold an extraordinary general shareholders meeting to approve the preliminary merger agreement within three months of its execution; (iv) the definitive merger agreement is declared void by a competent court for justified causes before its registration; or (v) either of the Relevant Public Registries of Commerce rejects the registration of the merger.

For more information, see “The Merger Agreement—Termination.”

Taxation

The following is a summary. U.S. Holders are urged to consult their tax advisors regarding tax consequences of the merger and of holding and disposing of Petrobras Argentina and Pampa shares or ADSs.

U.S. Taxation

You should read the section entitled “U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the merger, and you should consult your own tax advisors regarding the tax consequences of the merger in your particular circumstances.

Argentine Taxation

You should read the section entitled “Argentine Tax Consequences” for more information on the Argentine tax consequences of the merger, and you should consult your own tax advisors regarding the tax consequences of the merger in your particular circumstances.

Accounting Treatment

The acquisition of the PPSL shares has been accounted through the application of the acquisition method of accounting for business combinations, as required by IFRS as issued by the IASB.  Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities and any non-controlling interest based on their estimated fair values as of the acquisition date.  Because the assets that we acquired and liabilities we assumed are already consolidated in the Pampa Unaudited Interim Financial Statements, the only additional effect of the merger is the reduction in non-controlling interest and an increase in share capital and other reserves in equity.

For more information, see “The Merger—Accounting Treatment.”

Comparison of Rights of Pampa and Petrobras Argentina Shareholders

As a result of the merger, PESA Securities will be automatically exchanged for Pampa Securities. By receiving either Pampa Shares or Pampa ADSs, you will be entitled to certain rights as a shareholder of Pampa that are different from your rights as a shareholder of Petrobras Argentina. See “Comparison of the Rights of Shareholders of Pampa and Petrobras Argentina.”

Risk Factors

In deciding whether to vote in favor of the merger, you should carefully consider the following risk factors:

•                  Market fluctuations may reduce the market value of the merger consideration we are offering to holders of PESA Securities because the Merger Exchange Ratios contemplated by the merger are fixed;

•                  The value of the Pampa Securities, including those represented by Pampa ADSs, being offered will fluctuate due to movements in exchange rates;

•                  Investors who own PESA Securities but who do not wish to hold Pampa Securities may sell the Pampa Securities they receive or expect to receive in the merger or sell their PESA Securities prior to the consummation of the merger. This may put downward pressure on the market price of the Pampa Securities that holders of PESA Securities will receive in the merger. Arbitrageurs may also adversely influence the price of the Pampa Securities;

•                  If the merger is not consummated, holders of PESA Securities will continue to be minority shareholders of Petrobras Argentina, and there may not be a liquid market for the PESA Securities;

•                  We may fail to realize the synergies and benefits anticipated from the acquisition of Petrobras Argentina and the merger;

•                  The Argentine National Commission for the Defense of Competition could decide not to approve the consummation of the Transaction;

•                  The Unaudited Pro Forma Combined Condensed Financial Information included in this prospectus may not be representative of our results after the merger;

•                  Certain rights of holders of PESA Securities will change as a result of the merger;

•                  Pampa’s business and the Pampa Shares and Pampa ADSs may be adversely impacted if the merger is not consummated;

•                  Petrobras Argentina’s business and the PESA Shares and PESA ADSs may be adversely impacted if the merger is not consummated;

•                  The business relationships of Pampa, Petrobras Argentina or their respective subsidiaries may be subject to disruptions due to uncertainty associated with the merger, which could have an adverse effect on the operating results, cash flows and financial position of Pampa, Petrobras Argentina and, following the consummation of the merger, the combined company; and

•                  Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved as a result of the merger.

See “Risk Factors” beginning on page 42.

COMPARATIVE PER SHARE MARKET DATA

The Pampa Board of Directors and the Merged Companies Boards of Directors approved the merger on December 23, 2016 (the “Boards of Directors Approval Date”). The following tables present the market value of the PESA Securities (on an historical and equivalent per share basis) and the market value of the Pampa Securities (on an historical basis) as of the Boards of Directors Approval Date and January 13, 2017, the last trading date prior to the date of this prospectus for which stock prices were available. Shareholders are urged to obtain current market information regarding the PESA Securities and the Pampa Securities. The market prices of these securities will fluctuate during the pendency of the merger and thereafter, and may be different from the prices set forth below at the time you receive our shares. See “Market Information” for further information about historical market prices of PESA Securities and Pampa Securities.

The Merger Exchange Ratios are 0.5253 Pampa Shares per PESA Share or 0.2101 Pampa ADSs per PESA ADS. The Merger Exchange Ratios are the same exchange ratios (i.e., the Offer Share Consideration) as those that were used in the Tender and Exchange Offers.

PESA Shares and Pampa Shares

The following table presents the closing market prices per share as reported on the BASE for Pampa Shares and PESA Shares as of (i) December 23, 2016 and (ii) January 13, 2017:

	PESA Shares		Pampa Shares		PESA Shares
	Historical				Equivalent Basis
December 23, 2016	Ps.	10.20	Ps.	20.95	Ps.	11.01
January 13, 2017	Ps.	13.10	Ps.	26.00	Ps.	13.66

The “equivalent basis stock price” of PESA Shares represents the applicable market price for Pampa Shares on the corresponding date, multiplied by the Share Exchange Ratio of 0.5253 Pampa Shares for one PESA Share.

PESA ADSs and Pampa ADSs

The following table presents the closing market prices per share as reported on the NYSE for Pampa ADSs and PESA ADSs as of (i) December 23, 2016 and (ii) January 13, 2017:

	PESA ADSs		Pampa ADSs		PESA ADSs
	Historical				Equivalent Basis
December 23, 2016	U.S.$	6.48	U.S.$	33.46	U.S.$	7.03
January 13, 2017	U.S.$	8.32	U.S.$	40.97	U.S.$	8.61

The “equivalent basis stock price” of PESA ADSs represents the applicable market price for Pampa ADSs on the corresponding date, multiplied by the ADS Exchange Ratio of 0.2101 Pampa ADSs for one PESA ADS.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
PER SHARE DATA

The following comparative historical and unaudited pro forma per share data should be read in conjunction with the Pampa Financial Statements and the Petrobras Argentina Financial Statements incorporated by reference into this prospectus, and also the Unaudited Pro Forma Combined Condensed Financial Information included elsewhere in this prospectus. The Unaudited Pro Forma Financial Information below is presented using the same underlying assumptions as those used in the preparation of the Unaudited Pro Forma Combined Condensed Financial Information. This information is presented for illustrative purposes only and based on assumptions that we believe are reasonable under the circumstances. This information should read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Information. The actual adjustments to the audited consolidated financial statements of Pampa for future periods will depend upon a number of factors and additional information that will be available on or after the closing date of the merger. Accordingly, the actual adjustments that will appear in the audited consolidated financial statements of Pampa for future periods will differ from these pro forma adjustments, and those differences may be material.

The following tables present historical, unaudited pro forma and unaudited pro forma equivalent per share data. The amounts presented reflect the following:

•                  Pro forma book value per share data assumes that the merger was consummated on September 30, 2016. Pro forma earnings per share data and pro forma dividend per share data assume that the merger was consummated on January 1, 2015.

•                  Book value per share is computed by dividing total shareholders’ equity attributable to the controlling interest by the number of historical shares outstanding as of September 30, 2016. Pro forma book value per share is computed by dividing total pro forma shareholders’ equity attributable to the controlling interest by the number of pro forma shares outstanding as of September 30, 2016.

•                  Dividends per share data are calculated by dividing total dividends per share paid by us by the total historical weighted average of number of shares outstanding during the year ended December 31, 2015 and for the nine-month period ended September 30, 2016, respectively. Pro forma dividends per share data is calculated by dividing total dividends per share paid by us by the total pro forma weighted average of number of shares outstanding during the year ended December 31, 2015 and the nine-month period ended September 30, 2016, respectively.

•                  Equivalent basis information reflects historical amounts adjusted to reflect the applicable exchange ratios used to calculate “Basic and diluted (loss) profit per share” described under “Notes to Unaudited Pro Forma Combined Condensed Financial Information—Earnings (loss) per share.”

•                  We have assumed the consummation of the merger.

	For the year ended December 31, 2015
							Pro Forma
	Pampa		Petrobras Argentina				Combined,
					Equivalent		including the effects
	Historical		Historical		Basis		of the merger
	(thousands of pesos)
Earnings per share
Basic	Ps.	2.276	Ps.	0.422	Ps.	0.222	Ps.	(0.313)
Diluted	2.276		0.422		0.222		(0.313)
Dividend per share	—		0.068		0.036		—

	As of and for the nine months ended September 30, 2016
							Pro Forma
	Pampa		Petrobras Argentina				Combined,
					Equivalent		including the effects
	Historical		Historical		Basis		of the merger
	(thousands of pesos)
Earnings per share
Basic	Ps.	(0.586)	Ps.	0.382	Ps.	0.201	Ps.	1.237
Diluted	(0.586)		0.382		0.201		1.237
Dividend per share	—		—		—
Book value per share	3.546		6.900		3.624		3.102

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

We prepared the following unaudited pro forma combined condensed financial information by applying certain pro forma adjustments to our historical consolidated financial statements. The pro forma adjustments give effect to the following transactions (the “Pro Forma Transactions”):

(i)             the Transaction;

(ii)          our sale to an affiliate of Petrobras, which was consummated on October 27, 2016, of (a) 33.6% of all the rights and obligations in Petrobras Argentina’s concession on the Río Neuquén area and in the assets associated with such interest for an amount of U.S.$72 million and (b) 100% of the rights and obligations pursuant to the Operating Agreement entered into by Petrobras Argentina, Bolivia branch, and Yacimientos Petrolíferos Fiscales Bolivianos regarding the Colpa and Caranda areas in Bolivia, for a negative amount of U.S.$20 million, accounting for a net amount payable by Petrobras of U.S.$52 million (the “Asset Sale to Petrobras”);

(iii)       our sale to YPF, which was consummated on October 14, 2016, of 33.33% of all the rights and obligations in Petrobras Argentina’s concession on the Río Neuquén area for an amount of U.S.$72 million and in the assets associated with such interest and 100% of its interest in Aguada de la Arena area, representing 80% of the total interest in this area for an amount of U.S.$68 million (the “YPF Assignment”);

(iv)      our disposal of 50% of the direct interest and/or the final benefit of the share capital and voting rights of Compañía de Inversiones en Energía S.A. (“CIESA”), the parent company of TGS), which was consummated on July 27, 2016;

(v)         the consummation of the Tender and Exchange Offers and the merger;

(vi)      financing of the Transaction and for the Offer Cash Consideration (including under the Argentine Offers and the U.S. Cash Tender Offer); and

(vii)   Petrobras Argentina’s issuance of debt securities and use of proceeds from that offering to repurchase all of its tendered Series S Notes due 2017 and redeem any Series S Notes remaining outstanding after completion of the cash tender offers. The closing of the Transaction was subject to certain conditions precedent typical for a transaction of its type, such as certain representations and guarantees made by us and Petrobras. Among these conditions was a requirement that Petrobras Argentina refinance its Series S Notes and release Petrobras from its guarantee of such notes.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2015 and for the nine-month period ended September 30, 2016 give effect to the Pro Forma Transactions as if each of them had occurred on January 1, 2015.  The unaudited pro forma combined condensed balance sheet as of September 30, 2016 was not included in this prospectus because this information is already available in the Pampa Unaudited Interim Financial Statements incorporated by reference herein. See Note 35 of the Pampa Unaudited Interim Financial Statements for further detail about the preliminary estimated fair values of the acquired assets and the assumed liabilities corresponding to PPSL’s acquisitions.

The historical financial statements of Pampa and of the business acquired are incorporated elsewhere in this prospectus.

We have based the pro forma adjustments on available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with this unaudited pro forma combined condensed financial information. In many cases, we based these assumptions on preliminary information and estimates.

We accounted for the acquisition using the acquisition method of accounting for business combinations under IFRS. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets and liabilities based on their estimated fair values as of the acquisition date. The non-controlling interest in Petrobras Argentina has been measured based on our proportional interest of the estimated fair value of the net assets identified in the acquisition. As of the date of this prospectus, the purchase price allocation for PPSL was preliminarily completed.

These initial estimates may differ from the final valuations to be obtained from the final report of the third-party expert.

We provide the unaudited pro forma combined condensed financial information for informational purposes only. The unaudited pro forma combined condensed financial information neither purports to represent what our results of operations would have been had the Pro Forma Transactions actually occurred on the assumed dates, nor purports to project our results of operations for any future period or future date. You should read these unaudited pro forma combined condensed financial information in conjunction with “Summary—The Companies—Pampa—Selected Financial Information,” “Comparative Historical and Unaudited Pro Forma per Share Data,” “Comparative Historical and Unaudited Pro Forma per Share Data,” “Notes to Unaudited Pro Forma Combined Condensed Financial Information,” “Unaudited Pro Forma Combined Condensed Financial Information,” the 2015 Pampa Form 20-F, as well as the Pampa Financial Statements and Pampa’s historical financial statements, including the related notes thereto, incorporated elsewhere in this prospectus.

Unaudited Pro Forma Combined Condensed Income Statement

For the nine-month period ended September 30, 2016

(Ps. in millions, except per share amounts)

	Pampa Energía S.A.	Petrobras Argentina S.A.	Acquisition Related Pro Forma Adjustments		Pro Forma Combined	Disposals	Pro Forma Combined	Petrobras 144 Bond offering	Tender and exchange offer and merger	Pro Forma Combined

Revenue	18,280	21,545	(4,937)	(e) (f)	34,888	(1,776)	33,112	—	—	33,112
Cost of sales	(15,521)	(14,894)	2,859	(b) (c) (f)	(27,555)	870	(26,685)	—	—	(26,685)
Gross profit (loss)	2,759	6,651	(2,078)		7,333	(906)	6,427	—	—	6,427

Selling and administrative expenses	(4,051)	(2,991)	1,072	(e) (h) (f)	(5,970)	19	(5,951)	—	—	(5,951)
Exploration expenses	(76)	(167)	61	(f)	(182)	4	(178)	—	—	(178)
Other operating income	2,025	2,074	(1,125)	(f)	2,974	—	2,974	—	—	2,974
Other operating expenses	(1,117)	(2,763)	688	(f)	(3,192)	323	(2,870)	—	—	(2,870)
Share of (loss) profit of joint ventures	(194)	67	49	(f)	(79)	—	(79)	—	—	(79)
Share of profit (loss) of associates	2	42	22	(a) (f)	66	3	69	—	—	69
Income from sale of subsidiaries	480	—	—		480	(480)	—	—	—	—
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	(172)	2,913	(1,311)		1,430	(1,038)	391	—	—	391
Income recognition on account of the RTI - SE Resolution No. 32/15	419	—	—		419	—	419	—	—	419
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	82	—	—		82	—	82	—	—	82
Operating income (loss)	329	2,913	(1,311)		1,930	(1,038)	892	—	—	892

Financial income	483	837	(744)	(g) (f)	576	—	576	—	—	576
Financial expenses	(3,039)	(1,445)	989	(g) (i) (f)	(3,494)	—	(3,494)	(167)	(711)	(4,372)
Other financial results	157	—	(527)	(a) (g) (f)	(370)	(152)	(522)	—	—	(522)
Financial results, net	(2,398)	(608)	(282)		(3,288)	(152)	(3,440)	(167)	(711)	(4,318)
Profit (loss) before income tax	(2,069)	2,305	(1,593)		(1,358)	(1,190)	(2,548)	(167)	(711)	(3,426)

Income tax and minimun national income tax	525	(1,482)	845	(d) (f)	(112)	283	171	58	249	478
Profit (loss) of the period	(1,544)	823	(748)		(1,469)	(907)	(2,376)	(109)	(462)	(2,947)

Unaudited Pro Forma Combined Condensed Income Statement

For the year ended December 31, 2015

(Ps. in millions, except per share amounts)

	Pampa Energía S.A.	Petrobras Argentina S.A.	Acquisition Related Pro Forma Adjustments		Pro Forma Combined	Disposals	Pro Forma Combined	Petrobras 144 Bond offering	Tender and exchange offer and merger	Pro Forma Combined

Revenue	7,161	21,955	(638)	(e) (g)	28,478	(1,041)	27,437	—	—	27,437
Cost of sales	(7,093)	(15,554)	(1,442)	(b) (c)	(24,089)	953	(23,136)	—	—	(23,136)
Gross profit (loss)	68	6,401	(2,080)		4,389	(88)	4,301	—	—	4,301

Selling and administrative expenses	(2,212)	(2,921)	27	(e) (h)	(5,106)	14	(5,092)	—	—	(5,092)
Exploration expenses	—	(148)	—		(148)	7	(141)	—	—	(141)
Other operating income	941	1,211	618	(g)	2,769	—	2,769	—	—	2,769
Other operating expenses	(754)	(1,334)	—		(2,088)	244	(1,844)	—	—	(1,844)
Share of (loss) profit of joint ventures	9	(50)	—		(41)	—	(41)	—	—	(41)
Share of profit (loss) of associates	(10)	(1,240)	—		(1,250)	10	(1,240)	—	—	(1,240)
Reversal of impairment of property, plant and equipment	25	—	—		25	—	25	—	—	25
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	(1,933)	1,919	(1,436)		(1,450)	187	(1,263)	—	—	(1,263)
Income recognition on account of the RTI - SE Resolution No. 32/15	5,025	—	—		5,025	—	5,025	—	—	5,025
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	551	—	—		551	—	551	—	—	551
Operating income (loss)	3,643	1,919	(1,436)		4,127	187	4,314	—		4,314

Financial income	349	1,539	(1,201)	(g)	687	3	690	—	—	690
Financial expenses	(1,257)	(1,592)	884	(g) (i)	(1,965)	—	(1,965)	(406)	(945)	(3,315)
Other financial results	1,701	—	(1,562)	(a) (g)	139	(1,583)	(1,444)	—	—	(1,444)
Financial results, net	792	(53)	(1,879)		(1,139)	(1,580)	(2,719)	(406)	(945)	(4,070)
Profit (loss) before income tax	4,436	1,866	(3,314)		2,987	(1,393)	1,594	(406)	(945)	244

Income tax and minimun national income tax	(587)	(971)	1,162	(d)	(395)	(102)	(498)	142	331	(25)
Profit (loss) of the year	3,849	895	(2,152)		2,592	(1,495)	1,097	(264)	(614)	219

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote to adopt the merger of each of the Merged Companies into Pampa as contemplated by the merger agreement. You should also consider the other information in this prospectus and the other documents incorporated by reference into this prospectus, including the merger agreement, a copy of which is attached to this prospectus as Annex A. See “Where You Can Find More Information.”

Risks Related to The Merger

Market fluctuations may reduce the market value of the merger consideration we are offering to holders of PESA Securities because the Merger Exchange Ratios contemplated by the merger are fixed

Upon the consummation of the merger, holders of PESA Securities will receive consideration that consists of a specified number of Pampa Securities, rather than a number of Pampa Securities with a specified market value. As a result, the market value of Pampa Securities that holders of PESA Securities receive in the merger will fluctuate depending upon the market value of our shares on the BASE and on the NYSE, as applicable. Accordingly, the market value of Pampa Securities at the time at which they are received by holders of PESA Securities may vary significantly from their market value on the date of this prospectus and at the time of the closing of the merger.

The value of the Pampa Securities, including those represented by Pampa ADSs, being offered will fluctuate due to movements in exchange rates

There will be no adjustment to the stock consideration offered for changes in the market price of either PESA Securities, on the one hand, or Pampa Securities, on the other, or for movements in exchange rates. Accordingly, the market value of the Pampa Securities that holders of PESA Securities will receive upon the consummation of the merger and the exchange rate between the peso and the U.S. dollar at the time could vary significantly from the market value of Pampa Securities and the peso-to-U.S. dollar exchange rate on the date of this prospectus. The market value of the Pampa Securities to be issued in the merger and the peso-to-U.S. dollar exchange rate will also continue to fluctuate after the consummation of the merger.  For historical exchange rate information, please see “Exchange Rates.” You should obtain current market quotations for PESA Securities and Pampa Securities.

Investors who own PESA Securities but who do not wish to hold Pampa Securities may sell the Pampa Securities they receive or expect to receive in the merger or sell their PESA Securities prior to the consummation of the merger. This may put downward pressure on the market price of the Pampa Securities that holders of PESA Securities will receive in the merger. Arbitrageurs may also adversely influence the price of the Pampa Securities

Some shareholders of Petrobras Argentina may wish to sell their PESA Securities prior to the consummation of the merger, or the Pampa Securities that they will receive in the merger. In addition, the market price of the PESA Securities may be adversely affected by arbitrage activities prior to the consummation of the merger. These sales or the prospect of future sales, as well as arbitrage activity, could adversely affect the market price for PESA Securities and Pampa Securities.

If the merger is not consummated, holders of PESA Securities will continue to be minority shareholders of Petrobras Argentina, and there may not be a liquid market for the PESA Securities

If the merger is not consummated, holders of PESA Securities will continue to be minority shareholders in Petrobras Argentina with a limited (if any) ability to influence the outcome of any matters that are or can be subject to shareholder approval, including the appointment of directors, acquisition or disposition of substantial assets, the issuance of capital stock and other securities and the payment of dividends on PESA Securities. Minority shareholders have limited rights under Argentine law, and holders of PESA Securities will not be entitled to any appraisal or similar rights.

If the merger is not approved, we intend to retain ownership of all PESA Securities and continue to treat the Merged Companies as subsidiaries of Pampa. Furthermore, we may decide to cause Petrobras Argentina to delist from either or both of the NYSE and the BASE, terminate the deposit agreement for the PESA ADSs and deregister the PESA Shares and the PESA ADSs under the Exchange Act. The decision would depend on, among other factors, our management’s evaluation of the public float, trading volumes and liquidity of the PESA Securities. In order to deregister the PESA Shares under Argentine law, Petrobras Argentina and/or Pampa would need to initiate a mandatory tender offer whereby they offer all Petrobras Argentina shareholders that vote against the deregistration of PESA Shares the right to sell their PESA Shares at a fair market value. The liquidity of any PESA Security outstanding would be materially and adversely affected upon deregistration and delisting from either or both of the BASE and the NYSE, as holders of PESA Securities would likely no longer have an active trading market in which to sell such securities.

The receipt of Pampa Securities and the payment of cash in lieu of fractional Pampa ADS interests in the merger is expected to be taxable to Petrobras Argentina shareholders

We expect that the merger will be a taxable transaction to U.S. Holders (as defined under “U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. Accordingly, if you are a U.S. Holder, you generally will be subject to tax on gain realized on the receipt of Pampa Securities in the merger and, in the case of Pampa ADSs, any amount received in respect of fractions of Pampa ADSs.

The U.S. federal income tax consequences of the merger are complex. You should read the section entitled “U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the merger, and you should consult your own tax advisors regarding the tax consequences of the merger in your particular circumstances.

We may fail to realize the synergies and benefits anticipated from the acquisition of Petrobras Argentina and the merger

Our acquisition of a controlling stake in Petrobras Argentina, which closed on July 27, 2016, may not achieve the synergies and benefits that we anticipate. In particular the energy industry in Argentina may develop in a different direction than anticipated, the future valuations of Petrobras Argentina may decrease from the market price we paid, the revenues of Petrobras Argentina may not offset increased operating expenses associated with the purchase of PPSL, we may experience difficulties in integrating new Petrobras Argentina businesses and operations into our own in an effective and timely manner or at all; the integration of Petrobras Argentina may divert the attention of our senior management from the operation of our daily business; and we have incurred substantial indebtedness to finance the acquisition purchase price of Petrobras Argentina. We cannot assure you that we will achieve the expected synergies and benefits to justify such transactions. We may encounter difficulties that may delay or prevent us from realizing the expected benefits or enhancing our business. We may not be able to realize the benefits of this transaction if we are unable to successfully integrate Petrobras Argentina with our existing operations and company culture. Moreover, our intent to consummate the merging of Pampa and the Merged Companies may not achieve the synergies and benefits that we anticipate. If the merger is ultimately approved, we may encounter further difficulties in integrating our businesses.

The Argentine National Commission for the Defense of Competition could decide not to approve the consummation of the Transaction

On May 13, 2016, Pampa and Petrobras entered into the Sale and Purchase Agreement, pursuant to which they agreed on the terms and conditions upon which the Transaction will be consummated. The consummation of the Transaction, which closed on July 27, 2016, is subject to the approval of the Argentine National Commission for the Defense of Competition (the “CNDC”). We cannot assure that the CNDC will approve the Transaction. If the CNDC does not approve the Transaction, Pampa may be required to divest its interest in Petrobras Argentina or other assets.

The Unaudited Pro Forma Combined Condensed Financial Information included in this prospectus may not be representative of our results after the merge

The Unaudited Pro Forma Combined Condensed Financial Information included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the transactions that we assume to have been consummated as of the dates indicated, nor is it indicative of the future operating results or financial position of

Pampa after the transactions that we assume to have been consummated. The Unaudited Pro Forma Combined Condensed Financial Information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Petrobras Argentina’s assets and liabilities. The purchase price allocation reflected in the Unaudited Pro Forma Combined Condensed Financial Information included elsewhere in this prospectus is preliminary, and the final allocation of the purchase price will be based upon the final fair value calculations of the assets and liabilities of Petrobras Argentina as of the date of the completion of the Transaction.

The Unaudited Pro Forma Combined Condensed Financial Information does not reflect future events that may occur, including the costs related to a potential integration and any future nonrecurring charges resulting from the Transaction, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The Unaudited Pro Forma Combined Condensed Financial Information is based in part on certain assumptions that we believe are reasonable under the circumstances. Our assumptions may not prove to be accurate over time.

Certain rights of holders of PESA Securities will change as a result of the merger

Following completion of the merger, holders of PESA Securities will no longer be holders of securities of Petrobras Argentina, but will instead be shareholders or holders of ADSs of Pampa. There will be certain differences between your current rights as a holder of PESA Shares or PESA ADSs, on the one hand, and the rights to which you will be entitled as a holder of Pampa Shares or Pampa ADSs, on the other hand. For a more detailed discussion of the differences in the rights of holders of PESA Securities and Pampa Securities, see “Comparison of the Rights of Shareholders of Pampa and Petrobras Argentina.”

Pampa’s business and the Pampa Shares and Pampa ADSs may be adversely impacted if the merger is not consummated

There can be no assurance that the merger will occur, as the merger is subject to certain conditions including shareholders’ approval, among others. We cannot guarantee that these conditions will be satisfied and that the merger will be successfully completed. The failure to consummate the merger will prevent Pampa from reaping the expected benefits of the merger, which could adversely affect its results of operations and financial condition and could adversely affect the price of the Pampa Shares and the Pampa ADSs.

Petrobras Argentina’s business and the PESA Shares and PESA ADSs may be adversely impacted if the merger is not consummated

There can be no assurance that the merger will occur, as the merger is subject to certain conditions including shareholders’ approval, among others. We cannot guarantee that these conditions will be satisfied and that the merger will be successfully completed. The failure to consummate the merger will prevent Petrobras Argentina from reaping the expected benefits of the merger, which could adversely affect its results of operations and financial condition and could adversely affect the price of the PESA Shares and the PESA ADSs.

The business relationships of Pampa, Petrobras Argentina or their respective subsidiaries may be subject to disruptions due to uncertainty associated with the merger, which could have an adverse effect on the operating results, cash flows and financial position of Pampa, Petrobras Argentina and, following the consummation of the merger, the combined company

Parties with which Pampa, Petrobras Argentina or their respective subsidiaries do business may experience uncertainty associated with the merger and related transactions, including with respect to current or future business relationships with Pampa, Petrobras Argentina, their respective subsidiaries or the combined company. The business relationships of Pampa, Petrobras Argentina or their respective subsidiaries may be subject to disruption as customers, suppliers and other persons with whom Pampa, Petrobras Argentina or their respective subsidiaries have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Pampa, Petrobras Argentina or their respective subsidiaries, as applicable, or consider entering into business relationships with parties other than Pampa, Petrobras Argentina, their respective subsidiaries or the combined company. Any delay in the approval or consummation of the merger could have an adverse effect on the operating results, cash flows and financial position of Pampa, Petrobras Argentina or, following the consummation of the merger, the combined company including an adverse effect on the combined company’s ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in the consummation of the merger or termination of the merger agreement.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved as a result of the merger

In addition to the required approvals, consents or clearances, the consummation of the merger is subject to a number of other conditions set forth in the merger agreement, some of which are beyond Pampa and the Merged Companies’ control and any of which may prevent, delay or otherwise materially adversely affect the consummation of the merger. The consummation of the merger is conditioned upon, among other conditions, the receipt of the requisite approvals of Pampa and Petrobras Argentina’s respective shareholders and the absence of any order, injunction, judgment, decree or other action by a governmental entity which would prohibit or make illegal the consummation of the merger in accordance with the terms of the merger agreement.  Neither Pampa nor any of the Merged Companies can predict whether or when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required approvals, consents or clearances could delay the consummation of the merger for a significant period of time or prevent it from occurring at all. Any delay in completing the merger could prevent or delay the combined company from realizing some or all of the anticipated cost savings, synergies, growth opportunities and other benefits that Pampa and each of the Merged Companies expect to achieve if the merger is successfully completed within the expected time frame. See “The Merger Agreement—Conditions to Effectiveness of the Merger” for more information about the conditions to closing.

Though the merger may qualify as a tax-free reorganization under Argentine law, we can provide no assurances as to the tax treatment of the merger

Though Pampa expects that all requirements for the merger to qualify as a tax-free reorganization will be met, no assurances can be given as to whether and when those requirements will be met. There can be no assurance that AFIP will not challenge the merger based on its possible interpretation that such requirements were not properly met. If the merger qualifies as a tax-free reorganization under Argentine law, no Argentine capital gains or withholding tax would apply to investors receiving Pampa Securities in the merger in exchange for their PESA Securities. See “Argentine Tax Consequences—Tax Consequences Related to the Merger” for more detail on the requirements related to the tax-free treatment of the merger. If the merger does not qualify as a tax-free reorganization, we may be required to revise our tax return filings in order to reflect the fact that the proposed merger would not be tax-free, which may have an adverse impact on our financial condition and results of operations.

Risks Related to Argentina

You should read and consider the risk factors specific to Argentina. These risks are described in the Pampa 2015 Form 20-F, the Petrobras Argentina 2015 Form 20-F and in other documents that are incorporated by reference into this document. See “Where To Obtain More Information” for more detail on the information incorporated by reference in this document.

Risks Related to the Argentine Electricity and Oil and Gas Sectors

You should read and consider the risk factors specific to the Argentine electricity and oil and gas sectors. These risks are described in the Pampa 2015 Form 20-F, the Petrobras Argentina 2015 Form 20-F and in other documents that are incorporated by reference into this document. See “Where To Obtain More Information” for more detail on the information incorporated by reference in this document.

Risks Related to Pampa’s Business, the Argentine Electricity and Oil and Gas Sectors

You should read and consider the risk factors specific to Pampa’s business and the Argentine Electricity and oil and gas sectors. These risks are described in the Pampa 2015 Form 20-F and in other documents that are incorporated by reference into this document. See “Where To Obtain More Information” for more detail on the information incorporated by reference in this document.

Risks Related to Petrobras Argentina’s Business

You should read and consider the risk factors specific to Petrobras Argentina’s business. These risks are described in the Petrobras Argentina 2015 Form 20-F, and in other documents that are incorporated by reference into this document. See “Where To Obtain More Information” for more detail on the information incorporated by reference in this document.

Risks Related to Pampa’s Shares and ADSs

You should read and consider the risk factors specific to Pampa’s Shares and ADSs. These risks are described in the Pampa 2015 Form 20-F and in other documents that are incorporated by reference into this document. See “Where To Obtain More Information” for more detail on the information incorporated by reference in this document.

THE PETROBRAS ARGENTINA EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

Date, Time, Place, Purpose and Agenda of the Petrobras Argentina Extraordinary General Shareholders Meeting

The extraordinary general shareholders meeting of Petrobras Argentina will be held on February 16, 2017, at 1:00 p.m., Buenos Aires time, at Maipú 1, City of Buenos Aires, Argentina.

The purpose of the extraordinary general shareholders meeting is to consider and to vote on the proposal to merge each of the Merged Companies into Pampa as contemplated by the preliminary merger agreement dated as of December 23, 2016.

The tentative agenda for the extraordinary general shareholders meeting is as follows:

1.              Approval of the merger whereby Petrobras Argentina shall merge into Pampa by way of absorption by Pampa of Petrobras Argentina without liquidation of Petrobras Argentina, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the individual and consolidated financial statements used for the merger.

2.              Approval of the Merger Exchange Ratios.

3.              The dissolution without liquidation of Petrobras Argentina.

4.              Discharge of the directors and the auditors of Petrobras Argentina.

5.              The authorization to execute and deliver the definitive merger agreement on behalf of Petrobras Argentina.

6.              The authorization to carry out all the actions necessary to comply with the merger.

Who Can Vote at the Petrobras Argentina Extraordinary General Shareholders Meeting

All holders of PESA Shares as of February 13, 2017, are entitled to vote on the merger at the extraordinary general shareholders meeting to be held on February 16, 2017. Holders may cast one vote for each PESA Share (and ten votes for each PESA ADS) that they own on the date indicated above. Such voting rights are governed by Article 15 of the bylaws (estatutos) of Petrobras Argentina, which incorporate by reference the provisions of Sections 243 and 244 of the AGCL, and, in the case of the PESA ADSs, the deposit agreement governing the PESA ADSs. Pampa intends to vote, or cause its subsidiaries to vote, the 1,825,302,419 PESA Shares (including PESA Shares represented by PESA ADSs) that it and its subsidiaries beneficially own, representing 90.40% of the total outstanding capital stock of Petrobras Argentina, in favor of the merger.

The merger cannot be effected unless each of the Merged Companies and Pampa shareholders adopt the decision to merge as contemplated by the preliminary merger agreement (among other conditions set forth in this prospectus), which requires the approval of at least a majority of the issued share capital of Petrobras Argentina. In order to validly hold an extraordinary general shareholders meeting at Petrobras Argentina, at least 60% of the issued share capital of Petrobras Argentina must be present or represented at the meeting following the first call, or at least 30% of the issued share capital of Petrobras Argentina must be present or represented at the meeting following the second call.

Holders of PESA Shares. Holders of PESA Shares who intend to attend the extraordinary general shareholders meeting must notify Petrobras Argentina of their intention to do so at least three business days prior to the date of such meeting through a written notice signed by the holder of the PESA Shares or an authorized representative acting on such holder’s behalf. Along with the written notice, a statement of account crediting the ownership of the shares (or a beneficial interest therein) issued by Caja de Valores S.A. or other authorized clearing system where the PESA Shares are registered shall be submitted.

Holders of PESA ADSs.  In order to exercise their voting rights at the extraordinary general shareholders meeting in person or by proxy, holders of PESA ADSs whose ownership is directly or indirectly recorded in the ADR register of the PESA ADS Depositary must follow the instructions described under “—Manner of Voting—Holders of PESA ADSs Whose Ownership is Directly Recorded in the PESA ADS Depositary’s Petrobras Argentina ADR Register” or “—Manner of Voting—Beneficial Owners of PESA ADSs Whose Ownership is Indirectly Recorded in the PESA ADS Depositary’s Petrobras Argentina ADR Register,” as applicable.

Under Argentine law, dissenters’ rights will not be available for holders of PESA Shares or PESA ADSs who vote against the merger, as the Pampa Shares to be issued in exchange for the PESA Shares are admitted for public trading or offering. Dissenting holders of PESA Shares or PESA ADSs may only exercise dissenter’s rights in the event that the Pampa Shares offered to holders are denied registration or delisted from public trading or offering.

Vote Required for Adoption of Decision to Merge

In order to effect the merger, holders of PESA Shares must adopt the decision to merge each of the Merged Companies into Pampa as contemplated by the preliminary merger agreement. The decision to merge requires the approval of at least a majority of the issued share capital of Petrobras Argentina. In order to validly hold an extraordinary general shareholders meeting at Petrobras Argentina, at least 60% of the issued share capital of Petrobras Argentina must be present or represented at the meeting following the first call, or at least 30% of the issued share capital of Petrobras Argentina must be present or represented at the meeting following the second call.

Manner of Voting

Holders of PESA Shares may submit their vote for or against the submitted proposal or abstain from voting at the Petrobras Argentina extraordinary general shareholders meeting in person or by personal proxy. All PESA Shares entitled to vote and represented by duly completed proxies received prior to the Petrobras Argentina extraordinary general shareholders meeting in accordance with the applicable formalities, and not revoked, will be voted at the Petrobras Argentina extraordinary general shareholders meeting as instructed on the proxies.

Directors, syndics, managers and other employees of Petrobras Argentina may not be proxies. Proxies may be granted through private instrument with the signature certified by a notary public and legalized by apostille if certified abroad.  This prospectus does not constitute a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy.

Holders of PESA ADSs Whose Ownership is Directly Recorded in the PESA ADS Depositary’s Petrobras Argentina ADR Register

The PESA ADS Depositary may, after consultation with Petrobras Argentina if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Petrobras Argentina) for the determination of the holders of PESA ADSs who are entitled to give instructions for the exercise of any voting right.  Only the holders of PESA ADSs on such record date shall be entitled to give such voting instructions.

As soon as practicable after receipt from the Petrobras Argentina of notice of any meeting or solicitation of consents or proxies of holders of PESA Shares, the PESA ADS Depositary shall distribute to holders of PESA ADSs a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each PESA ADS holder on the record date set by the PESA ADS Depositary therefor will, subject to any applicable provisions of Argentine law, be entitled to instruct the PESA ADS Depositary as to the exercise of the voting rights, if any, pertaining to the PESA Shares represented by the ADSs and (iii) the manner in which such instructions may be given.  Upon receipt of instructions of a PESA ADS holder on such record date in the manner and on or before the date established by the PESA ADS Depositary for such purpose, the PESA ADS Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing the PESA Shares to vote or cause to be voted the PESA Shares represented by the PESA ADSs in accordance with such instructions.  The PESA Shares Depositary will not itself exercise any voting discretion in respect of any PESA ADSs.

There is no guarantee that PESA ADS holders generally will receive the notice described above with sufficient time to enable such holder to return any voting instructions to the PESA ADS Depositary in a timely manner.

Notwithstanding anything else contained in the PESA ADS deposit agreement, the PESA ADS Depositary shall not have any obligation to take any action with respect to any shareholders meeting, or solicitation of consents or proxies, of holders of shares if the taking of such action would violate U.S. or Argentine laws.

Any shareholder of Petrobras Argentina who votes on any matter involving Petrobras Argentina in which the shareholder’s interests conflict with the interests of Petrobras Argentina may under Argentine law be liable for damages to Petrobras Argentina resulting from the shareholder’s vote but only if the matter would not have been approved without the shareholder’s vote. In addition, under Argentine law, shareholders who vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law, applicable Argentine regulations or the bylaws (estatutos) may be held jointly and severally liable for damages to the company, other shareholders or third parties resulting from that resolution.

Beneficial Owners of PESA ADSs Whose Ownership is Indirectly Recorded in the PESA ADS Depositary’s Petrobras Argentina ADR Register

Beneficial owners of PESA ADSs whose PESA ADSs are held by a custodial entity such as a bank, broker, custodian or other nominee and who wish to vote at the extraordinary general shareholders meeting must instruct such entity on how to vote their PESA ADSs with sufficient time prior to the PESA ADS record date. In order to do so, beneficial owners of PESA ADSs should contact the bank, broker, custodian or other nominee through which their PESA ADSs are held for instructions on how to do so.

THE ALBARES AND PEISA EXTRAORDINARY GENERAL SHAREHOLDERS MEETINGS

Date, Time, Place, Purpose and Agenda of the Albares Extraordinary General Shareholders Meeting

The extraordinary general shareholders meeting of Albares will be held on February 16, 2017, at 3:00 p.m., Buenos Aires time, at Maipú 1, City of Buenos Aires, Argentina.

The purpose of the extraordinary general shareholders meeting is to consider and to vote on the proposal to merge each of the Merged Companies into Pampa as contemplated by the preliminary merger agreement dated as of December 23, 2016.

The tentative agenda for the extraordinary general shareholders meeting is as follows:

1.              Approval of the merger whereby Albares shall merge into Pampa by way of absorption by Pampa of Albares without liquidation of Albares, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the individual and consolidated financial statements used for the merger.

2.              Approval of the Merger Exchange Ratios.

3.              The dissolution without liquidation of Albares.

4.              Discharge of the directors and the auditors of Albares.

5.              The authorization to execute and deliver the definitive merger agreement on behalf of Albares.

6.              The authorization to carry out all the actions necessary to comply with the merger.

Date, Time, Place, Purpose and Agenda of the PEISA Extraordinary General Shareholders Meeting

The extraordinary general shareholders meeting of PEISA will be held on February 16, 2017, at 2:00 p.m., Buenos Aires time, at Castelli 63, Chivilcoy, Provincia de Buenos Aires, Argentina.

The purpose of the extraordinary general shareholders meeting is to consider and to vote on the proposal to merge each of the Merged Companies into Pampa as contemplated by the preliminary merger agreement dated as of December 23, 2016.

The tentative agenda for the extraordinary general shareholders meeting is as follows:

1.              Approval of the merger whereby PEISA shall merge into Pampa by way of absorption by Pampa of PEISA without liquidation of PEISA, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the individual and consolidated financial statements used for the merger.

2.              Approval of the Merger Exchange Ratios.

3.              The dissolution without liquidation of PEISA.

4.              Discharge of the directors and the auditors of PEISA.

5.              The authorization to execute and deliver the definitive merger agreement on behalf of PEISA.

6.              The authorization to carry out all the actions necessary to comply with the merger.

Who Can Vote at the Albares and PEISA Extraordinary General Shareholders Meetings

All holders of shares of Albares or PEISA as of February 13, 2017, are entitled to vote on the merger at the respective extraordinary general shareholders meetings to be held on February 16, 2017. Holders may cast one vote for each share that they own on the date indicated above. Such voting rights are governed by Articles 12 and 13 of the bylaws (estatutos) of Albares and PEISA, respectively, which incorporate by reference the provisions of Sections 243 and 244 of the AGCL. Petrobras Argentina intends to vote its 100% direct or indirect ownership of each of Albares and PEISA in favor of the merger.

The merger cannot be effected unless each of the Merged Companies and Pampa shareholders adopt the decision to merge as contemplated by the preliminary merger agreement (among other conditions set forth in this prospectus), which requires the approval of at least a majority of the issued share capital of each of Albares and PEISA. In order to validly hold an extraordinary general shareholders meeting at each of Albares and PEISA, at least 60% of the issued share capital of each of Albares and PEISA must be present or represented at the meeting following the first call, or at least 30% of the issued share capital of each of Albares and PEISA must be present or represented at the meeting following the second call.

Petrobras Argentina, as the sole direct or indirect shareholder of PEISA and Albares, does not intend to exercise any appraisal or dissenters’ rights with respect to such companies in connection with the merger.

Manner of Voting

Holders of shares of PEISA or Albares may submit their vote for or against the submitted proposal or abstain from voting at the respective extraordinary general shareholders meetings in person or by personal proxy. All such shares entitled to vote and represented by duly completed proxies received prior to the respective extraordinary general shareholders meetings in accordance with the applicable formalities, and not revoked, will be voted at the respective extraordinary general shareholders meetings as instructed on the proxies.

Directors, syndics, managers and other employees of PEISA or Albares may not be proxies. Proxies may be granted through private instrument with the signature certified by a notary public and legalized by apostille if certified abroad.

THE PAMPA EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

Date, Time, Place, Purpose and Agenda of the Pampa Extraordinary General Shareholders Meeting

The extraordinary general shareholders meeting of Pampa will be held on February 16, 2017, at 11:00 a.m., Buenos Aires time, at  Maipú 1, City of Buenos Aires, Argentina.

The purpose of the extraordinary general shareholders meeting is to consider and to vote on the proposal to merge each of the Merged Companies into Pampa as contemplated by the preliminary merger agreement dated as of December 23, 2016.

The tentative agenda for the extraordinary general shareholders meeting is as follows:

1.              Approval of the merger whereby each of the Merged Companies shall merge into Pampa by way of absorption by Pampa of each of the Merged Companies without liquidation of any of the Merged Companies, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the financial statements used for the merger.

2.              Approval of the Merger Exchange Ratios.

3.              The capital increase to issue shares to be delivered to the shareholders of Petrobras Argentina in exchange for Pampa Shares or Pampa ADSs.

4.              The authorization to execute and deliver the definitive merger agreement on behalf of Pampa.

5.              The authorization to carry out all the actions necessary to comply with the merger.

Who Can Vote at the Pampa Extraordinary General Shareholders Meeting

All holders of Pampa Shares as of February 13, 2017, are entitled to vote on the merger at the extraordinary general shareholders meeting to be held on February 16, 2017. Holders may cast one vote for each Pampa Share (and 25 votes for each Pampa ADS) that they own on the date indicated above. Such voting rights are governed by Chapter V of the bylaws (estatutos) of Pampa, which incorporate by reference the provisions of Sections 243 and 244 of the AGCL, and, in the case of the Pampa ADSs, the deposit agreement governing the Pampa ADSs.

The merger cannot be effected unless each of the Merged Companies and Pampa shareholders adopt the decision to merge as contemplated by the preliminary merger agreement (among other conditions set forth in this prospectus), which requires the approval of at least a majority of the votes cast at an extraordinary general shareholders meeting of Pampa. In order to validly hold an extraordinary general shareholders meeting at Pampa, at least 60% of the issued share capital of Pampa must be present or represented at the meeting following the first call, or at least 30% of the issued share capital of Pampa must be present or represented at the meeting following the second call.

Holders of Pampa Shares. Holders of Pampa Shares who intend to attend the extraordinary general shareholders meeting must notify Pampa of their intention to do so at least three business days prior to the date of such meeting through a written notice signed by the holder of the Pampa Shares or an authorized representative acting on such holder’s behalf. Along with the written notice, a statement of account crediting the ownership of the shares (or a beneficial interest therein) issued by Caja de Valores S.A. or other authorized clearing system where the Pampa Shares are registered shall be submitted.

Holders of Pampa ADSs.  In order to exercise their voting rights at the extraordinary general shareholders meeting in person or by proxy, holders of Pampa ADSs whose ownership is directly or indirectly recorded in the ADR register of the Pampa ADS Depositary must follow the instructions described under “—Manner of Voting—Holders of Pampa ADSs Whose Ownership is Directly Recorded in the Pampa ADS Depositary’s Pampa ADR

Register” or “—Manner of Voting—Beneficial Owners of Pampa ADSs Whose Ownership is Indirectly Recorded in the Pampa ADS Depositary’s Pampa ADR Register,” as applicable.

Any holders of Pampa ADSs who do not give voting instructions to the Pampa ADS Depositary may have their shares underlying their Pampa ADSs voted in favor of the proposal of the Pampa Board of Directors, subject to the conditions of the Pampa Deposit Agreement.

Vote Required for Adoption of Decision to Merge

In order to effect the merger, holders of Pampa Shares must adopt the decision to merge each of the Merged Companies into Pampa as contemplated by the preliminary merger agreement. The decision to merge requires the approval of the affirmative vote of the majority of the voting stock of Pampa at the extraordinary general shareholders meeting where at least 60% of the issued share capital of Pampa is present or represented at the shareholders meeting following the first call, or where at least 30% of the issued capital of Pampa is present or represented at the shareholders meeting following the second call. Holders may cast one vote for each Pampa Share that they own on the dates indicated below.

Manner of Voting

Holders of Pampa Shares may submit their vote for or against the submitted proposal or abstained from voting at the Pampa extraordinary general shareholders meeting in person or by personal proxy. All Pampa Shares entitled to vote and represented by duly completed proxies received prior to the Pampa extraordinary general shareholders meeting in accordance with the applicable formalities, and not revoked, will be voted at the Pampa extraordinary general shareholders meeting as instructed on the proxies.

Directors, syndics, managers and other employees of Pampa may not be proxies. Proxies may be granted through private instrument with the signature certified by a notary public and legalized by apostille if certified abroad. This prospectus does not constitute a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy.

Holders of Pampa ADSs Whose Ownership is Directly Recorded in the Pampa Depositary’s Pampa ADR Register

Upon receipt from Pampa of the notice of the extraordinary general shareholders meeting, the Pampa ADS Depositary shall, if requested in writing by Pampa, as soon as practicable thereafter, mail to the holders of Pampa ADSs a notice, the form of which notice shall be (subject to the other terms of the Pampa Deposit Agreement) in the sole discretion of the Pampa ADS Depositary, which shall contain (i) such information as is contained in such notice of meeting received by the Pampa ADS Depositary from Pampa, (ii) a statement that the holders of Pampa ADSs as of the close of business on the relevant record date will be entitled, subject to any applicable provision of Argentine law and of by-laws or similar documents of Pampa, to instruct the Pampa ADS Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Pampa Shares represented by their respective Pampa ADSs and (iii) a statement as to the manner in which such instructions may be given, including an express indication that, if the Pampa ADS Depositary does not receive instructions, it may deem instructions to have been given to vote the relevant Pampa Shares in favor of the merger. Upon the written request of a Pampa ADS holder as of the relevant record date, received on or before the date established by the Pampa ADS Depositary for such purpose (the “Pampa ADS Instruction Date”), the Pampa ADS Depositary shall endeavor to vote or cause to be voted the amount of Pampa Shares represented by the Pampa ADSs in accordance with the instructions set forth in such request, except that the Pampa ADS Depositary need not vote or cause to be voted, whether by following express instructions or otherwise as provided below, with respect to any Pampa ADSs as to any resolution unless the Pampa ADS Depositary has received an opinion of Argentine counsel for Pampa to the effect that that resolution does not violate Argentine law or the bylaws or any similar organizational document of Pampa. The Pampa ADS Depositary shall not vote or attempt to exercise the right to vote that attaches to Pampa Shares other than in accordance with instructions received from Pampa ADS holders or deemed received as set forth in the following paragraph.

If (i) Pampa makes a request to the Pampa ADS Depositary in accordance with the notice requirements summarized in this subsection (and set forth in Section 4.07 of the Pampa Deposit Agreement), and (ii) no

instructions are received by the Pampa ADS Depositary from a Pampa ADS holder with respect to an amount of Pampa Shares represented by the Pampa ADSs on or before the Pampa ADS Instruction Date, the Pampa ADS Depositary shall deem that Pampa ADS holder to have instructed the Pampa ADS Depositary to vote that amount of Pampa Shares in favor of all resolutions proposed by the Pampa Board of Directors.  However, such instruction shall not be deemed to have been given and the Pampa ADS Depositary shall not vote that amount of Pampa Shares with respect to any matter as to which Pampa informs the Pampa ADS Depositary (and Pampa must provide that information as promptly as reasonably practicable in writing, if applicable) that (x) Pampa does not wish the Pampa ADS Depositary to vote the Pampa Shares in respect of which it has not received instructions as set forth above, (y) substantial opposition exists or (z) the matter materially and adversely affects the rights of holders of Pampa ADSs.

In order to give holders of Pampa ADSs a reasonable opportunity to instruct the Pampa ADS Depositary as to the exercise of voting rights relating to the merger, Pampa must give the Depositary notice of the extraordinary general shareholders meeting containing (i) details concerning the matters to be voted upon and (ii) an indication whether or not each resolution to be voted upon has been proposed by Pampa, not less than 30 days prior to the meeting date.

Beneficial Owners of Pampa ADSs Whose Ownership is Indirectly Recorded in the Pampa Depositary’s Pampa ADR Register

Beneficial owners of Pampa ADSs whose Pampa ADSs are held by a custodial entity such as a bank, broker, custodian or other nominee and who wish to vote at the extraordinary general shareholders meeting must instruct such entity on how to vote their Pampa ADSs with sufficient time prior to the Pampa ADS record date. In order to do so, beneficial owners of Pampa ADSs should contact the bank, broker, custodian or other nominee through which their Pampa ADSs are held for instructions on how to do so.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all the information that is important to you. We encourage you to read carefully this entire prospectus, including the preliminary merger agreement, a copy of which is attached to this prospectus as Annex A, for a more complete understanding of the merger.

Overview

Each of the Boards of Directors of the Merged Companies and Pampa has unanimously approved and signed the preliminary merger agreement and has approved the transactions contemplated by the preliminary merger agreement. At the effective time of the merger, each of the Merged Companies will merge into Pampa by way of absorption by Pampa of each of the Merged Companies, without liquidation of any of the Merged Companies. The surviving company will continue to be known as “Pampa Energía S.A.” Petrobras Argentina shareholders will receive the merger consideration upon the terms set forth in the preliminary merger agreement and as further described under “The Merger Agreement—Merger Consideration.”

Upon consummation of the merger described in this prospectus, each of the Merged Companies will cease to exist, Pampa will assume all of the rights and obligations of each of the Merged Companies, and the holders of PESA Shares and PESA ADSs other than us or PPSL will receive Pampa Shares and Pampa ADSs, respectively, in exchange therefor. Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger. Therefore, if the merger is consummated, holders of PESA Shares and/or PESA ADSs will cease to have any equity interest in Petrobras Argentina.

If the merger is not consummated, holders of PESA Securities will remain holders of PESA Shares or PESA ADSs, as the case may be. Currently, there are 12,976,031 PESA Shares (0.64% of the total PESA Shares) and 18,095,837 PESA ADSs (8.96% of the total PESA Shares) in public circulation.

Background of the Merger

Pampa

Pampa is incorporated as a sociedad anónima under the laws of Argentina. We are the largest fully integrated electricity company in Argentina. Through our subsidiaries, including Petrobras Argentina, we are engaged in (i) electricity generation, distribution and transmission in Argentina, and (ii) oil and gas exploration and production, refining, petrochemicals and hydrocarbon commercialization and transportation in Argentina, and to a lesser extent in Bolivia, Ecuador and Venezuela.

As of September 30, 2016:

•                  our electricity generation installed capacity reached 3,433 MW. We are the third largest electricity generator in Argentina representing approximately 10.4% in market share;

•                  our electricity distribution operations supplied electricity to over 2.8 million customers throughout the northern region of the City of Buenos Aires and northwest of Greater Buenos Aires;

•                  our oil and gas exploration and production activities (including Petrobras Argentina) included oil and gas production of over 81,000 barrels of oil equivalent per day; and

•                  our electricity transmission operations covered more than 20,647 kilometers of high voltage transmission lines, representing approximately 85% of the high voltage system in Argentina.

The following business segments comprise our principal operations (excluding Petrobras Argentina):

•                  Electricity Generation. We are engaged in the electricity generation business through:

•                  CPB, a thermal generation plant located in Ingeniero White, Bahia Blanca, in the Province of Buenos Aires, which has an installed capacity of 620 MW, and which we acquired in August 2007;

•                  CTG, including (i) a thermal generation plant (Central Térmica Güemes) located in General Güemes, in the Province of Salta, which has an installed capacity of 361 MW, and which we acquired in January 2007, and (ii) a thermal generation plant (Central Térmica Piquirenda) located in Piquirenda, General San Martin, in the Province of Salta, which has an installed capacity of 30 MW, and which we acquired in March 2011;

•                  CTLL, a thermal generation plant located in the Province of Neuquén (close to one of Argentina’s largest gas fields bearing the same name as the plant) with an installed capacity of 645 MW, of which we acquired 375 MW, in May 2007. We expanded its capacity by 165 MW in November 2010. In July 2016, CTLL’s open-cycle gas turbine with an installed capacity of 105 MW that was completed in May 2016 began operations, increasing CTLL’s installed capacity to 645 MW.  CTLL is currently developing two new generation projects under the New Thermal Generation Capacity Announcement (Convocatoria Nueva Capacidad de Generación Térmica) framework, pursuant to Resolution SEE 21/2016: (i) expanding the 100 MW installed capacity at CTLL and (ii) the construction of a new power generation plant with an estimated installed capacity of 100 MW at Ingeniero White located in the Province of Buenos Aires;

•                  HINISA and HIDISA, two hydroelectric power generation systems located in the Province of Mendoza with an aggregate installed capacity of 653 MW, both of which we acquired in October 2006;

•                  PACOSA, which provides firm gas and energy contracts and manages transactions with small clients; and

•                  Greenwind, a wind farm located in Bahía Blanca, Province of Buenos Aires, whose main objective is to develop a wind power project named “Corti,” with a capacity of 100 MW. As of the date of this prospectus, Greenwind’s sole asset is a legal right to use and profit from 1,500 hectares of land for a 27-year period where wind measurements have been taken during the last four years.

•                  Electricity Transmission. We participate in the electricity transmission business through our jointly controlling 26.3% indirect interest in Transener, which owns, operates and maintains the largest high-voltage electricity transmission system in Argentina, and Transba, which owns and operates a separate high-voltage transmission system located within the Province of Buenos Aires. We acquired our joint controlling interest in Transener in September 2006.

•                  Electricity Distribution. We are engaged in the electricity distribution business through our subsidiary Edenor, the largest electricity distribution company in Argentina, in terms of number of customers and electricity sold (in terms of both GWh and pesos) in 2016, based on publicly available figures released by electricity distribution companies in Argentina, which holds a concession to distribute electricity on an exclusive basis to the northwestern zone of the greater Buenos Aires metropolitan area and the northern portion of the City of Buenos Aires, comprising an area of 4,637 square kilometers and a population of approximately 2.8 million customers. We acquired our controlling interest of 51.5% in Edenor in September 2007.

•                  Oil and Gas. We are engaged in the oil and gas business through PEPASA and, following the Transaction, through Petrobras Argentina.  As of September 30, 2016, PEPASA obtained its oil and gas production of approximately 3.0 million cubic meters per day from five different production blocks and more than 130 productive wells through partnerships with Yacimientos del Sur S.A., Petrobras Argentina and YPF, and through its activities as the sole operator in a separate area. We have a 49.6% interest in PEPASA.

•                  Other Assets and Investments.  We also own other assets and investments, including Bodega Loma la Lata S.A. and Pampa Comercializadora S.A.  On July 27, 2016, we sold our interest in TGS.

Our principal executive offices are located at Maipú 1, C1084ABA, City of Buenos Aires, Argentina. Our telephone number is +54-11-4344-6000. Our website address is www.pampaenergia.com. None of the information available on our website will be deemed to be included or incorporated by reference into this prospectus.

Petrobras Argentina

Petrobras Argentina is incorporated as a sociedad anónima under the laws of Argentina and, following the consummation of the Transaction, is a majority-owned subsidiary of Pampa. It is an integrated energy company, engaged in oil and gas exploration and production, refining, petrochemicals, electricity generation and transmission and hydrocarbon marketing and transportation. Petrobras Argentina has operations primarily in Argentina, and to a lesser extent in Bolivia, Ecuador and Venezuela. Petrobras Argentina has interests in oil and gas areas and investments in Oldeval, OCP and the direct and indirect interests in PELSA. Petrobras Argentina’s operations are currently divided into four business segments that are in turn supported by corporate functions.

Petrobras Argentina’s principal operations are:

•                  Oil and Gas Exploration and Production. As of December 31, 2015, Petrobras Argentina’s combined crude oil and natural gas proved reserves, including Petrobras Argentina’s share of the reserves of its unconsolidated investees, were estimated at 201 million barrels of oil equivalent, approximately 61% of which were proved developed reserves and approximately 41% of which were proved undeveloped reserves. Crude oil accounted for approximately 37% of Petrobras Argentina’s combined proved reserves, while natural gas accounted for approximately 66%. As of December 31, 2015, 91% of Petrobras Argentina’s total combined proved reserves were located in Argentina and 9% were located abroad. During 2015, Petrobras Argentina’s combined oil and gas production in Argentina averaged 68,200 barrels of oil equivalent per day, including unconsolidated investees. Petrobras Argentina’s total oil and gas production for 2015, including Petrobras Argentina’s share in the production of unconsolidated investees, averaged 74,300 barrels of oil equivalent per day. Crude oil accounted for approximately 35,942 barrels per day, while natural gas accounted for approximately 230.2 million cubic feet per day, or 38,361 barrels of oil equivalent per day based on a measure of conversion of 6,000 cubic feet of gas per barrel of oil equivalent. Approximately 89% of Petrobras Argentina’s oil production and 94% of its gas production during 2015 were derived from its operations in Argentina.

•                  Refining and Distribution.  Petrobras Argentina is engaged in the refining and distribution business through its operations in the Ricardo Eliçabe Refinery and the service station network, its 28.5% equity interest in Refinor, a refinery located in Campo Durán, in the Province of Salta, and the commercialization of the petrochemicals and hydrocarbons produced in Argentina.  Petrobras Argentina’s presence in the refining and distribution business enables it to capitalize on its hydrocarbon reserves. As of September 30, 2016, Petrobras Argentina’s refining and distribution operations were based in Argentina, where it operated a refinery and a network of 267 gas stations. Petrobras Argentina’s refinery division includes the following assets, among others:

•                  Ricardo Eliçabe Refinery, located in Bahía Blanca (Province of Buenos Aires), which has a total refining capacity of 30,200 barrels of oil per day;

•                  Dock Sud Plant, located in the Province of Buenos Aires, close to the City of Buenos Aires, which has a total storage capacity of approximately 1,230,000 barrels of heavy and light oil products; and

•                  Caleta Paula Plant, located in the Province of Santa Cruz, close to the city of Comodoro Rivadavia, in southern Argentina, which has a storage capacity of 82,000 barrels of light oil products.

•                  Petrochemicals. Petrobras Argentina engages its petrochemicals business segment to maintain its position in the styrenics market by capitalizing on current conditions and maximizing the use of its own petrochemicals raw materials.

The petrochemicals division has the following assets:

•                  an integrated petrochemicals complex at Puerto General San Martín, located in the Province of Santa Fe, with an annual production capacity of 50,000 tons of gases (LPG and propellants), 155,000 tons of aromatics, 290,000 tons of gasoline and raffinate, 160,000 tons of styrene, 58,500 tons of synthetic rubber, 180,000 tons of ethylbenzene and 31,000 tons of ethylene;

•                  a polystyrene plant located in the city of Zárate, in the Province of Buenos Aires, with a production capacity of 65,000 tons of polystyrene and 14,000 tons of BOPS per year. This state-of-the-art BOPS plant is the only one of its type in South America; and

•                  an ethylene plant located in San Lorenzo, Province of Santa Fe, with a production capacity of 19,000 tons per year. It is located along the Paraná River, near the Puerto General San Martín petrochemicals complex, which uses ethylene as raw material for the production of ethylbenzene and styrene.

•                  Gas and Energy. The gas and energy business segment sells gas or electricity produced by Petrobras Argentina’s oil and gas exploration and production business segment. Petrobras Argentina’s assets in this division include the following projects, among others:

•                  Genelba, a 660 MW combined cycle gas-fired generating unit and a 165 MW open-cycle gas turbine, totaling 825 MW installed capacity located at the central node of the Argentine electricity network, in Marcos Paz, outside the City of Buenos Aires;

•                  Pichi Picún Leufú Hydroelectric Complex, which has three electricity generating units with an installed capacity of 285 MW and is located in the Comahue region, in the Province of Neuquén;

•                  Ecoenergía co-generation power plant, located in Bahía Blanca in the Province of Buenos Aires, which has an installed capacity of 14 MW; and

•                  Albares (acquired in September 2016), which was awarded a contract in a public bidding process in September 2016 for new thermal power generation for new availability committed to the Argentine wholesale electricity market under Resolution SE 21/2016. The project is for the construction of a new 100 MW thermal power generation plant at Pilar Industrial Park (Pilar District, Province of Buenos Aires). The project comprises the installation of six motor generators (Wärtsila W18V50DF) for a total capacity of 100 MW, which run on natural gas and fuel oil and will have an output of 16.5 MW each. In connection with the project, Albares entered into a demand agreement with CAMMESA and agreed to install generator sets; and

Petrobras Argentina has a 25.5% indirect interest in TGS, which is engaged in the transportation of gas in southern Argentina and in the processing and marketing of natural gas liquids.

On August 4, 2016, the PESA Board of Directors approved the following transactions: (i) the sale to an affiliate of Petrobras of 33.66% of the rights and obligations in the Río Neuquén area (for U.S.$ 72 million) and 100% of the rights and obligations under the concession agreement relating to the Colpa and Caranda areas in Bolivia for net consideration of U.S.$52 million; (ii) the sale to YPF of 33.33% of the rights and obligations in the Río Neuquén area for U.S.$72 million, and (iii) the sale to YPF of 80% of the rights and obligations relating to the Aguada de la Arena area, which represents 100% of the total participation of Petrobras Argentina in this area, for U.S.$68 million. The transactions described in (ii) and (iii) above were completed on October 14, 2016, and the transaction described in (i) above was completed on October 28, 2016.

Petrobras Argentina’s principal executive offices are located at Maipú 1, 22nd Floor, City of Buenos Aires, Argentina. Its telephone number is +54-11-4344-6694.

PEISA

PEISA is Petrobras Argentina’s wholly-owned subsidiary and is a corporation (sociedad anónima) formed under the laws of Argentina on November 14, 2000. PEISA is engaged in investment activities. PEISA’s share capital is Ps.1.0 million, represented by 1,000,000 common shares with par value of Ps.1.0 each and one vote per share.

PEISA’s Board of Directors

In accordance with its bylaws, PEISA’s Board of Directors is composed of three directors and three alternate directors.  The term of each director is one year and directors can be re-elected without term number limitations.  As of the date of this prospectus, PEISA’s Board of Directors is composed of the following members:

Name	Position
Gustavo Mariani	President
Damián Miguel Mindlin	Vice President
Mariano Batistella	Director
Victoria Hitce	Alternate Director
Nicolás Mindlin	Alternate Director

PEISA’s Supervisory Committee

PEISA’s Supervisory Committee is composed of three members and three alternate members that stand in for the members in the event of an absence or impediment. The term of each member is one year and members can be re-elected without term number limitations. As of the date of this prospectus, PEISA’s Supervisory Committee is composed of the following members:

Name	Position
Carlos Alberto Seoane	Member
Olga M. Morrone de Quintana	Member
Ramón Carlos Quintana	Member
Alfredo Mario Cornejo	Alternate Member
Rosa Elena Pernicone	Alternate Member
Silvia Cavallaro	Alternate Member

Albares

Albares is Petrobras Argentina’s wholly-owned subsidiary and is a corporation (sociedad anónima) formed under the laws of Argentina on July 6, 2016 that Petrobras Argentina acquired in September 2016 for U.S.$5,955,497. Albares’s share capital is Ps.212,100,000, represented by 2,121,000 common shares with par value of Ps.100.0 each and one vote per share.

Albares is engaged in developing, constructing and operating a thermal power generation project. Albares was the successful bidder in the call for bids for new thermal power generation for new availability committed to the Argentine wholesale electricity market under Resolution SE 21/2016. The project is for the construction of a new 100 MW thermal power generation plant at Pilar Industrial Park (Pilar District, Province of Buenos Aires). In connection with the project, Albares entered into a demand agreement with CAMMESA and agreed to install six generator sets in the aforementioned power plant. In the nine-month period ended September 30, 2016 and the year ended December 31, 2015, Albares did not account for any of our net income.

Albares’s Board of Directors

In accordance with its bylaws, Albares’s Board of Directors is composed of one to ten directors and an equal or lesser number of alternate directors that stand in for the directors in the order in which they were elected in the event of a vacancy.  The term of each director is one year.  As of the date of this prospectus, Albares’s Board of Directors is composed of the following members:

Name	Position
Gustavo Mariani	President
Damián Miguel Mindlin	Vice President
Ricardo Alejandro Torres	Director
Gerardo Carlos Paz	Director
Pablo Alejandro Díaz	Alternate Director
Mariano Batistella	Alternate Director
Gabriel Cohen	Alternate Director
Luis León Longombardo	Alternate Director

Albares’s Supervisory Committee

Albares’s Supervisory Committee is composed of three members and three alternate members that stand in for the members in the event of an absence or impediment. The term of each member is one year. As of the date of this prospectus, Albares’s Supervisory Committee is composed of the following members:

Name	Position
Damián Burgio	Member
Germán Wetzler Malbrán	Member
Martín Fernández Dussaut	Member
Santiago Enrique Dellatorre	Alternate Member
Tomás Arnaude	Alternate Member
Pablo Martín Fernández Pujadas	Alternate Member

Elimination of the Tiered Company Structure

The tiered company structure through which Pampa manages and operates Petrobras Argentina and the other Merged Companies currently implies higher costs and expenses associated with running the four companies, while providing little or no material benefit to their shareholders. Merging the companies will reduce these costs.

On December 23, 2016, the Pampa Board of Directors and the PESA Board of Directors approved the preliminary merger agreement that the companies had been negotiating. Prior to the consideration and discussion by the Pampa Board of Directors and the Merged Companies Boards of Directors, the Pampa Audit Committee and Supervisory Committee and the audit committee of Petrobras Argentina made an affirmative determination that the terms of the merger and Merger Exchange Ratios were fair in all respects, taking into consideration relevant market conditions.

On November 25, 2016, Pampa and Petrobras Argentina filed their prior authorization request for the merger with the CNV. This filing included a form of merger prospectus (prospecto de fusión), or explanatory memorandum, which describes the provisions of the merger plan. The CNV authorized publication of the Argentine prospectus related to the merger on January 13, 2017.

The Pampa Board of Directors and the Merged Companies Boards of Directors will call for extraordinary general shareholders meetings to consider and approve the merger, which are expected to be held on February 16, 2017.

Applicable Legal Framework

The merger will be implemented in accordance with Chapter XI of the AGCL, and applicable rules from the CNV, including Chapter IX of General Resolution No. 368/2001 of the CNV, and the applicable rules of the BASE.

Merger Agreement

On December 23, 2016, the Pampa Board of Directors and the Merged Companies Boards of Directors approved the execution of the preliminary merger agreement that the companies were negotiating and the filing with the CNV and the BASE of the prior authorization request for the merger by filing, among other documentation, a form of merger prospectus (prospecto de fusión).

On December 23, 2016, the Pampa Board of Directors and the Merged Companies Boards of Directors signed the preliminary merger agreement, which incorporated their special purpose separate statement of financial position as of October 31, 2016.

Attached as Annex A is a complete translated copy of the preliminary merger agreement, the major provisions of which state:

•                  The Merger: Each of the Merged Companies will merge into Pampa, by way of absorption by Pampa of each of the Merged Companies, without liquidation of any of the Merged Companies, Pampa assuming, by universal succession, the rights and obligations of each of the Merged Companies. The surviving company will continue to be known as “Pampa Energía S.A.”

•                  Purpose of the Merger: The purpose of the merger for the merging companies is based on the advantages of simplifying the corporate structure of Pampa and the Merged Companies and eliminating the tiered corporate structure, which involves unnecessary costs.

•                  Accounting Information for the Merger: The preliminary merger agreement incorporated the special purpose separate statement of financial position of Pampa and the Merged Companies as of October 31, 2016, and the Special Statement of Financial Position of the Merger as of October 31, 2016 and included within the preliminary merger agreement attached to this prospectus as Annex A, each prepared on a consistent basis with similar evaluation criteria as provided by Section 83 of the AGCL, which shall be considered and approved by the extraordinary general shareholders meetings of Pampa and each of the Merged Companies which shall be called to consider the merger.

•                  Merger Effective Date:  The Merger Effectiveness Date is November 1, 2016. From that date the four companies began to act as only one entity for Argentine tax purposes.

•                  Management of the Merged Companies: From the date of the respective extraordinary general shareholders meetings of each of the Merged Companies and Pampa approving the merger and until the definitive merger agreement is registered with the Relevant Public Registries of Commerce (when the final dissolution without liquidation of any of the Merged Companies takes place), the Pampa Board of Directors shall be responsible for the management and administration of each of the Merged Companies’ assets and liabilities, and those who previously exercised such management duties (i.e., directors, managers, officers, etc.) shall be suspended. From the Merger Effectiveness Date, Pampa shall act on its own account in every administrative act performed on behalf of each of the Merged Companies, and all income, losses and consequences of the acts undertaken shall be attributed to Pampa. Every act executed and carried out by each of the Merged Companies from the Merger Effectiveness Date forward shall be executed and carried out by Pampa, but will be considered executed on account and by the order of each such Merged Company in the event that the definitive merger agreement is not entered into for any reason whatsoever.

•                  Merger Exchange Ratios:

•                  Share Exchange Ratio: a holder of PESA Shares will receive 0.5253 newly-issued Pampa Shares for each PESA Share.

•                  ADS Exchange Ratio: a holder of PESA ADSs, each representing ten PESA Shares, will receive 0.2101 newly-issued Pampa ADSs, each representing 25 Pampa Shares, for each PESA ADS.

No fractional Pampa ADSs will be issued. Fractional entitlements to Pampa ADSs will be aggregated and sold by the Pampa ADS Depositary subject to the terms of the Pampa Deposit Agreement.  The net proceeds from the sale of the fractional entitlements to Pampa ADSs will be distributed on a pro rata basis to the holders of the Pampa ADSs.

•                  Capital Increase: As a consequence of the assumption of all the assets and liabilities of each of the Merged Companies and the Merger Exchange Ratios, the corporate capital of Pampa will be increased in the amount of Ps. 101,873,741 from the amount of Ps. 1,836,494,690 to the amount of Ps. 1,983,368,431 through the issuance of 101,873,741 Pampa Shares.

•                  Issuance of Pampa Shares: The cancellation of PESA Securities and the exchange of PESA Securities (other than those held by us or PPSL) for newly issued Pampa Securities as a consequence of the merger will take place once the definitive merger agreement is registered with the Relevant Public Registries of Commerce.

•                  Applicable legal framework: The merger is carried out pursuant to the provisions of Sections 82 to 87 of the AGCL, the CNV regulations and the regulations of the Relevant Public Registries of Commerce. The merger is also carried on as a tax-exempted corporate reorganization within the framework set forth by Articles 77 and 78 of the Income Tax Law and other Argentine tax regulations.

Pursuant to the Chapter IX of the CNV regulations, when a public company decides to merge with another company (public or not), it has to request a prior authorization at least 30 business days prior to the date of the shareholders meeting that will consider and approve the merger. The filing consists of a prospectus describing the merger that shall contain, among other items:

(a) a description of the shares that will be issued in exchange for the shares of the absorbed company; form of the shares; exchange ratio and conditions of the exchange, grounds for the determination of the exchange ratio and a certification of an independent auditor regarding the exchange ratio;

(b) decision to request the public offering of the new shares;

(c) explanation about the reasons of the merger and business, economic and financial impact of the merger in the absorbing and absorbed company;

(d) the limitations agreed by the merging companies regarding the administration and management of the business and their granting of guarantees for fulfillment of normal activity during the time which will elapse until the merger is registered;

(e) draft of amendment to the corporate bylaws of the absorbing company (if necessary); and

(f) special purpose separate statement of financial position for the merger from each company, individual and consolidated, prepared pursuant to Section 83 of the AGCL and the accounting standards and regulations of the CNV.

Once the prior authorization of the CNV is granted, the prospectus has to be published in the Bulletin of the BASE for the knowledge of the shareholders and creditors of the merging companies.

The AGCL also requires that copies of the preliminary merger agreement and of the report of the auditors must be available in the offices of the merging companies for their review by the shareholders not less that fifteen days in advance of the date of the shareholders meetings.

Effectiveness of the Merger

On February 16, 2017, the Pampa Board of Directors and the Merged Companies Boards of Directors each will hold an extraordinary general shareholders meeting to vote upon the proposed merger. All holders of the PESA Securities, and all holders of the Pampa Securities, respectively, shall be entitled to vote upon the merger, with one vote allocated per share held.

At the extraordinary general shareholders meetings the following matters shall be specifically considered and approved:

Pampa

•                  Approval of the merger whereby each of the Merged Companies shall merge into Pampa by way of absorption by Pampa of each of the Merged Companies without liquidation of any of the Merged Companies, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the special purpose separate statement of financial position;

•                  approval of the Merger Exchange Ratios;

•                  the capital increase to issue shares to be delivered to the shareholders of Petrobras Argentina in exchange for Pampa Shares or Pampa ADSs;

•                  the authorization to execute and deliver the definitive merger agreement on behalf of Pampa; and

•                  the authorization to carry out all the actions necessary to comply with the merger.

Petrobras Argentina

•                  Approval of the merger whereby Petrobras Argentina shall merge into Pampa by way of absorption by Pampa of Petrobras Argentina without liquidation of Petrobras Argentina, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the individual and consolidated special purpose separate statement of financial position;

•                  approval of the Merger Exchange Ratios;

•                  the dissolution without liquidation of Petrobras Argentina;

•                  discharge of the directors and the auditors of Petrobras Argentina;

•                  the authorization to execute and deliver the definitive merger agreement on behalf of Petrobras Argentina; and

•                  the authorization to carry out all the actions necessary to comply with the merger.

Albares

•                  Approval of the merger whereby Albares shall merge into Pampa by way of absorption by Pampa of Albares without liquidation of Albares, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the individual and consolidated special purpose separate statement of financial position;

•                  approval of the Merger Exchange Ratios;

•                  the dissolution without liquidation of Albares;

•                  discharge of the directors and the auditors of Albares;

•                  the authorization to execute and deliver the definitive merger agreement on behalf of Albares; and

•                  the authorization to carry out all the actions necessary to comply with the merger.

PEISA

•                  Approval of the merger whereby PEISA shall merge into Pampa by way of absorption by Pampa of PEISA without liquidation of PEISA, as contemplated by (i) the preliminary merger agreement executed by each of the Merged Companies and Pampa, following the announcement of the merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the individual and consolidated special purpose separate statement of financial position;

•                  approval of the Merger Exchange Ratios;

•                  the dissolution without liquidation of PEISA;

•                  discharge of the directors and the auditors of PEISA;

•                  the authorization to execute and deliver the definitive merger agreement on behalf of PEISA; and

•                  the authorization to carry out all the actions necessary to comply with the merger.

To this effect, copies of the preliminary merger agreement, the reports of audit committees of the merging companies, their special purpose separate statement of financial position and the merger information memorandum must be available in the offices of the respective companies for their review by the shareholders not less than 15 days in advance of the date of the shareholders meetings.

Once the extraordinary general shareholders meetings of Pampa and each of the Merged Companies have approved the merger, the four companies have to publish notices for three business days in the Argentine official gazette and in a major Argentine newspaper announcing the merger to alert potential creditors who may oppose the merger.

Under Argentine law, creditors under preexisting credits may oppose the merger within 15 calendar days from the last publication to protect their credits. The definitive merger agreement may not be executed until 20 calendar days after the expiration of the aforementioned 15-day term, to enable the opposing creditors that have not been paid or duly guaranteed by the merging companies to obtain a judicial order for attachment by the courts.

Once the definitive merger agreement is executed and delivered through a public deed, such agreement and other relevant documentation must be filed with the CNV for registration with the Relevant Public Registries of Commerce.

Simultaneously with the initial filing of the Argentine prospectus on November 25, 2016, Pampa requested that the CNV (i) authorize the public offering of those newly-issued shares that are to be offered in exchange for the PESA Shares and the listing of such shares on the BASE and (ii) deregister its shares, but such deregistration will not take place until the merger is consummated.  Upon effectiveness of the merger, the PESA Shares and PESA ADSs will cease to exist and will no longer be admitted to trading or listed on the BASE or the NYSE, respectively.

Once the definitive merger agreement is registered with the Relevant Public Registries of Commerce, the merger becomes effective vis-à-vis third parties.

Pampa has to deliver copy of the registered definitive merger agreement to the BASE to obtain the definitive approval for the exchange of shares. Within 30 days of the definitive approval of the BASE for the exchange of shares, Pampa shall commence the exchange of shares, which could take up to ten business days.

Financial Analysis of the Merger Exchange Ratios

See “Special Factors—Position of Pampa Regarding Fairness of the Merger.”

Ownership of the Surviving Company After the Merger

Ownership of Petrobras Argentina Prior to the Merger

Prior to the completion of the merger, (i) we hold 28.69% of the PESA Shares, (ii)  PPSL, our wholly-owned subsidiary, holds 61.70% of the PESA Shares and (iii) public investors, both in the United States and in Argentina, collectively hold 9.61% of the PESA Shares.

Ownership of Pampa Prior to the Merger

Prior to the completion of the merger, we are not aware of any holder of more than five percent of any class of Pampa Shares, except as described below:

Shareholder	Number of Shares	Percentage of capital	Percentage of voting power
ANSES(1)	305,307,129	16.62%	16.62%
Marcos Marcelo Mindlin	245,897,890	13.39%	13.39%
PointState Capital LP(2)	114,957,800	6.26%	6.26%
Gustavo Mariani	47,730,487	2.60%	2.60%
Damián Miguel Mindlin	47,269,055	2.57%	2.57%
Ricardo Alejandro Torres	28,712,300	1.56%	1.56%

(1)         On November 20, 2008, the Argentine Congress passed a law unifying the Argentine pension and retirement system into a system publicly administered by the ANSES and eliminating the retirement savings system previously administered by private pension funds under the supervision of a governmental agency. In accordance with the new law, private pension funds transferred all of the assets administered by them under the retirement savings system to the ANSES. These transferred assets included 295,765,953 Pampa Shares, representing 20.50% of our capital stock at that date. The ANSES is subject to the same investment rules, prohibitions and restrictions that were applicable to the Argentine private pension funds under the retirement savings system, except as described in the following sentence. On April 12, 2011, the Emergency Decree No. 441 was issued, which annulled the restrictions under Section 76(f) of Law No. 24,241 on the exercise of more than 5% of the voting power in any local or foreign company, such as Pampa, in any meeting of shareholders, irrespective of the actual interest held in the relevant company’s capital stock. The annulment of the restrictions under Section 76(f) of Law No. 24,241 came into effect on April 14, 2011. As of such date, the ANSES may exercise its voting power in any local or foreign company, such as Pampa, based on the actual interest held in the relevant company’s capital stock. In July 2016, Congress passed Law No. 27,260 which replaced Section 76 of Law No. 24,241 without restating the restrictions described above. Therefore, as of the date of this prospectus, ANSES is not subject to said restrictions.

(2)         Estimated based on a filing by PointState Capital LP with the BASE dated December 1, 2016.

Merger Exchange Ratios and Exchange of Shares Pursuant to the Merger

Pursuant to the terms of the merger, the Merger Exchange Ratios are as follows:

•                  Share Exchange Ratio: a holder of PESA Shares will receive 0.5253 newly-issued Pampa Shares for each PESA Share.

•                  ADS Exchange Ratio: a holder of PESA ADSs, each representing ten PESA Shares, will receive 0.2101 newly-issued Pampa ADSs, each representing 25 Pampa Shares, for each PESA ADS.

Pursuant to the terms of the merger, the shareholders of Petrobras Argentina shall receive Pampa Shares as follows: public shareholders, both in Argentina and the United States (including ADS holders), shall receive 101,873,741 Pampa Shares, representing 5.26% of Pampa’s capital stock.  Any PESA Securities owned by us or PPSL will not be exchanged for Pampa Securities and will be cancelled simultaneously with the consummation of the merger.

Ownership of Pampa Following Consummation of the Merger

The following table summarizes the shareholder participation in Pampa once the merger is complete:

Shareholder	Number of Shares	Percentage of capital	Percentage of voting power
ANSES(1)	305,307,129	15.75%	15.75%
Marcos Marcelo Mindlin	245,897,890	12.69%	12.69%
PointState Capital LP(2)	114,957,800	5.93%	5.93%
Gustavo Mariani	47,730,487	2.46%	2.46%
Damián Miguel Mindlin	47,269,055	2.44%	2.44%
Ricardo Alejandro Torres	28,712,300	1.48%	1.48%

(1)         On November 20, 2008, the Argentine Congress passed a law unifying the Argentine pension and retirement system into a system publicly administered by the ANSES and eliminating the retirement savings system previously administered by private pension funds under the supervision of a governmental agency. In accordance with the new law, private pension funds transferred all of the assets administered by them under the retirement savings system to the ANSES. These transferred assets included 295,765,953 Pampa Shares, representing 20.50% of our capital stock at that date. The ANSES is subject to the same investment rules, prohibitions and restrictions that were applicable to the Argentine private pension funds under the retirement savings system, except as described in the following sentence. On April 12, 2011, the Emergency Decree No. 441 was issued, which annulled the restrictions under Section 76(f) of Law No. 24,241 on the exercise of more than 5% of the voting power in any local or foreign company, such as Pampa, in any meeting of shareholders, irrespective of the actual interest held in the relevant company’s capital stock. The annulment of the restrictions under Section 76(f) of Law No. 24,241 came into effect on April 14, 2011. As of such date, the ANSES may exercise its voting power in any local or foreign company, such as Pampa, based on the actual interest held in the relevant company’s capital stock. In July 2016, Congress passed Law No. 27,260 which replaced Section 76 of Law No. 24,241 without restating the restrictions described above. Therefore, as of the date of this prospectus, ANSES is not subject to said restrictions.

(2)         Estimated based on a filing by PointState Capital LP with the BASE on December 1, 2016.

The Pampa Securities issued pursuant to the merger shall have the same voting rights and rights to dividends as those Pampa Securities currently in circulation.

Pampa and The Merged Companies’ Boards of Directors’ Reasons for the Merger

Purpose of and Reasons for the Merger

The merger is the final step in the strategic combination of Petrobras Argentina and Pampa. Petrobras Argentina is an integrated energy company, engaged in oil and gas exploration and production, refining, petrochemicals, electricity generation and transmission and hydrocarbon marketing and transportation. The merger represents a unique opportunity for Pampa to both promote activities in the sector in which it currently operates and penetrate a new industry.  See “—Past Contacts, Transactions, Negotiations and Agreements with Petrobras Argentina” for more information on the synergies with Petrobras Argentina.

As a result of the Transaction, Petrobras Argentina is a majority-owned subsidiary of Pampa. Because the current holding company structure between the Merged Companies and Pampa duplicates many of the costs related to the operation of the Merged Companies and Pampa, the merger of the companies is being proposed to simplify the corporate structure of Pampa and the Merged Companies and eliminate the duplicative corporate structure, which involves unnecessary costs.

Plans for Petrobras Argentina Following the Merger

If the merger is approved by the required majority vote at the shareholders meetings each of the companies, we and each of the Merged Companies expect to enter into a definitive merger agreement, which will be filed with the relevant Argentine authorities for registration and effectiveness of the merger. We expect the filing and registration of the definitive merger agreement to take several months, and upon finalization of such registration process, the merger will become effective and holders of PESA Securities at such time will receive Pampa Shares or Pampa ADSs, as the case may be, upon surrender by such holder of their PESA Securities.

Though the merger may qualify as a tax-free reorganization under Argentine law, we can provide no assurances as to the tax treatment of the merger. If the merger qualifies as a tax-free reorganization under Argentine law, no Argentine capital gains or withholding tax would apply to investors receiving Pampa Securities in the merger in exchange for their PESA Securities. Also, the consummation of the merger may not occur for a significant period of time following the filing of this prospectus, in light of the requirements that each company to obtain shareholder approval, submit regulatory filings and complete a registration process. In addition, the merger is subject to a number of conditions, including approval by the shareholders of the four companies, and as a result we can provide no assurances as to when we will consummate the merger or whether the merger will be consummated at all.

If the merger is not approved, we intend to retain ownership of all PESA Securities that we currently hold and continue to treat the Merged Companies as subsidiaries of Pampa. Furthermore, we may decide to cause Petrobras Argentina to delist from either or both of the NYSE and the BASE, terminate the deposit agreement for the PESA ADSs and deregister the PESA Shares and the PESA ADSs under the Exchange Act. The decision would depend on, among other factors, our management’s evaluation of the public float, trading volumes and liquidity of the PESA Securities.  In order to deregister the PESA Shares under Argentine law, Petrobras Argentina and/or Pampa would need to initiate a mandatory tender offer whereby they offer all Petrobras Argentina shareholders that vote against the deregistration of PESA Shares the right to sell their PESA Shares at a fair market value.

The liquidity of any PESA Security outstanding would be materially and adversely affected upon deregistration and delisting from either or both of the BASE and the NYSE, as holders of PESA Securities would likely no longer have an active trading market in which to sell such securities.

Timetable for the Merger

The preliminary merger agreement dated December 23, 2016 will be made publicly available after the CNV authorization of the merger and not less than 15 days prior to the date of shareholders meeting in the corporate domicile of the merging companies. A copy of the preliminary merger agreement is attached to this prospectus as Annex A.

In order to complete the merger, the shareholders of each of the Merged Companies and Pampa must adopt the decision to merge each of the Merged Companies into Pampa as contemplated by the preliminary merger agreement. The extraordinary general meetings of shareholders of each of the Merged Companies and Pampa that will vote on the proposal to merge each of the Merged Companies into Pampa will be held on February 16, 2017, at the offices indicated herein.

If the proposal to merge is adopted by the requisite majority at the extraordinary general shareholders meetings of each of the Merged Companies and Pampa and all other conditions precedent are satisfied or waived, the merger is expected to be completed, as promptly as possible following the shareholders meetings of Pampa and the Merged Companies, though it will be retroactively effective for Argentine tax and operating purposes from the Merger Effectiveness Date, when all the companies began carrying on business jointly. Following the date of the respective extraordinary general shareholders meetings that vote on the proposed merger, the management of Petrobras Argentina will be suspended.

Upon effectiveness of the merger, holders of PESA Shares or PESA ADSs (other than us or PPSL) will automatically receive newly-issued Pampa Shares or Pampa ADSs representing such shares, respectively, in accordance with the Merger Exchange Ratios and on the basis of their respective holdings as entered in the Petrobras Argentina shareholder registry (Caja de Valores S.A.) or their respective securities accounts. Holders of PESA Shares (other than us or PPSL) whose shares are registered directly in the Petrobras Argentina shareholder registry will automatically receive newly-issued Pampa Shares through an entry in the shareholder registry (Caja de Valores S.A.) of Pampa. Holders of PESA Shares whose shares are not registered directly will need to arrange with their broker, bank, custodian or other nominee to deliver their PESA ADSs to the Pampa ADS Depositary to be cancelled and exchanged for Pampa ADSs.

The PESA Shares or PESA ADSs, which will automatically cease to exist in the merger, will no longer be listed and traded on the BASE or the NYSE, respectively, as of the day of effectiveness of the merger. The last day of listing and trading of the PESA Shares and PESA ADSs on these exchanges is expected to be as soon as practicable following the consummation of the merger.

Directors and Management of the Surviving Company After the Merger

Immediately following the merger, the senior management and executives of the surviving company, Pampa, shall remain the same as the senior management and executive team currently in place and overseeing the operations of the Merged Companies and Pampa.

On February 16, 2017, in accordance with the preliminary merger agreement, the Boards of Directors of the Merged Companies will be suspended automatically following the approval of the merger by the extraordinary general shareholders meetings of each of the Merged Companies and Pampa, and the Board of Directors of Pampa shall assume the duties and responsibilities of each of the Merged Companies Boards of Directors. Following the approval of the merger by the extraordinary general shareholders meetings of each of the Merged Companies and Pampa, and once the creditors opposition period has ended, the definitive merger agreement will be signed and registered with the Relevant Public Registries of Commerce, and the Pampa Board of Directors shall assume full control of the surviving company. The composition of the Pampa Board of Directors will not change as a consequence of the merger.

Share Ownership of Directors and Senior Management

Prior to the completion of the merger, the following members of our Board of Directors and senior management beneficially own more than one percent of the Pampa Shares:

Shareholder	Relationship to Pampa	Number of Shares	Percentage of Capital	Percentage of Voting Power
Marcos Marcelo Mindlin	Executive Director	245,897,890	13.39%	13.39%
Gustavo Mariani	Chairman of the Board of Directors	47,730,487	2.60%	2.60%
Damián Miguel Mindlin	Chief Investment Portfolio Manager	47,269,055	2.57%	2.57%
Ricardo Alejandro Torres	Vice Chairman of the Board of Directors	28,712,300	1.56%	1.56%

No member of the PESA Board of Directors, or any member of the senior management of Petrobras Argentina is the beneficial owner of more than one percent of the PESA Shares.  For more information, see

“Material Relationships Among Pampa, Petrobras Argentina and Our Executive Officers Directors and Major Shareholders.”

Structure of the Merger

Upon the terms and subject to the conditions set forth in the preliminary merger agreement, at the effective time of the merger, each of the Merged Companies will merge into Pampa, by way of absorption by Pampa of each of the Merged Companies and without liquidation of any of the Merged Companies. The surviving company will continue to be known as “Pampa Energía S.A.”

Taxation

For a description of certain material tax consequences of the merger to the holders of PESA Securities, see “U.S. Federal Income Tax Consequences” and “Argentine Tax Consequences.”

Accounting Treatment

The acquisition of the PPSL shares has been accounted through the application of the acquisition method of accounting for business combinations, as required by IFRS as issued by the IASB.  Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities and any non-controlling interest based on their estimated fair values as of the acquisition date.  Because the assets that we acquired and liabilities we assumed are already consolidated in the Pampa Unaudited Interim Financial Statements, the only additional effect of the merger is the reduction in non-controlling interest and an increase in share capital and other reserves in equity.

Stock Exchange Listings

The Pampa Shares and the PESA Shares are listed on the BASE. The Pampa ADSs and the PESA ADSs are listed on the NYSE.

Upon effectiveness of the merger, the PESA Shares and PESA ADSs will cease to exist and will no longer be admitted to trading or listed on the BASE or the NYSE, respectively.

Appraisal or Dissenters’ Rights in the Merger

Petrobras Argentina shareholders will not have any appraisal or dissenters’ rights under Argentine law or under Petrobras Argentina’s bylaws (estatutos) in connection with the merger, and neither Petrobras Argentina nor Pampa will independently provide Petrobras Argentina shareholders with any such rights. A dissenter’s right of appraisal is not available pursuant to Section 245 of the AGCL in the event of a merger between two companies where shares of both of those companies are publicly traded and any new shares issued in the merger are also publicly traded.

Petrobras Argentina, as the sole direct or indirect shareholder of PEISA and Albares, does not intend to exercise any appraisal or dissenters’ rights with respect to such companies in connection with the merger.

Agreements Between Petrobras Argentina and Pampa Related to the Merger

For a summary of the agreements between Petrobras Argentina and Pampa related to the merger, see “The Merger Agreement” and “Special Factors—Past Contacts, Transactions, Negotiations and Agreements with Petrobras Argentina.”

Regulatory Matters

The merger is not subject to any additional regulatory requirements of any municipal, state, federal or foreign governmental agencies, other than those mentioned in this prospectus. For more information, see “Regulatory Matters.”

THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement, a copy of which is attached to this prospectus as Annex A, and is incorporated by reference into this prospectus. This summary is qualified in its entirety by reference to the complete text of the merger agreement and may not contain all the information about the merger agreement that is important to you.

As a matter of Argentine law, the decision to merge each of the Merged Companies and Pampa is effected solely through the adoption by the shareholders of each of the Merged Companies and the shareholders of Pampa of the decision to merge as contemplated by the merger agreement. Therefore, you are encouraged to read carefully the preliminary merger agreement, which contains the merger agreement in its entirety.

Structure of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each of the Merged Companies will merge into Pampa, by way of absorption by Pampa of each of the Merged Companies without liquidation of any of the Merged Companies, and Pampa will assume, by universal succession, the rights and obligations of each of the Merged Companies. The surviving company will continue to be known as “Pampa Energía S.A.”

Merger Consideration

As a consequence of the assumption of all the assets and liabilities of each of the Merged Companies and the Merger Exchange Ratios, the corporate capital of Pampa will be increased in the amount of Ps.101,873,741, from the amount of Ps.1,836,494,690 to the amount of Ps.1,938,368,431 through the issuance of 101,873,741 Pampa Shares.

Pursuant to the terms of the merger, the Merger Exchange Ratios are as follows:

•                  Share Exchange Ratio: a holder of PESA Shares will receive 0.5253 newly-issued Pampa Shares for each PESA Share.

•                  ADS Exchange Ratio: a holder of PESA ADSs, each representing ten PESA Shares, will receive 0.2101 newly-issued Pampa ADSs, each representing 25 Pampa Shares, for each PESA ADS.

No fractional Pampa ADSs will be issued. Fractional entitlements to Pampa ADSs will be aggregated and sold by the Pampa ADS Depositary subject to the terms of the Pampa Deposit Agreement.  The net proceeds from the sale of the fractional entitlements to Pampa ADSs will be distributed on a pro rata basis to the holders of the Pampa ADSs.

No additional consideration in cash or in kind will be paid by Pampa to the shareholders of Petrobras Argentina in connection with the merger.

The Pampa Shares and Pampa ADSs to be issued in the merger will have the same rights (including the right to receive dividends) as the Pampa Shares and Pampa ADSs prior to the merger, as set forth in Pampa’s bylaws (estatutos).

The cancellation of PESA Securities and their exchange for newly issued Pampa Securities as a consequence of the merger will take place once the definitive merger agreement is registered with the Relevant Public Registries of Commerce. Pampa then will require the BASE to definitively approve the exchange of shares which will have to commence within 30 days of such approval. See “Summary—Timetable for the Merger”.

Based on the number of PESA Shares issued on the date hereof, after the effective time of the merger, former Petrobras Argentina shareholders will hold approximately 5.26% of the then-issued Pampa shares, assuming that Pampa does not issue any additional Pampa Shares between the date hereof and effective time of the merger.

The Pampa Shares to be issued in the merger will be entitled to receive dividends in the same manner as the Pampa Shares issued prior to the merger.

Representations, Warranties, Covenants and Agreements

The merger agreement between Pampa and each of the Merged Companies contains no representations or warranties by either party.  The merger agreement also contains no covenants or additional agreements by or between the parties.

Conditions to Effectiveness of the Merger

The completion and effectiveness of the merger is subject to the satisfaction of the following conditions:

•                  approval of the merger on the terms and conditions set forth in the preliminary merger agreement by the shareholders of each of the Merged Companies and Pampa at their respective extraordinary general shareholders meetings;

•                  publication of a merger notice in the Argentine official gazette and in a major Argentine newspaper notifying creditors of each of the Merged Companies of their right to oppose the merger;

•                  the completion of a period of 15 to 35 days to allow creditors of each of the Merged Companies to oppose the merger;

•                  satisfaction or granting of guarantees to any creditors that file oppositions;

•                  the execution of the definitive merger agreement through a public deed; and

•                  the registration of the definitive merger agreement, the merger and the dissolution of each of the Merged Companies with the Relevant Public Registries of Commerce.

No assurance can be given as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

Termination

The preliminary merger agreement between each of the Merged Companies and Pampa does not contain any termination provisions for the agreement. However, under Argentine law, the preliminary merger agreement may be terminated if: (i) the shareholders of any of the Merged Companies or Pampa do not approve the merger at the relevant extraordinary general shareholders meeting; (ii) the Board of Directors of any of the Merged Companies or Pampa decides to terminate the preliminary merger agreement prior to its consideration by the extraordinary general shareholders meetings of each of the Merged Companies and Pampa; (iii) any of the Merged Companies or Pampa does not hold an extraordinary general shareholders meeting to approve the preliminary merger agreement within three months of its execution; (iv) the definitive merger agreement is declared void by a competent court for justified causes before its registration; or (v) either of the Relevant Public Registries of Commerce rejects the registration of the merger.

Effect of Termination

If the preliminary merger agreement is terminated or the merger cannot be consummated for any reason, the preliminary merger agreement provides that:

•                  The preliminary merger agreement shall remain with no effect and there shall be no consequence for any of the merging companies;

•                  All the acts performed by Pampa from the Merger Effective Date as a consequences of the management of business to be merged, shall be considered as performed on behalf of each of the Merged Companies; and

•                  The companies will continue to run their business as they did prior to the execution of the preliminary merger agreement.

Depending on the reason for which the merger is terminated, the directors may be liable for damages caused by such termination.

Under Sections 59 and 274 of the AGCL, any breach of a director’s duty of loyalty or fiduciary duty to the company or its shareholders may result in unlimited, joint and several liability to the company, its shareholders and third parties for damages resulting from such breach.  Liability may also attach when a director violates the law, the corporation’s bylaws (estatutos), or when such director causes damage through fraud, gross negligence or abuse of authority.   Directors may also be held liable for damages that could have been prevented but for their omissions or failure to act.

No Rescission

None of the Merged Companies or Pampa has restricted its ability to rescind the preliminary merger agreement. However, since there is no specific provision in such merger agreement allowing any of the parties to rescind the agreement without cause, in order to terminate the agreement, all parties will have to enter into an agreement to rescind the preliminary merger agreement.

Amendment and Waiver

There is no provision in the merger agreement providing for amendments or waivers of the agreement, therefore, in order to do so all parties will have to sign and deliver each other a written instrument amending or waiving provisions of the merger agreement.

Certification of Share Exchange Ratio

Pursuant to Chapter IX of the CNV regulations and in accordance with Section VI of Technical Resolution No. 37 of the Argentine Federation of Professional Advisors on Economic Sciences (Federación Argentina de Consejos Profesionales de Ciencias Económicas), Price Waterhouse & Co. S.R.L., in its capacity as an independent registered accounting firm, reviewed the minutes of the meetings of the Pampa Board of Directors and the Merged Companies Boards of Directors held on December 23, 2016 and verified that the Share Exchange Ratio is consistent with the exchange ratio approved at such meetings.  Price Waterhouse & Co. S.R.L.’s activities were limited to verifying that the approved exchange ratio was properly implemented, and did not include performing any assessment or appraisal nor issuing a technical opinion, report or appraisal in respect of the Share Exchange Ratio. Further, their professional tasks did not include conducting an audit examination for the purpose of expressing a professional opinion on the Share Exchange Ratio. For information about Price Waterhouse & Co. S.R.L.’s relationship with Pampa and the Merged Companies, see “Independent Registered Public Accounting Firm.”

U.S. FEDERAL INCOME TAX CONSEQUENCES

This summary describes certain U.S. federal income tax consequences of the merger that may be relevant to you if you are a beneficial owner of PESA Securities that is a U.S. Holder (as defined below) who receives Pampa Securities in exchange for PESA Securities pursuant to the merger. This summary applies to a holder only if such holder holds the PESA Securities as capital assets for tax purposes. This summary does not address the Medicare tax on net investment income and does not apply to investors that are members of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a person that holds PESA Securities that are a hedge or that are hedged against interest rate or currency risks;

•                  a person that holds PESA Securities as part of a straddle or conversion transaction for tax purposes;

•                  a person who is liable for the alternative minimum tax;

•                  a person whose functional currency for U.S. tax purposes is not the U.S. dollar;

•                  a person that owns or is deemed to own 10% or more of our voting stock; or

•                  a holder that is part of the affiliated group of Pampa.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, this summary assumes the deposit agreements governing the PESA ADSs and Pampa ADSs, and all other related agreements, will be performed in accordance with their terms.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF THE MERGER AND OF THE PURCHASING, OWNING, AND DISPOSING OF PAMPA SECURITIES IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE POSSIBLE APPLICATION OF STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

For purposes of this summary, an investor is a “U.S. Holder” if such investor is a beneficial owner of PESA Securities and is:

•                  an individual citizen or resident of the United States;

•                  a U.S. domestic corporation; or

•                  otherwise subject to U.S. federal income tax on a net income basis with respect to income from the PESA Securities.

If a partnership holds our PESA Securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. An investor who is a partner of a partnership holding our PESA Securities should consult its own tax advisor.

Consequences of the Merger for U.S. Holders

We expect that the receipt of Pampa Securities by a U.S. Holder in exchange for PESA Securities pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes; the remainder of this discussion assumes that treatment. U.S. Holders will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between their amount realized in connection with the Pampa Securities received  and their tax basis in the PESA Securities converted pursuant to the merger. Your amount realized will be the fair market value of the Pampa Securities received and, in the case of Pampa ADSs, any amount received in respect of fractions of Pampa ADSs. Any gain or loss you recognize pursuant to the merger will generally be capital gain or loss. If you are a noncorporate U.S. Holder, gain derived with respect to capital assets held for more than one year at the time are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Taxation of Pampa Securities Received Pursuant to the Merger

In general, if an investor is the beneficial owner of Pampa ADSs, such investor will be treated as the beneficial owner of the Pampa Shares represented by those Pampa ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if such investor exchanges a Pampa ADS for the Pampa Shares represented by that Pampa ADS.

Dividends

The gross amount of distributions that investors receive (prior to deduction of Argentine taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be treated as a dividend. Dividends paid in pesos will be included in an investor’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of the depositary’s receipt of the dividend (in the case of Pampa ADSs) or on your receipt of the dividend (in the case of common shares), regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder will have a tax basis in such pesos for U.S. federal income tax purposes equal to the U.S. dollar value on the date of such receipt. Any subsequent gain or loss in respect of such pesos arising from exchange rate fluctuations will be ordinary income or loss and will be treated as income from U.S. sources for foreign tax credit purposes. If such a dividend is converted into U.S. dollars on the date of receipt, investors generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. Any dividends that we pay will not be eligible for the dividends received deduction allowed to corporations for U.S. federal income tax purposes. Subject to certain exceptions for short-term (60 days or less) and hedged positions, the U.S. dollar amount of dividends received by an individual or other non-corporate U.S. Holder in respect of Pampa Securities generally will be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends paid on the Pampa ADSs will be treated as qualified dividends if (1) the Pampa ADSs are readily tradable on an established securities market in the United States and (2) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). The Pampa ADSs are listed on the NYSE and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2015 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2016 taxable year or the reasonably foreseeable future, although there can be no assurance in this regard.

Because the Pampa Shares are not themselves listed on a U.S. exchange, dividends received with respect to the Pampa Shares may not be treated as qualified dividends. U.S. Holders of Pampa Securities should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Distributions of additional Pampa Shares in respect of Pampa Securities that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale or Other Disposition

Upon a sale or other disposition of Pampa Securities, an investor will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on the sale or disposition (including any amount withheld in respect of Argentine withholding taxes, as described in more detail below under “Argentine Tax Consequences—Certain Tax Consequences Related to the Pampa Shares and the Pampa ADSs—Capital Gains Tax”) and such investor’s tax basis, determined in U.S. dollars, in the Pampa Securities. Generally, such gain or loss realized on the sale or other disposition of Pampa Securities will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if the Pampa Securities were held for more than one year. The ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual or other non-corporate U.S. Holder generally is subject to taxation at a reduced rate.

Foreign Tax Credit Considerations

Investors should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits. If no such rules apply, investors may claim a credit against their U.S. federal income tax liability for Argentine taxes withheld from cash dividends on the Pampa Securities, so long as they have owned the Pampa Securities (and not entered into specified kinds of hedging transactions) for at least 16 days during the 31-day period beginning on the date which is 15 days before the ex-dividend date. For purposes of the foreign tax credit, dividends paid on the Pampa Securities generally will be treated as “passive category income.”

Because any gain realized on the sale or other disposition of Pampa Securities will be treated as U.S. source (as discussed above under “—Sale or Other Disposition” ), an investor generally would not be able to use the foreign tax credit arising from any Argentine tax imposed on such disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Taxes are only eligible for the foreign tax credit if they are income taxes (or a tax paid in lieu of an income tax). Asset taxes, such as the Argentine personal assets tax (as described below in “Argentine Tax Consequences—Certain Tax Consequences Related to the Pampa Shares and the Pampa ADSs—Personal Assets Tax”) generally will not be treated as an income tax for U.S. federal income tax purposes. If the Argentine personal assets tax is not treated as an income tax for U.S. federal income tax purposes, a U.S. Holder generally would be unable to claim a foreign tax credit for any Argentine personal assets tax withheld. The Argentine capital gains tax is likely to be treated as an income tax (or a tax paid in lieu of an income tax) and thus eligible for the foreign tax credit; however, you generally may claim a foreign tax credit only after taking into account any available opportunity to reduce the Argentine capital gains tax, including opting to be taxed on net gain as opposed to the net presumed income under Argentine law. A U.S. Holder may be able to deduct the Argentine taxes discussed in this paragraph in computing its U.S. federal income tax liability, subject to applicable limitations. The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involve the application of complex rules that depend on a U.S. Holder’s particular circumstances. Investors should consult their own tax advisors regarding the creditability or deductibility of such taxes.

U.S. Information Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting unless the holder is an exempt recipient and may also be subject to backup withholding unless the holder (1) provides its taxpayer identification number and certifies that it is not subject to backup withholding or (2) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

ARGENTINE TAX CONSEQUENCES

The following description of certain Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus and is subject to any subsequent change in Argentine laws and regulations that may come into effect after such date. This section is the opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán insofar as it relates to matters of Argentine tax law. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of Pampa Securities or PESA Securities. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus will agree with this interpretation.

Tax Consequences Related to the Merger

The merger of each of the Merged Companies and Pampa may qualify as a “tax-free reorganization” under the ITL, the Regulatory Decree, judicial decisions, and published rulings of the AFIP; therefore, we believe the shareholders will not have to recognize any Argentine-source income in connection with the exchange of PESA Securities for Pampa Securities in the merger.

Pursuant to Section 105 (IV) of the Regulatory Decree and AFIP regulations, within 180 calendar days following the Merger Effectiveness Date, Pampa and the Merged Companies must give formal notice of the merger to the AFIP, and submit other documentation as required by the Regulatory Decree and AFIP regulations.  A two-year extension may be requested from the AFIP in order to submit documents that are obtained once the 180-calendar-day period has expired.

Pursuant to Section 77 of the ITL and Section 105 of the Regulatory Decree, for a two-year period following the Merger Effectiveness Date, the surviving company must (i) remain in the same line of business as the companies prior to the merger and (ii) maintain the listing of its shares on a stock market. For these purposes, the Merger Effectiveness Date will be the first date on which Pampa assumes the activity or activities carried out by Merged Companies prior to such date.

Even though Pampa expects that these requirements will be met, no assurance can be given as to this fact. Since applicable regulations do not provide that the AFIP must issue a resolution confirming that the surviving company has effectively complied with the abovementioned requirements and that, therefore, the merger effectively qualifies as a “tax-free reorganization,” there can be no assurance that the AFIP will not challenge the merger based on their interpretation that such requirements were not properly satisfied, until the five-year statute of limitations has lapsed.

If the merger qualifies as a tax-free reorganization under Argentine law, no capital gains or withholding tax would apply to investors receiving Pampa Securities in the merger in exchange for their PESA Securities. In addition, the exchange of the PESA Securities in the merger is exempted from value added tax pursuant to Section 7(b) of the Argentine Value Added Tax Law (Ley de Impuesto al Valor Agregado No. 23,349).

Certain Tax Consequences Related to the Pampa Shares and the Pampa ADSs

The following is a description of the principal Argentine tax consequences of the acquisition, ownership and disposition of Pampa Shares and Pampa ADSs, but it does not purport to be a comprehensive description of all the Argentine tax considerations that may be relevant for the holder of Pampa Shares and/or Pampa ADSs.

Dividends Tax

Dividends paid in excess of our taxable accumulated income for the previous fiscal period are subject to a withholding at the rate of 35% in respect of the excess portion of the dividends paid. The 35% withholding is subject to the limits set forth by double taxation treaties in force. See “—Tax Treaties.”

Capital Gains Tax

Resident Individuals

The ITL provides for the taxation of resident individuals’ income resulting from the purchase and sale, exchange or other disposition of shares not listed on stock exchanges or securities markets as authorized by the CNV, irrespective of the frequency or regularity of such operations. This income is subject in all cases to the 15% tax rate.

Notwithstanding the above, based on certain tax precedents, there may be support to argue that gains obtained by resident individuals from the disposal of Pampa ADSs should be considered as foreign source income. Recently, the AFIP has determined that foreign source income obtained by resident individuals is taxed at a 9% to 35% rate. As this is a controversial issue, a case-by-case analysis is required.

Foreign Beneficiaries

Pursuant to the income tax reform introduced by Law No. 26,893, all income resulting from the purchase and sale, exchange or other disposition of shares and other securities earned by individual or entities that are not Argentine residents for Argentine tax purposes (“Foreign Beneficiaries”) will be subject to income tax, whether they are listed on stock exchanges or securities markets, have an authorization for public offering or do not meet such requirements. These provisions will apply to foreign individual and legal entities at a 15% rate on the net capital gains or at a 13.5% rate on the gross price.

Notwithstanding the above, based on certain tax precedents, there may be support to argue that gains obtained by Foreign Beneficiaries from the disposal of Pampa ADSs should be regarded as foreign source income and, therefore, not subject to Argentine income tax. As this is a controversial issue, a case-by-case analysis is required.

Argentine Resident Entities

Capital gains obtained by Argentine legal entities in general, corporations organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, entities included in Section 1 of Argentine Law No. 22,016, certain trusts created in accordance with Argentine law, certain mutual funds, sole proprietorships and individuals carrying on certain commercial activities in Argentina derived from the sale, exchange or other disposition of our Pampa Shares or Pampa ADSs are subject to income tax at the rate of 35%. Losses arising from the sale of our Pampa Shares or Pampa ADSs can be applied to offset such income.

Personal Assets Tax

Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign individuals and foreign entities for the holding of our shares at December 31 of each year. The applicable tax rate is 0.25% and is levied on the equity value, or the book value, of the shares arising from the last balance sheet. Pursuant to the Personal Assets Tax Law (Ley de Impuesto sobre los Bienes Personales No. 23,966 (texto ordenado 997)), the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine individuals and/or foreign shareholders or by withholding dividend payments.

Transfer Taxes

The sale, exchange or other disposition of Pampa Shares or Pampa ADSs is not subject to transfer taxes.

Stamp Taxes

Stamp taxes may apply in the City of Buenos Aires and in certain Argentine provinces in case transfer of Pampa Shares or Pampa ADSs is performed or executed in such jurisdictions by means of written agreements.

Tax on Minimum Notional Income (Impuesto a la Ganancia Mínima Presunta, or “IGMP”)

Companies domiciled in Argentina, partnerships, foundations, sole proprietorships, trusts, certain mutual funds organized in Argentina and permanent business establishments owned by foreign persons are subject to IGMP over the total value of assets held by such persons, above a certain minimum threshold. Nevertheless, common shares and ADSs issued by entities subject to such tax are exempt from the IGMP. This tax will no longer be in force for fiscal years commencing on or after January 1, 2019.

Gross Income Tax

The gross income tax is a local tax; therefore, the rules of the relevant provincial jurisdiction should be considered, which may levy this tax on the customary purchase and sale, exchange or other disposition of common shares and ADSs, and/or the collection of dividends at an average rate of 6%, unless an exemption is applicable. In the particular case of the City of Buenos Aires, any transaction involving common shares and/or the collection of dividends and revaluations is exempt from this tax.

Value Added Tax

The sale, exchange or other disposition of Pampa Shares or Pampa ADSs and the distribution of dividends are exempted from the value added tax.

Other Taxes

There are no Argentine inheritance or succession taxes applicable to the ownership, transfer or disposition of Pampa Shares or Pampa ADSs. In addition, neither the minimum notional income tax nor any local gross turnover tax is applicable to the ownership, transfer or disposition of Pampa Shares or Pampa ADSs.

Tax Treaties

Argentina has signed tax treaties for the avoidance of double taxation with Australia, Belgium, Spain, Bolivia, Brazil, Canada, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Russia, Sweden, Uruguay, the United Kingdom and Switzerland. There is currently no tax treaty or convention in effect between Argentina and the United States. It is not clear when, if ever, a treaty will be ratified or entered into effect. As a result, the Argentine tax consequences described in this section will apply, without modification, to a holder of our Pampa Shares or Pampa ADSs that is a U.S. resident. Foreign shareholders located in certain jurisdictions with a tax treaty in force with Argentina may be exempted from the payment of the personal asset tax.

REGULATORY MATTERS

The proposed merger is not subject to the approvel of the CNDC.  The Transaction, however, remains subject to the approval of the Argentine National Commission for the Defense of Competition after consummation of the Transaction. If the CNDC does not approve the Transaction, Pampa may be required to divest its interest in Petrobras Argentina or certain assets.

MATERIAL RELATIONSHIPS AMONG PAMPA, PETROBRAS ARGENTINA AND OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS

Pampa’s Major Shareholders

Our share capital consists of 1,836,494,690 Pampa Shares, which have a nominal value of Ps.1.00, and are each entitled to one vote per share.

The table below sets forth information concerning the beneficial ownership of our Pampa Shares as of November 23, 2016. Except as described below, we are not aware of any holder of more than five percent of any class of Pampa Shares.

Shareholder	Number of Shares	Percentage of capital	Percentage of voting power
ANSES(1)	305,307,129	16.62%	16.62%
Marcos Marcelo Mindlin	245,897,890	13.39%	13.39%
PointState Capital LP(2)	114,957,800	6.26%	6.26%
Gustavo Mariani	47,730,487	2.60%	2.60%
Damián Miguel Mindlin	47,269,055	2.57%	2.57%
Ricardo Alejandro Torres	28,712,300	1.56%	1.56%

(1)         On November 20, 2008, the Argentine Congress passed a law unifying the Argentine pension and retirement system into a system publicly administered by the ANSES and eliminating the retirement savings system previously administered by private pension funds under the supervision of a governmental agency. In accordance with the new law, private pension funds transferred all of the assets administered by them under the retirement savings system to the ANSES. These transferred assets included 295,765,953 Pampa Shares, representing 20.50% of our capital stock at that date. The ANSES is subject to the same investment rules, prohibitions and restrictions that were applicable to the Argentine private pension funds under the retirement savings system, except as described in the following sentence. On April 12, 2011, the Emergency Decree No. 441 was issued, which annulled the restrictions under Section 76(f) of Law No. 24,241 on the exercise of more than 5% of the voting power in any local or foreign company, such as Pampa, in any meeting of shareholders, irrespective of the actual interest held in the relevant company’s capital stock. The annulment of the restrictions under Section 76(f) of Law No. 24,241 came into effect on April 14, 2011. As of such date, the ANSES may exercise its voting power in any local or foreign company, such as Pampa, based on the actual interest held in the relevant company’s capital stock. In July 2016, Congress passed Law No. 27,260 which replaced Section 76 of Law No. 24,241 without restating the restrictions described above. Therefore, as of the date of this prospectus, ANSES is not subject to said restrictions.

(2)         Estimated based on a filing by PointState Capital LP with the BASE dated December 1, 2016

Petrobras Argentina’s Major Shareholders

Petrobras Argentina’s share capital consists of 2,019,236,820 PESA Shares, which have a nominal value of Ps.1.00, and are each entitled to one vote per share.

The table below sets forth information concerning the beneficial ownership of the PESA Shares as of November 23, 2016. Except as described below, we are not aware of any holder of more than five percent of any class of PESA Shares.

Shareholder	Number of Shares	Percentage of capital	Percentage of voting power
PPSL	1,245,888,696	61.70%	61.70%
Pampa	579,413,723	28.69%	28.69%

According to the ownership reports of shares or other securities or rights in PESA Securities prepared by our directors and members of senior management and provided to us, none of our directors or executive officers entered into any transactions in PESA Securities during the past six months.

Past Contacts, Transactions, Negotiations and Agreements with Petrobras Argentina

Petrobras contacted Pampa regarding the solicitation of bids to acquire 100% of Petrobras International Braspetro B.V.’s equity interest in PPSL that holds 67.1933% of the equity interests in Petrobras Argentina and provided preliminary information regarding the terms on which Petrobras International Braspetro B.V. would consider selling its equity interest in PPSL. Pampa and Petrobras International Braspetro B.V. executed a confidentiality agreement pursuant to which Petrobras International Braspetro B.V. provided Pampa with additional information regarding the potential transaction and Petrobras Argentina.

On December 18, 2015, Pampa made a binding offer to acquire 100% of Petrobras International Braspetro B.V.’s equity interest in PPSL (the “Bid Letter”) at a price of U.S.$870 million plus 67.1933% of the net proceeds collected by Petrobras Argentina in relation to Petrobras Argentina’s operations in Bolivia and Ecuador, which were excluded from the scope of the transaction. Pampa’s offer was conditioned on satisfactory completion of confirmatory due diligence, negotiation and finalization of a sale and purchase agreement and approval of the Transaction by the Pampa Board of Directors.

On December 30, 2015, Petrobras confirmed that Pampa would be allowed to continue with the confirmatory due diligence process. At that time, Pampa insisted on being granted exclusivity in negotiating the purchase 100% of Petrobras International Braspetro B.V.’s equity interest in PPSL.

On January 14, 2016, Pampa and Petrobras held a meeting in Rio de Janeiro to discuss Pampa’s offer. The parties disagreed on the applicable valuation criteria regarding certain assets, and Petrobras suggested that Pampa complete the confirmatory due diligence process and attend the management presentations to be held in Buenos Aires the following week to allow Pampa to review and discuss Petrobras’ proposed higher valuation.

The management presentation meetings were held on January 21 and 22, 2016 in Buenos Aires. Also, additional documentation was made available to Pampa in an on-site data room. On January 27 and 28, 2016, Pampa attended business plan presentations held in Buenos Aires.

From January 28, 2016 to February 23, 2016, after Pampa’s representatives met with representatives of Petrobras to further explain and detail the reasons why Pampa had decided not to increase the offer after having finalized their due diligence process, the parties continued negotiating several aspects of the transaction.

On February 23, 2016, Pampa submitted to Petrobras a formal proposal, which was considered by Petrobras’ board of directors on February 26, 2016. On February 28, 2016, Petrobras’ board of directors approved the continuance of the negotiations.

On February 29, 2016, Pampa sent Petrobras a supplemented and amended Bid Letter (the “Amended Bid Letter”). In the Amended Bid Letter, Pampa indicated its willingness to provide for deferred contingent consideration to be paid to Petrobras International Braspetro B.V., based on the outcome of certain contingencies, and agreed to grant Petrobras an exclusive right to farm-in up to 50% of the working interest of the Río Neuquén area (including Punta Rosada). In addition, Petrobras agreed that between the signing of the Sale and Purchase Agreement and the closing of the Transaction, Petrobras Argentina would issue new indebtedness to replace existing indebtedness guaranteed by Petrobras. The terms and conditions of the new indebtedness would be subject to Pampa’s approval.

On March 1, 2016, Petrobras sent Pampa a letter in which it proposed that Pampa and Petrobras enter into an exclusivity agreement (the “Exclusivity Agreement”) in order to continue negotiating the terms of Pampa’s acquisition of PPSL. The Exclusivity Agreement provided that Petrobras and its affiliates would not engage in negotiations for the sale of Petrobras Argentina with any party other than Pampa for a period of 30 days following the execution of the Exclusivity Agreement. Pampa and Petrobras entered into the Exclusivity Agreement on March 1, 2016.

On May 13, 2016, we, as buyer, and Petrobras International Braspetro B.V., a wholly-owned subsidiary of Petrobras, as seller, entered into the Transaction, pursuant to which we agreed to acquire (i) all of the shares of PPSL and (ii) certain intercompany indebtedness of PPSL with Petrobras International Braspetro B.V. in an aggregate amount equal to U.S.$80 million.

Under the Sale and Purchase Agreement, the base price for our acquisition of 100% of PPSL (including the credit held by Petrobras International Braspetro B.V.) was U.S.$892,000,000. After certain adjustments, the purchase price paid at closing amounted to U.S.$897,163,212 (the “Transaction Purchase Price”), which translates to U.S.$0.6612 per PESA Share beneficially owned by PPSL. The Transaction Purchase Price, adjusted at the closing date of the Transaction as described below, was paid as aggregate consideration for the sale of all of the shares of PPSL and the intercompany indebtedness of PPSL with Petrobras International Braspetro B.V. The Transaction Purchase Price was subject to certain post-closing adjustments. On November 21, 2016, the parties agreed on the amount of these adjustments and on the final transaction purchase price, which amounted to U.S.$900,367,973.

As of July 27, 2016 (the closing date of the Transaction), PPSL beneficially owned 135,679,155 PESA ADSs, representing 1,356,791,556 PESA Shares, or 67.1933% of the total number of PESA Shares (including PESA Shares represented by PESA ADSs). The Sale and Purchase Agreement included a number of form agreements and annexes, including, but not limited to, a trademark license and de-branding agreement, a lubricant purchase and sale agreement, a lubricant trademark license agreement and a technical and technological support agreement, as well as transition services agreements.

In evaluating whether or not to carry out the Transaction, Pampa considered a number of factors. Petrobras Argentina is an integrated energy company, engaged in oil and gas exploration and production, refining, petrochemicals, electricity generation and transmission and hydrocarbon marketing and transportation. The Transaction represented a unique opportunity for Pampa to both promote activities in the sector in which it currently operates and penetrate a new industry.

With respect to the assets of Pampa, and the strength of the businesses it already operates, Pampa believes that the following are important synergies with Petrobras Argentina:

•                  Transportation of Gas and Processing of Liquids. Until the closing date of the Transaction, Pampa and Petrobras Argentina were partners in Compañía de Inversiones en Energía S.A., which holds shares of TGS, with more than 9,100 km of pipelines and 60% in market share.

•                  Electricity Generation. Pampa has an installed capacity of 2,309 MW (653 MW in hydroelectric generation and 1,656 MW in thermal generation), representing 6.8% in market share, while Petrobras Argentina has an installed capacity of 1200 MW (285MW in hydroelectric and 915 MW in thermal generation), representing 3.6% in market share. After the Transaction, the group would become the third largest generator in the country with 10.4% in market share.

•                  Gas and Oil Exploration and Production. Through PEPASA, Pampa has five production blocks and more than 130 production wells. Petrobras Argentina has 16 production blocks, with natural gas production representing 6.2% in market share and oil production representing 4.1% in market share. The areas with proven and/or potential reserves are a scarce asset in Argentina, but the Transaction provides a unique growth opportunity for Pampa.

As a result of the Transaction, Pampa acquired, indirectly through PPSL, 135,679,155 PESA ADSs, representing 1,356,791,556 PESA Shares, or 67.1933% % of the total number of PESA Shares (including PESA Shares represented by PESA ADSs).

The closing of the Transaction was subject to certain conditions precedent typical for a transaction of its type, such as certain representations and guarantees made by us and Petrobras. Among these conditions was a requirement that Petrobras Argentina refinance its 5.875% Series S Notes due 2017 and release Petrobras from its guarantee of such notes, which it completed on July 22, 2016.

Additionally, pursuant to the Sale and Purchase Agreement, Pampa is responsible during the 15-year period following the closing of the Transaction for a percentage of the difference between the actual cost of certain contingencies identified prior to the closing of the Transaction, and the estimated cost of such contingencies (including the determination of several tax, customs, arbitration and transfer pricing claims relating to Petrobras Argentina).

On November 1, 2016, PPSL transferred 11,090,286 PESA ADSs to Emes in connection with the Emes Convertible Loan. Emes tendered these PESA ADSs in the Tender and Exchange Offers in exchange for Pampa ADS.

On October 7, 2016, we commenced the Tender and Exchange Offers.  The Tender and Exchange Offers were made by Pampa in connection with the Transaction, which resulted in a PESA Change of Control. Pursuant to Argentine law, Pampa was required to make an offer to purchase for cash all of the remaining outstanding PESA Shares in connection with the PESA Change of Control. As an alternative to a cash payment for PESA Shares that is mandatory pursuant to Argentine Law, Pampa elected to offer holders of PESA Shares and PESA ADSs the option to receive Pampa Securities in connection with the Offer Share Consideration.

The Tender and Exchange Offers settled on November 22, 2016 (with respect to the exchange offers) and November 23, 2016 (with respect to the cash tender offers), pursuant to which a total of 579,413,723 PESA Shares (including PESA Shares represented by PESA ADSs) were tendered.  As a result of the Transaction and the Tender and Exchange Offers, as of the date of this prospectus, we directly or indirectly beneficially own 1,825,302,419 PESA Shares (including PESA Shares represented by PESA ADSs), or 90.40% of the total outstanding capital stock of Petrobras Argentina.

Related-Party Transactions—Transactions with Petrobras Argentina and Subsidiaries

We have, and expect to continue to have, a variety of contractual relationships with Petrobras Argentina and its subsidiaries.

Sale of PESA Securities

Ricardo Torres, Pampa’s Co-Chief Executive Officer and a member of the Pampa Board of Directors, Clarisa Lifsic, a member of the Pampa Board of Directors, and José María Tenaillon, an alternate member of the Pampa Board of Directors, tendered PESA Securities that they held in the Tender and Exchange Offers.

Production and Investment Agreements

In each of 2010 and 2013, our subsidiary, PEPASA, entered into investment agreements with Petrobras Argentina relating to the El Mangrullo block, for which Petrobras Argentina is the operator. Accordingly, PEPASA acquired 43% of the right to freely dispose of the hydrocarbon production at the wellhead and to commercialize and process the hydrocarbons obtained from certain wells to be drilled in this block, subject to the terms of each of these agreements. The hydrocarbon production resulting from PEPASA and Petrobras Argentina may be sold under the Gas Plus Program (SE Resolution No. 24/2008, under which producers are able to sell their production at a price higher than the reference price) and is subject to 14% royalties. The concession for the El Mangrullo block expires in 2025.

In 2015, through our subsidiary PEPASA, we have continued with the exploration and exploitation of natural gas reserves under production agreements and investment agreements entered into with Petrobras Argentina.

Related-Party Transactions—Transaction with Emes

Emes Convertible Loan

Three directors on the Pampa Board of Directors, Gustavo Mariani, Damián Mindlin and Ricardo Torres, and the Chairman of the Pampa Board of Directors, Marcelo Mindlin, together with certain other investors, are members of Emes Energía Argentina LLC (“Emes”). On May 13, 2016, Emes made a loan of U.S.$50 million to Pampa (the “Emes Convertible Loan”).  As of September 30, 2016, the principal amount outstanding of such loan was U.S.$70,299,371.27.  Pampa repaid the Emes Convertible Loan by transferring a portion of PPSL’s debt acquired by Pampa from Petrobras International Braspetro B.V. totaling U.S.$77,410,196. PPSL repaid such loan in-kind by transferring 11,090,286 PESA ADSs to Emes. Emes tendered its PESA ADSs in the Tender and Exchange Offers in exchange for Pampa ADSs.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

We prepared the following unaudited pro forma combined condensed financial information by applying certain pro forma adjustments to our historical consolidated financial statements. The pro forma adjustments give effect to the following Pro Forma Transactions:

(i)             the Transaction;

(ii)          the Asset Sale to Petrobras;

(iii)       the YPF Assignment;

(iv)      our disposal of 50% of the direct interest and/or the final benefit of the share capital and voting rights of CIESA, the parent company of TGS), which was consummated on July 27, 2016;

(v)         the consummation of the Tender and Exchange Offers and the merger;

(vi)      financing of the Transaction and for the Offer Cash Consideration (including under the Argentine Offers and the U.S. Cash Tender Offer); and

(vii)   Petrobras Argentina’s issuance of debt securities and use of proceeds from that offering to repurchase all of its tendered Series S Notes due 2017 and redeem any Series S Notes remaining outstanding after completion of the cash tender offers. The closing of the Transaction was subject to certain conditions precedent typical for a transaction of its type, such as certain representations and guarantees made by us and Petrobras. Among these conditions was a requirement that Petrobras Argentina refinance its Series S Notes and release Petrobras from its guarantee of such notes.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2015 and for the nine-month period ended September 30, 2016 give effect to the Pro Forma Transactions as if each of them had occurred on January 1, 2015.  The unaudited pro forma combined condensed balance sheet as of September 30, 2016 was not included in this prospectus because this information is already available in the Pampa Unaudited Interim Financial Statements incorporated by reference herein. See Note 35 of the Pampa Unaudited Interim Financial Statements for further detail about the preliminary estimated fair values of the acquired assets and the assumed liabilities corresponding to PPSL’s acquisitions.

The historical financial statements of Pampa and of the business acquired are incorporated elsewhere in this prospectus.

We have based the pro forma adjustments on available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with this unaudited pro forma combined condensed financial information. In many cases, we based these assumptions on preliminary information and estimates.

We accounted for the acquisition using the acquisition method of accounting for business combinations under IFRS. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets and liabilities based on their estimated fair values as of the acquisition date. The non-controlling interest in Petrobras Argentina has been measured based on our proportional interest of the estimated fair value of the net assets identified in the acquisition. As of the date of this prospectus, the purchase price allocation for PPSL was preliminarily completed.

These initial estimates may differ from the final valuations to be obtained from the final report of the third-party expert.

We provide the unaudited pro forma combined condensed financial information for informational purposes only. The unaudited pro forma combined condensed financial information neither purports to represent what our results of operations would have been had the Pro Forma Transactions actually occurred on the assumed dates, nor purports to project our results of operations for any future period or future date. You should read these unaudited pro forma combined condensed financial information in conjunction with “Summary—The Companies—Pampa—Selected Financial Information,” “Comparative Historical and Unaudited Pro Forma per Share Data,” “Comparative Historical and Unaudited Pro Forma per Share Data,” “Notes to Unaudited Pro Forma Combined Condensed Financial Information,” “Unaudited Pro Forma Combined Condensed Financial Information,” the 2015 Pampa Form 20-F, as well as the Pampa Financial Statements and Pampa’s historical financial statements, including the related notes thereto, incorporated elsewhere in this prospectus.

Unaudited Pro Forma Combined Condensed Income Statement

For the nine-month period ended September 30, 2016

(Ps. in millions, except per share amounts)

	Pampa Energía S.A.	Petrobras Argentina S.A.	Acquisition Related Pro Forma Adjustments		Pro Forma Combined	Disposals	Pro Forma Combined	Petrobras 144 Bond offering	Tender and exchange offer and merger	Pro Forma Combined

Revenue	18,280	21,545	(4,937)	(e) (f)	34,888	(1,776)	33,112	—	—	33,112
Cost of sales	(15,521)	(14,894)	2,859	(b) (c) (f)	(27,555)	870	(26,685)	—	—	(26,685)
Gross profit (loss)	2,759	6,651	(2,078)		7,333	(906)	6,427	—	—	6,427

Selling and administrative expenses	(4,051)	(2,991)	1,072	(e) (h) (f)	(5,970)	19	(5,951)	—	—	(5,951)
Exploration expenses	(76)	(167)	61	(f)	(182)	4	(178)	—	—	(178)
Other operating income	2,025	2,074	(1,125)	(f)	2,974	—	2,974	—	—	2,974
Other operating expenses	(1,117)	(2,763)	688	(f)	(3,192)	323	(2,870)	—	—	(2,870)
Share of (loss) profit of joint ventures	(194)	67	49	(f)	(79)	—	(79)	—	—	(79)
Share of profit (loss) of associates	2	42	22	(a) (f)	66	3	69	—	—	69
Income from sale of subsidiaries	480	—	—		480	(480)	—	—	—	—
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	(172)	2,913	(1,311)		1,430	(1,038)	391	—	—	391
Income recognition on account of the RTI - SE Resolution No. 32/15	419	—	—		419	—	419	—	—	419
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	82	—	—		82	—	82	—	—	82
Operating income (loss)	329	2,913	(1,311)		1,930	(1,038)	892	—	—	892

Financial income	483	837	(744)	(g) (f)	576	—	576	—	—	576
Financial expenses	(3,039)	(1,445)	989	(g) (i) (f)	(3,494)	—	(3,494)	(167)	(711)	(4,372)
Other financial results	157	—	(527)	(a) (g) (f)	(370)	(152)	(522)	—	—	(522)
Financial results, net	(2,398)	(608)	(282)		(3,288)	(152)	(3,440)	(167)	(711)	(4,318)
Profit (loss) before income tax	(2,069)	2,305	(1,593)		(1,358)	(1,190)	(2,548)	(167)	(711)	(3,426)

Income tax and minimun national income tax	525	(1,482)	845	(d) (f)	(112)	283	171	58	249	478
Profit (loss) of the period	(1,544)	823	(748)		(1,469)	(907)	(2,376)	(109)	(462)	(2,947)

Unaudited Pro Forma Combined Condensed Income Statement

For the year ended December 31, 2015

(Ps. in millions, except per share amounts)

	Pampa Energía S.A.	Petrobras Argentina S.A.	Acquisition Related Pro Forma Adjustments		Pro Forma Combined	Disposals	Pro Forma Combined	Petrobras 144 Bond offering	Tender and exchange offer and merger	Pro Forma Combined

Revenue	7,161	21,955	(638)	(e) (g)	28,478	(1,041)	27,437	—	—	27,437
Cost of sales	(7,093)	(15,554)	(1,442)	(b) (c)	(24,089)	953	(23,136)	—	—	(23,136)
Gross profit (loss)	68	6,401	(2,080)		4,389	(88)	4,301	—	—	4,301

Selling and administrative expenses	(2,212)	(2,921)	27	(e) (h)	(5,106)	14	(5,092)	—	—	(5,092)
Exploration expenses	—	(148)	—		(148)	7	(141)	—	—	(141)
Other operating income	941	1,211	618	(g)	2,769	—	2,769	—	—	2,769
Other operating expenses	(754)	(1,334)	—		(2,088)	244	(1,844)	—	—	(1,844)
Share of (loss) profit of joint ventures	9	(50)	—		(41)	—	(41)	—	—	(41)
Share of profit (loss) of associates	(10)	(1,240)	—		(1,250)	10	(1,240)	—	—	(1,240)
Reversal of impairment of property, plant and equipment	25	—	—		25	—	25	—	—	25
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	(1,933)	1,919	(1,436)		(1,450)	187	(1,263)	—	—	(1,263)
Income recognition on account of the RTI - SE Resolution No. 32/15	5,025	—	—		5,025	—	5,025	—	—	5,025
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	551	—	—		551	—	551	—	—	551
Operating income (loss)	3,643	1,919	(1,436)		4,127	187	4,314	—		4,314

Financial income	349	1,539	(1,201)	(g)	687	3	690	—	—	690
Financial expenses	(1,257)	(1,592)	884	(g) (i)	(1,965)	—	(1,965)	(406)	(945)	(3,315)
Other financial results	1,701	—	(1,562)	(a) (g)	139	(1,583)	(1,444)	—	—	(1,444)
Financial results, net	792	(53)	(1,879)		(1,139)	(1,580)	(2,719)	(406)	(945)	(4,070)
Profit (loss) before income tax	4,436	1,866	(3,314)		2,987	(1,393)	1,594	(406)	(945)	244

Income tax and minimun national income tax	(587)	(971)	1,162	(d)	(395)	(102)	(498)	142	331	(25)
Profit (loss) of the year	3,849	895	(2,152)		2,592	(1,495)	1,097	(264)	(614)	219

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(for tables, Ps. in millions, except per share amounts)

The main terms and conditions of the agreements in connection with our acquisition and disposals are described below.

These initial estimates may differ from the final valuations to be obtained from the final report of the third-party expert.

Acquisitions

On May 13, 2016, we, as buyer, and Petrobras International Braspetro B.V., a wholly-owned subsidiary of Petrobras, as seller, entered into the Transaction, pursuant to which we agreed to acquire all of the shares of PPSL and certain intercompany indebtedness of PPSL with Petrobras International Braspetro B.V. in an aggregate amount equal to U.S.$80 million. Under the Sale and Purchase Agreement, the base price for our acquisition of 100% of PPSL (including the credit held by Petrobras International Braspetro B.V.) was U.S.$892,000,000. After certain adjustments, the purchase price paid at closing amounted to U.S.$897,163,212 (the “Transaction Purchase Price”).

The Transaction Purchase Price, adjusted at the closing date of the Transaction as described below, was paid as aggregate consideration for the sale of all of the shares of PPSL and the intercompany indebtedness of PPSL with Petrobras International Braspetro B.V.

The closing of the Transaction was subject to certain conditions precedent typical for a transaction of its type, such as certain representations and guarantees made by us and Petrobras. Among these conditions was a requirement that Petrobras Argentina refinance its 5.875% Series S Notes due 2017 and release Petrobras from its guarantee of such notes.

On May 13, 2016, and simultaneously with the execution of the Sale and Purchase Agreement, Pampa made an initial deposit of 20% of the base price, which was U.S.$178.4 million, in an escrow account opened with Citibank, N.A.

Upon the closing of the Transaction on July 27, 2016, we acquired all of the shares of PPSL, which at the time held 135,679,155 PESA ADSs, representing 1,356,791,556 PESA Shares, or 67.1933% of the total number of PESA Shares (including PESA Shares represented by PESA ADSs).

Upon closing the acquisition of PPSL’s shares, we paid additional cash consideration of U.S.$713.6 million plus certain adjustments that amounted to U.S.$5.2 million. The final price of the Transaction, which amounted to U.S.$897.2 million, was allocated as follows: (i) U.S.$817.2 million to 100% of PPSL’s shares, which in turn held 1,356,791,556 PESA Shares and (ii) U.S.$80 million to PPSL as credit.

In order to pay the final price of the Transaction, we used a combination of the following financing sources: (i) U.S.$161 million from the sale of TGS (for further information see “—Dispositions”); (ii) bank financing for U.S.$271 million; (iii) private financing for U.S.$140 million, corresponding to a loan granted by YPF; and (iv) financing from the Emes Convertible Loan for U.S.$50 million. The rest of the funds necessary to pay the price resulted from the use of our own funds (i.e., cash).

Purchase Price Allocation/Goodwill

Under the acquisition method of accounting, we recognize the assets and liabilities acquired at their fair value on the acquisition date, with any excess in purchase price over these values being allocated to goodwill.

For our acquisition of PPSL shares, management made an initial fair value estimate of the assets acquired and liabilities assumed as of July 27, 2016, based on the valuation report of a third-party expert.  These initial estimates may differ from the final valuations to be obtained from the final report of the third-party expert.

We made adjustments to the fair value of the assets acquired and liabilities assumed. The acquired goodwill for this acquisition is primarily related to synergies with our combined businesses and assembled workforce.

The preliminary valuations and the results of operations from this business were included in our unaudited consolidated condensed interim financial statements as of September 30, 2016 from the date of the acquisition.

(a)             Investments in Associates: The pro forma adjustment reflects the elimination of the share of losses from Petrobras Argentina’s investment in semi-public companies in Venezuela for Ps.30 million for the nine-month period ended September 30, 2016, as a result of re-measuring the investment at zero. The historical income statement amounts of Petrobras Argentina included in the Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 2015 include the impairment recorded by Petrobras Argentina from these investments for an amount of Ps.1,213 million.

As a result of re-measuring Petrobras Argentina’s investment in semi-public companies in Venezuela at zero, the Unaudited Pro Forma Condensed Statements of Income reflect an increase in foreign currency exchange loss of Ps.374 million for the nine-month period ended September 30, 2016 and Ps.1,397 million for the year ended December 31, 2015, due to the fact that the portion of dollar-denominated long-term debt no longer being designated as hedging instruments in respect of the net investment in Venezuelan operations.

(b)             Property, Plant and Equipment:

Mining Property: Pampa applied an “income approach” (net present value of expected future cash flows) to determine the fair values of the mineral interest. The income approach consists of estimating the future cash flows that a company’s creditors and/or shareholders will receive during the remaining useful life of Pampa’s cash flows, and determining the value thereof as the present value of such cash flows, discounted at a risk-adjusted rate. The discount rate used (Weighted Average Cost of Capital (“WACC”))) is the weighted average of the rates required by the shareholders and the creditors, i.e., the different suppliers of funds of a company. Expected future cash flows estimations made in connection with projected future revenues, production costs and capital expenditures were based on market participant assumptions.

Pampa depreciates mining property in the oil and gas areas according to the units of production method, by applying the ratio of oil and gas produced to estimated proved developed and proved and non-developed oil and gas reserves.

As a result of fair value adjustments to step up the value of the mining property, the unaudited pro forma combined condensed statements of income (the “Unaudited Pro Forma Combined Condensed Statements of Income”) reflect an increase in depreciation of Ps.604.5 million for the nine-month period ended September 30, 2016 and Ps.1,060.3 million for the year ended December 31, 2015.

Other Property, plant and equipment: The preliminary fair values of PP&E assets of our Energy, Petrochemicals Refining and Distribution business segments have been determined primarily through the use of the “income approach.”

The Energy, Refining and Distribution and Petrochemicals assets are depreciated by the straight-line method based on estimated useful lives, as detailed below:

Property, plant and equipment	Average of useful life in years
Electricity generation plants	13 – 23

Petrochemicals plants	11 – 19

Refining and Distribution plants	7 - 21

As a result of fair value adjustments to step up the value of the other property, plant and equipment, the Unaudited Pro Forma Combined Condensed Statements of Income reflect an increase in depreciation of Ps.207.1 million for the nine-month period ended September 30, 2016 and Ps.340 million for the year ended December 31, 2015.

(c)          Intangible Assets:  The preliminary fair values of intangible assets have been determined primarily through the use of the “income approach,” which requires an estimate or forecast of expected future cash flows through the use of either the multi-period excess earnings method.

The customer relationships represents the preliminary fair value of the customer agreements and underlying relationships with Refining and Distribution customers.

As a result of fair value adjustments to recognize these intangible assets, the Unaudited Pro Forma Combined Condensed Statements of Income reflect an increase in amortization of Ps.24.5 million for the nine-month period ended September 30, 2016 and Ps.42.0 million for the year ended December 31, 2015.

We based the estimated useful life of the acquired intangible asset on the amount and timing in which we expect to receive an economic benefit. We assigned this intangible asset an average useful life of five years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

(d)         Income Taxes: The Unaudited Pro Forma Combined Condensed Statements of Income reflects a decrease in income tax loss of Ps.519 million for the nine-month period ended September 30, 2016 and Ps.1,162 million for the year ended December 31, 2015, respectively. These adjustments correspond to the deferred income tax effects of the purchase accounting and financing for the acquisition. The deferred income tax effects have been calculated by applying the Argentine statutory income tax rate of 35% to all pro forma income statement adjustments.

(e)          Elimination of transactions with related parties: Corresponds to the elimination of fees for services provided to Petrobras Argentina by Pampa amounting to Ps.31 million for the nine-month period ended September 30, 2016 and Ps.20 million for the year ended December 31, 2015.

(f)           Elimination of results of Petrobras for the period beginning from the acquisition date (July 27, 2016) to September 30, 2016:

Petrobras Argentina S.A.

Revenue	(4,906)
Cost of sales	3,695
Gross profit	(1,211)

Selling and administrative expenses	736
Exploration expenses	61
Other operating income	(1,125)
Other operating expenses	688
Share of (loss) profit of joint ventures	49
Share of profit (loss) of associates	(8)
Operating income	(810)

Financial income	(22)
Financial expenses	406
Other financial results	(18)
Financial results, net	366
Profit (loss) before income tax	(445)

Income tax and minimun national income tax	326
Profit (loss) of the period	(119)

(g)             Reclassification adjustments:

Certain reclassifications, as illustrated in the tables below, have been made to the historical income statement of Petrobras Argentina to conform to Pampa’s presentation:

PRO FORMA COMBINED CONDENSED INCOME STATEMENT

For the nine-month period ended September 30, 2016

Financial income	(722)
Financial expenses	857
Other financial results	(135)
Financial results, net	—

For the year ended December 31, 2015

Revenue	(618)
Gross profit	(618)

Other operating income	618
Operating income	—

Financial income	(1,201)
Financial expenses	1,366
Other financial results	(1,562)
Financial results, net	(1,397)

(h)         Costs Directly Attributable to the Transaction:

Pampa has incurred expenses of Ps.305 million and Ps.7 million in one-time costs directly attributable to the acquisition of PPSL and the Tender and Exchange Offers during the nine-month period ended September 30, 2016 and the year ended December 31, 2015, respectively.

Financing for acquisitions

We present the pro forma effect of the financing related to and for the acquisition of PPSL.

(i)                Borrowings:

Syndicated Loan

On July 26, 2016, Pampa entered into a syndicated loan agreement with Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, and other domestic and foreign financial entities (the “Syndicated Loan”). Under the Syndicated Loan, Pampa was granted a credit facility for an initial aggregate principal amount of U.S.$750 million to finance the Transaction. The Syndicated Loan was later reduced to U.S.$600 million following Pampa’s use of U.S.$161 million of proceeds from the sale of its indirect interests in TGS to fund a portion of the purchase price for the Transaction.

On July 27, 2016, U.S.$271 million was disbursed to finance part of the Transaction’s purchase price (the “Dollar-Denominated Acquisition Tranche”), leaving U.S.$329 million available, consisting of: (a) a dollar-denominated loan (the “Dollar-Denominated Offer Tranche”) for a maximum amount of U.S.$179 million (which commitment was cancelled), and (b) a peso-denominated term loan (the “Peso-Denominated Offer Tranche” and, together with the Dollar-Denominated Offer Tranche, the “Tender Offer Loans”) for a maximum amount of up to Ps.2,205 million (later increased to Ps.2,956 million). The proceeds from the Dollar-Denominated Acquisition Tranche have been used by Pampa solely to partially finance the acquisition of all of PPSL’s outstanding shares. The proceeds from the Tender Offer Loans were used by Pampa solely for the following purposes: (i) to finance the Tender and Exchange Offers, and (ii) to pay all expenses to be incurred in connection with the Tender and Exchange Offers.

The Unaudited Pro Forma Combined Condensed Statements of Income reflect an increase in financial cost for this loan of Ps.213.5 million for the nine-month period ended September 30, 2016 and Ps.374.4 million for the year ended December 31, 2015.

Based on the conducted simulations, and provided all other variables remain constant, a 12.5% increase/decrease in variable interest rates would generate the following (decrease)/increase in financial cost: Ps.3.3 million for the nine-month period ended September 30, 2016 and Ps.4.5 million for the year ended December 31, 2015.

Emes Convertible Loan

Three directors on the Pampa Board of Directors, Gustavo Mariani, Damián Mindlin and Ricardo Torres, and the Chairman of the Pampa Board of Directors, Marcelo Mindlin, together with certain other investors, are members of Emes. On May 13, 2016, Emes made the Emes Convertible Loan for U.S.$50 million to Pampa.  Pampa repaid the Emes Convertible Loan by transferring a portion of PPSL’s debt acquired by Pampa from Petrobras International Braspetro B.V. totaling U.S.$77,410,196. PPSL repaid such loan in-kind by transferring 11,090,286 PESA ADSs to Emes. Emes tendered its PESA ADSs in the Tender and Exchange Offers in exchange for Pampa ADSs.

In relation to this financing, the Unaudited Pro Forma Combined Condensed Statements of Income reflect no increase in financial cost for the nine-month period ended September 30, 2016 and for the year ended December 31, 2015.

YPF Loan

On May 13, 2016, Pampa and YPF entered into a credit agreement pursuant to which YPF granted Pampa a U.S.$140 million loan to partially finance the Transaction (the “YPF Loan”).  The loan matures 18 months from the disbursement date and accrues interest at an annual nominal rate of 5%.

This financing consists of two tranches: (i) Tranche A for U.S.$28 million, and (ii) Tranche B for U.S.$112 million. Both tranches accrue interest at a 5% annual nominal rate. Subject to certain conditions, Pampa will repay the principal and interest under this financing at the following times: (i) within 105 calendar days, or (ii) within 195 calendar days from the disbursement date.

The Unaudited Pro Forma Combined Condensed Statements of Income reflect an increase in financial cost for this loan of Ps.60.5 million for the nine-month period ended September 30, 2016 and Ps.107.2 million for the year ended December 31, 2015.

Dispositions

On July 18, 2016, Pampa executed an agreement with Grupo Inversor Petroquímica S.L. (members of the GIP Group, headed by the Sielecki family), WST S.A. and PCT L.L.C. (members of the Werthein group) (jointly, the “Purchasers”) for the sale of 25.5% indirect interest in TGS (through PEPCA, owner of a 10% equity interest in CIESA and through other subsidiaries and holders of certain rights as the only beneficiary of the trust that owns 40% equity interest in CIESA, the “interest in TGS”) for a base price of U.S.$241 million, subject to certain adjustments resulting from PEPCA’s financial position at the closing of the transaction. The closing of the transaction was conditional upon the acquisition of PPSL’s capital stock. Furthermore the Purchasers agreed to assume the risk in case the necessary regulatory approvals are not obtained.

On July 19, 2016, the Purchasers paid Pampa U.S.$8 million as part of the agreed price.

On July 27, 2016 and upon the fulfillment of the conditions precedent, the transaction was consummated for a final price of U.S.$241 million (that is, without any price adjustment), and the purchasers paid an amount of U.S.$153 million and committed to a U.S.$80 million future purchase price obligation due by February 15, 2017, at a 5% annual interest rate.

Finally, Pampa acquired an option, valid until February 2017, to swap the rights as sole beneficiary of the CIESA Trust in exchange of the shares of Petrobras Hispano Argentina S.A., which holds 25% of CIESA and 15% of CIESA’s shares, both of which are owned by Petrobras Argentina and are recorded as investments in joint ventures.  The exercise of the option is subject to certain conditions, including, among others, the approval of such transaction by the board of directors of Petrobras Argentina and the approval by the Ente Nacional Regulador del Gas (Argentine Gas Regulatory Agency, or “ENARGAS”).

On December 7, 2016, the board of directors of Petrobras Argentina approved the exercise of the option. On December 29, 2016, ENARGAS issued Note ENRG/GDyE/GAL/I No. 12,452 pursuant to which ENARGAS also approved the option. As of the date of this prospectus, the option may be exercised subject to certain remaining conditions.

The adjustment to the Unaudited Pro Forma Combined Condensed Statements of Income for the nine-month period ended in September 30, 2016 and for the year ended 2015 corresponds to the: (i) elimination of changes in the fair value of financial instruments attributable to CIESA Trust (profit) amounting to Ps.162 million and Ps.1,592 million, respectively; (ii) elimination of the share of loss of associates amounting to Ps.3 million and Ps.10 million, respectively; and (iii) elimination of income from the sale of subsidiaries amounting to Ps.480 for the nine-month period ended September 30, 2016.

Asset Sale to Petrobras

Following the closing of the Transaction on July 27, 2016, on August 4, 2016, the PESA Board of Directors approved the Asset Sale to Petrobras, subject to the negotiation of final terms and conditions and executing formal documentation related to the transaction, including an assignment agreement, joint operation agreement and the joint venture contract.

On October 27, 2016, Petrobras Argentina’s 33.6% interest in the Río Neuquén area and the Operating Agreement for the Colpa and Caranda area were assigned to an affiliate of Petrobras, Petrobras Operaciones S.A., for an amount of U.S.$72 million and negative amount of U.S.$20 million, respectively.

The adjustment to the Pro Forma Condensed Income Statement corresponds to derecognition of the main income and expenses generated by the assets and liabilities that were sold.

Sales to YPF

On May 13, 2016, Pampa executed the YPF Loan with YPF for U.S.$140 million.

Furthermore, the Pampa Board of Directors approved the YPF Assignment after the closing of the Transaction, which was subject to the approval of the PESA Board of Directors, pursuant to which YPF would become the operator of the Rio Neuquén concession.

The agreement governing the YPF Loan stipulated that the YPF Loan may be canceled, at YPF’s option, either in cash or through the application of the receivable represented by the disposal of the participations relating to the YPF Assignment in favor of YPF.

On August 4, 2016, the PESA Board of Directors approved the YPF Assignment, subject to the negotiation of final terms and conditions and executing formal documentation related to the transaction, including an assignment agreement, joint operation agreement and the joint venture contract.

On October 14, 2016, the YPF Assignment was consummated.

The adjustment to the Pro Forma Condensed Income Statement corresponds to derecognition of the main income and expenses generated by the assets and liabilities sold, net of income tax effect.

For the nine months period ended September 30, 2016	Río Neuquén (YPF)	Aguada de la Arena (YPF)	Río Neuquén (PBR)	Colpa and Caranda - Bolivia (PRB)	Disposal of interest in TGS	Disposals

Revenue	(748)	(201)	(754)	(72)	—	(1,776)
Cost of sales	330	92	333	115	—	870
Gross profit	(418)	(109)	(421)	43	—	(906)

Selling and administrative expenses	1	4	1	14	—	19
Exploration expenses	2	0	2	—	—	4
Other operating expenses	—	—	—	323	—	323
Share of profit (loss) of associates	—	—	—	—	3	3
Income from sale of subsidiaries	—	—	—	—	(480)	(480)
Operating (loss) income	(416)	(105)	(419)	379	(477)	(1,038)

Other financial results	—	—	—	10	(162)	(152)
Financial results, net	—	—	—	10	(162)	(152)
(Loss) Profit before income tax	(416)	(105)	(419)	388	(639)	(1,190)

Income tax and minimun national income tax	145	37	147	(46)	—	283
(Loss) Profit of the period	(270)	(68)	(272)	342	(639)	(907)

For the year ended December 31, 2015	Río Neuquén (YPF)	Aguada de la Arena (YPF)	Río Neuquén (PBR)	Colpa and Caranda - Bolivia (PRB)	Disposal of interest in TGS	Disposals

Revenue	(384)	(152)	(387)	(118)	—	(1,041)
Cost of sales	304	174	306	169	—	953
Gross profit	(80)	22	(81)	51	—	(88)

Selling and administrative expenses	—	—	—	14	—	14
Exploration expenses	3	1	3	—	—	7
Other operating expenses	—	—	—	244	—	244
Share of profit (loss) of associates	—	—	—	—	10	10
Operating (loss) income	(77)	23	(78)	309	10	187

Financial income	—	—	—	3	—	3
Other financial results	—	—	—	9	(1,592)	(1,583)
Financial results, net	—	—	—	12	(1,592)	(1,580)
(Loss) Profit before income tax	(77)	23	(78)	321	(1,582)	(1,393)

Income tax and minimun national income tax	27	(8)	27	(148)	—	(102)
(Loss) Profit of the year	(50)	15	(51)	173	(1,582)	(1,495)

Petrobras Argentina Rule 144A/Regulation S Bond Offering

On June 10, 2016, the PESA Board of Directors approved:

(i)

the issuance and placement of bonds for an aggregate principal amount of up to U.S.$500 million or its equivalent in other currencies, under the Global Notes Program authorized by Resolution No. 17,162 of the CNV;

(ii)	the offer to purchase (“PESA Notes Tender Offer”) for all of the Series S Notes in circulation; and

(iii)

the subsequent early redemption of the Series S Notes that were not tendered in the PESA Notes Tender Offer, in the event that after the purchase offer is concluded, there were still Series S Notes in circulation. Therefore, the Series S Notes would be cancelled in full.

On July 6, 2016, Petrobras Argentina offered Series T Notes, to be issued under the existing program, by publishing the relevant pricing supplement in the CNV, Bolsa de Comercio de Buenos Aires and the Mercado Abierto Electrónico. The same day Petrobras Argentina made an offer to purchase all Series S Notes outstanding in cash, and established July 19, 2016 as the early deadline for the offer and August 2, 2016 as the final expiration date.

On July 14, 2016, Petrobras Argentina completed the issuance and placement of Series T Notes for an aggregate principal amount of U.S.$500 million, at a fixed interest rate of 7.375%, maturing on July 21, 2023.

Regarding the Series S Notes, Petrobras Argentina completed the PESA Notes Tender Offer for a nominal value of U.S.$208 million and the early redemption for a nominal value of U.S.$92 million, thereby canceling the notes in full. The total amount paid by Petrobras Argentina amounted to U.S.$316 million, including Ps.173 million (U.S.$11.5 million) corresponding to the early redemption of Series S Notes.

For the nine-month period ended September 30, 2016

Series S Interest	170
Series T Interest	(337)
Financial results, net	(167)

Income tax	58
Total loss	(108)

For the year ended December 31, 2015

Series S Interest	166
Series T Interest	(572)
Financial results, net	(406)

Income tax	142
Total loss	(264)

Tender and Exchange Offers

On October 7, 2016, we commenced:

•                  the U.S. Exchange Offer, which consisted of an offer to exchange (1) outstanding PESA Shares held by U.S. persons and (2) outstanding PESA ADSs, other than those held by Pampa or its subsidiaries, at an exchange ratio of (a) 0.5253 Pampa Shares per one PESA Share or (b) 0.2101 Pampa ADSs per one PESA ADS, collectively, not to exceed a maximum of 320,000,000 Pampa Shares (including Pampa Shares underlying Pampa ADSs), and, in each case, to be delivered net of applicable Argentine withholding taxes, upon the terms and subject to the conditions set forth in the Tender and Exchange Offer Registration Statement and the related documents; and

•                  the U.S. Cash Tender Offer, which consisted of an offer to purchase any and all outstanding PESA Shares held by U.S. persons at a price of Ps.10.3735 per PESA Share, to be paid net of any applicable Argentine withholding taxes, without interest thereon, net of cash dividends per PESA Share paid by Petrobras Argentina from May 20, 2016, upon the terms and subject to the conditions set forth in pursuant to the terms of the Tender and Exchange Offer Registration Statement and the related documents.

The U.S. Offers were made in conjunction with offers by Pampa in Argentina to exchange and purchase outstanding PESA Shares (but not PESA ADSs, unless holders of PESA ADSs first converted their PESA ADSs into PESA Shares).

The Tender and Exchange Offers were made by Pampa in connection with the Transaction, which resulted in a PESA Change of Control. Pursuant to Argentine law, Pampa was required to make an offer to purchase for cash all of the remaining outstanding PESA Shares in connection with the PESA Change of Control. As an alternative to a cash payment for PESA Shares that is mandatory pursuant to Argentine Law, Pampa elected to offer holders of PESA Shares and PESA ADSs the option to receive Pampa Securities in connection with the Offer Share Consideration.

The Tender and Exchange Offers settled on November 22, 2016 (with respect to the exchange offers) and November 23, 2016 (with respect to the cash tender offers), pursuant to which a total of 579,413,723 PESA Shares (including PESA Shares represented by PESA ADSs) were tendered.  As a result of the Transaction and the Tender and Exchange Offers, as of the date of this prospectus, we directly or indirectly beneficially own 1,936,205,279 PESA Shares (including PESA Shares represented by PESA ADSs), or 90.40% of the total outstanding capital stock of Petrobras Argentina.

Financing

On November 18, 2016, Pampa and the bank creditors entered into an amendment to the Syndicated Loan to increase the Peso-Denominated Offer Tranche to up to a sum of Ps.2,956 million, through the decrease of the Dollar-Denominated Acquisition Tranche to up to U.S.$49.8 million, for a total amount committed of U.S.$129.2 million. On November 18, 2016 the remaining loan commitments were canceled.

Through the aforementioned amendment, the interest rate of the Peso-Denominated Offer Tranche was modified in the following manner: (i) Ps.1,500 million will bear interest at a fixed annual rate of 27.5% and (ii) the remaining amount will bear interest at the Badcor Rate plus the annual 3% applicable margin.

On November 22, 2016, Ps.2,956,053,362 was disbursed from the Syndicated Loan to finance the Tender and Exchange Offers.

The remaining amount to complete financing for the Tender and Exchange Offers came from short-term loans taken from several bank institutions.

The Unaudited Pro Forma Combined Condensed Statements of Income reflect an increase in financial cost for this loan of Ps.711 million for the nine-month period ended September 30, 2016 and Ps.945 million for the year ended December 31, 2015.

Merger

On August 10, 2016, the Pampa Board of Directors resolved to instruct management to initiate all necessary tasks and procedures to merge Pampa, as acquiring company, with Petrobras, as acquired company. On October 24, 2016, Pampa’s management resolved that PEISA and Albares, two subsidiaries of Petrobras Argentina, should also be merged into and absorbed by Pampa.

The merger will be effective as of November 1, 2016, the date on which the transfer to the absorbing company of all the rights and obligations, assets and liabilities of the Merged Companies will become effective, all of which is subject to the corresponding corporate approvals under applicable law and the registration with the Relevant Public Registries of Commerce of the merger and the dissolution without liquidation of the a Merged Companies.

No effect is recognized in the pro forma income statements for the merger, except for the calculation in earnings (loss) per share detailed below.

Earnings (loss) per share

Basic and diluted pro forma earnings (losses) per share have been calculated for the nine-month period ended September 30, 2016 and for the year ended December 31, 2015 considering the 0.5253 Pampa Shares per one PESA Share exchange ratio used for the share-for-share exchanges of (i) 140,635,231 Pampa Shares issued in connection with the Tender and Exchange Offers and (ii) 101,873,741 Pampa Shares anticipated to be issued in connection with the merger.

The pro forma earnings per share are as follows:

	09.30.2016	12.31.2015

Owners of the company	(2,397)	(607)
Non - controlling interest	(550)	826
Total (loss) profit of the period/year	(2,947)	219

Weighted average amount of outstanding shares	1,938	1,938
Basic and diluted (loss) profit per share	(1.237)	(0.313)

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF
PAMPA AND PETROBRAS ARGENTINA

The following is a summary of all material differences between the rights of shareholders of PESA Shares and Pampa Shares arising from the differences between the corporate by-laws (estatutos sociales) of the two companies. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the translations of our by-laws (estatutos sociales), which are included as exhibits to the Merger Form F-4 and of the by-laws (estatutos sociales) of Petrobras Argentina, which are filed as exhibits to the Petrobras Argentina 2015 Form 20-F. To find how to obtain these documents see “Where You Can Find More Information.”

Pampa is a sociedad anónima organized under the laws of Argentina, and the rights of its shareholders are governed by the General Corporations Law No. 19,550 (the “General Corporations Law”), the Capital Markets Law and by the provisions of its by-laws (estatutos sociales) as approved on April 26, 2013, as amended.

Petrobras Argentina is a sociedad anónima organized under the laws of Argentina, and the rights of its shareholders are governed by the General Corporations Law, the Capital Markets Law and by the provisions of its by-laws (estatutos sociales) as approved on June 18, 1947, as amended.

PESA Shares	Pampa Shares

Voting Rights

Each holder of PESA common shares is entitled to one vote per share.	Each holder of Pampa common shares is entitled to one vote per share.

Dividend Rights

Every shareholder has the right to obtain dividends, the dividend is allocated as a fixed amount per share, with shareholders receiving a dividend in proportion to their shareholding.

The amount and payment of dividends are determined by majority vote of the shareholders at the annual shareholders meeting, considering the recommendation of the board of directors.

Every shareholder has the right to obtain dividends, the dividend is allocated as a fixed amount per share, with shareholders receiving a dividend in proportion to their shareholding.

The amount and payment of dividends are determined by majority vote of the shareholders at the annual shareholders meeting, considering the recommendation of the board of directors

Liquidation Preference

By-laws provide no liquidation preference.	By-laws provide no liquidation preference.

Limitations on Share Ownership with Respect to non-Argentine Investors

By-laws provide no limitations on share ownership.	By-laws provide no limitations on share ownership.

PESA Shares	Pampa Shares

Limitations on Share Ownership

There is no limitation in the by-laws.

CNV rules provide the obligation to initiate a mandatory tender offer to purchase 50% of all the shares of the company if more that 15% but less than a majority of the share capital of a publicly traded company is acquired by any person. If at least a majority of the share capital is acquired by any person, CNV rules provide a mandatory tender offer for 100% of the share capital. These rules include indirect acquisition of such percentage of shares.

Pampa by-laws contain certain provisions limiting shares ownership: If a person or a company acquires a 35% or more of Pampa’s shares, by-laws provide a mandatory tender offer to acquire 100% of the shares (for additional information please see Section 38 of the by-laws).

CNV rules provide the obligation to initiate a mandatory tender offer to purchase 50% of all the shares of the company if more that 15% but less than 51% of the share capital of a publicly traded company is acquired by any person. If 51% or more of the share capital is acquired by any person, CNV rules provide a mandatory tender offer for 100% of the share capital. These rules include indirect acquisition of such percentage of shares.

Capital Increases and Preemptive Rights

Each shareholder has preemptive rights in case of a capital increase, except if the shareholders meeting considers necessary to void that right for a special purposes as permitted by the General Corporations Law.

Each shareholder has preemptive rights in case of a capital increase, except if the shareholders meeting considers necessary to void that right for a special purposes as permitted by the General Corporations Law.

There is no limitation in the by-laws.

CNV rules provide the obligation to initiate a mandatory tender offer to purchase 50% of all the shares of the company if more that 15% but less than 51% of the share capital of a publicly traded company is acquired by any person. If 51% or more of the share capital is acquired by any person, CNV rules provide a mandatory tender offer for 100% of the share capital. These rules include indirect acquisition of such % of shares (such as the acquisition involved in the Transaction).

Pampa by-laws contain certain provisions limiting shares ownership: If a person or a company acquires a 35% or more of Pampa´s shares, by-laws provide a mandatory tender offer to acquire 100% of the shares (for additional information please see Section 38 of the by-laws).

CNV rules provide the obligation to initiate a mandatory tender offer to purchase 50% of all the shares of the company if more that 15% but less than 51% of the share capital of a publicly traded company is acquired by any person. If 51% or more of the share capital is acquired by any person, CNV rules provide a mandatory tender offer for 100% of the share capital. These rules include indirect acquisition of such % of shares (such as the acquisition involved in the Transaction).

MARKET INFORMATION

Pampa

The Pampa Securities are listed or quoted on the following markets:

Pampa Shares	BASE—Buenos Aires

Pampa ADSs	NYSE—New York

The following table sets forth, for the periods indicated, the reported high and low sales prices for the Pampa Shares on the BASE and the reported high and low sales prices for the Pampa ADSs on the NYSE.

	BASE				NYSE
	High		Low		High		Low
	(Pesos per Pampa Share)				(U.S. dollars per Pampa ADS)
Annual highs and lows(1)
2011	Ps.	3.14	Ps.	1.88	U.S.$	19.18	U.S.$	10.03
2012	2.18		0.80		11.69		3.00
2013	2.58		0.90		6.93		2.85
2014	6.50		1.70		11.96		3.96
2015	16.50		4.32		26.87		9.10
2016	23.20		9.65		37.11		17.52
Quarterly highs and lows(1)
2014:
First quarter	Ps.	2.30	Ps.	1.70	U.S.$	6.09	U.S.$	3.96
Second quarter	4.32		2.27		10.06		5.62
Third quarter	6.50		3.59		11.58		8.44
Fourth quarter	6.45		4.05		11.96		8.44
2015:
First quarter	Ps.	9.50	Ps.	4.32	U.S.$	19.78	U.S.$	9.10
Second quarter	8.80		6.23		18.76		12.51
Third quarter	9.69		7.13		17.80		13.60
Fourth quarter	16.50		8.05		26.87		14.50
2016:
First quarter	Ps.	14.95	Ps.	9.65	U.S.$	24.35	U.S.$	17.52
Second quarter	16.70		11.20		27.86		19.45
Third quarter	19.75		14.70		32.98		24.12
Fourth quarter	23.20		19.00		37.11		30.60
Monthly highs and lows(1)
2015:
October	Ps.	13.95	Ps.	8.05	U.S.$	25.79	U.S.$	14.50
November	16.50		12.15		26.87		21.07
December	13.95		11.00		22.73		19.21
2016:
January	Ps.	12.85	Ps.	9.65	U.S.$	22.40	U.S.$	17.52
February	14.95		11.90		24.35		20.71
March	14.70		11.40		22.88		19.49
April	13.10		11.20		22.90		19.45
May	13.15		11.30		23.74		19.80
June	16.70		12.80		27.86		22.77
July	17.25		15.75		29.25		26.05
August	16.70		14.70		28.48		24.12
September	19.75		14.95		32.98		24.95
October	21.70		19.10		35.51		31.31
November	23.20		19.00		37.11		30.60
December	23.00		19.70		36.20		31.52
2017:
January (through January 13)	Ps.	26.00	Ps.	22.15	U.S.$	41.20	U.S.$	35.52

(1) Values provided by Bloomberg, adjusted by dividends.

Petrobras Argentina

The PESA Securities are listed or quoted on the following markets:

PESA Shares	BASE—Buenos Aires

PESA ADSs	NYSE—New York

The following table sets forth, for the periods indicated, the reported high and low sales prices for the PESA Shares on the BASE and the reported high and low sales prices for the PESA ADSs on the NYSE.

	BASE				NYSE
	High		Low		High		Low
	(Pesos per PESA Share)				(U.S. dollars per PESA ADS)
Annual highs and lows(1)
2014	Ps.	9.90	Ps.	4.53	U.S.$	7.24	U.S.$	4.00
2015	9.80		5.14		7.81		4.27
2016	11.05		7.00		7.28		4.66
Quarterly highs and lows(1)
2014:
First quarter	Ps.	5.55	Ps.	4.53	U.S.$	5.60	U.S.$	4.00
Second quarter	7.08		4.82		6.70		4.88
Third quarter	9.90		6.00		7.24		5.87
Fourth quarter	9.58		4.86		6.82		4.38
2015:
First quarter	Ps.	8.60	Ps.	5.14	U.S.$	7.41	U.S.$	4.27
Second quarter	9.33		7.94		7.81		6.45
Third quarter	9.43		6.65		7.17		4.81
Fourth quarter	9.80		6.55		6.75		4.69
2016:
First quarter	Ps.	10.40	Ps.	7.00	U.S.$	6.64	U.S.$	5.08
Second quarter	9.80		8.40		6.76		5.85
Third quarter	10.05		9.00		6.85		6.00
Fourth quarter	11.05		7.31		7.28		4.66
Monthly highs and lows(1)
2015:
November	Ps.	9.80	Ps.	8.30	U.S.$	6.75	U.S.$	5.72
December	8.69		7.00		5.89		5.07
2016:
January	Ps.	8.70	Ps.	7.00	U.S.$	6.22	U.S.$	5.08
February	10.15		8.00		6.64		5.53
March	10.40		8.70		6.64		5.98
April	9.80		8.90		6.76		5.85
May	9.25		8.40		6.48		5.90
June	9.50		8.45		6.41		6.02
July	10.00		9.00		6.47		6.04
August	9.50		9.00		6.29		6.00
September	10.05		9.28		6.85		6.11
October	10.90		9.95		7.28		6.44
November	10.35		7.65		6.85		4.67
December	11.05		7.31		6.90		4.66
2017:
January (through January 13)	Ps.	13.10	Ps.	10.95	U.S.$	8.35	U.S.$	7.10

(1) Values provided by Bloomberg, adjusted by dividends distribution, capital increases and stock splits.

Trading on the BASE

The securities market in Argentina is comprised of several markets that require authorization from the CNV to operate, including the BASE, the Mercado Abierto Electrónico S.A., the Mercado Argentino de Valores S.A., the Mercado de Valores de Córdoba S.A., the Mercado a Término de Rosario S.A., among others (the “Authorized Markets”). The Capital Markets Law allows the Authorized Markets to delegate certain of its duties and rights as a market to other qualified entities, as previously authorized by the CNV. Securities listed on these exchanges include corporate equity and bonds and government securities.

Prior to the issuance of the CML, the BASE was the principal and longest-established exchange in Argentina and is currently the fourth largest exchange in Latin America in terms of market capitalization. The BASE began operating in 1854 and accounted for approximately 95% of all equity trading in Argentina. In addition, through separate agreements with the BASE, all of the securities listed on the BASE could be listed and subsequently traded on the Córdoba, Rosario, Mendoza, La Plata and Santa Fe exchanges, by virtue of which many transactions originating on these exchanges related to BASE-listed companies and were subsequently settled in Buenos Aires. With the enactment of the Capital Markets Law, securities listed on the BASE are now listed in the BASE.

Trading on the BASE is conducted either through the traditional auction system from 11:00 a.m. to 5:00 p.m. on trading days, or through the Sistema Integrado de Negociación Asistida por Computación (Computer-Assisted Integrated Negotiation System, or “SINAC”). SINAC is a computer trading system that permits trading in both debt and equity securities and is accessed by brokers directly from workstations located in their offices. Currently, all transactions relating to listed negotiable obligations and listed government securities can be effectuated through SINAC.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

We are incorporated under the laws of Argentina. Substantially all of our and our subsidiaries’ assets are located outside the United States. All of our directors and all our officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Our Argentine counsel, Salaverri, Dellatorre, Burgio & Wetzler Malbrán, has advised us that it may be difficult for an investor to bring in an Argentine court an original action predicated solely upon the civil liability provisions of U.S. federal securities laws against us, our directors and/or our officers. There is doubt as to whether Argentine courts would permit such actions or enforce any civil liabilities thereon.

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be subject to the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (3) the judgment does not violate the principles of public policy of Argentine law, and (4) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898). Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff).

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, our directors, our executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions in Argentine law.

A plaintiff (whether Argentine or non-Argentine) residing outside Argentina during the course of litigation in Argentina may be required to provide a bond to guarantee court costs and legal fees incurred under such litigation, if the plaintiff owns no real property in Argentina that could secure such payment. The aforementioned bond should have a value at least sufficient to pay for court fees and defendant’s attorney fees in the corresponding litigation, as determined by the Argentine judge. This requirement does not apply to the enforcement of foreign judgments.

LEGAL MATTERS

Salaverri, Dellatorre, Burgio y Wetzler Malbrán Abogados Sociedad Civil, our Argentine legal counsel, will provide an opinion regarding the validity of the Pampa Shares under Argentine law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Pampa Audited Financial Statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Pampa 2015 Form 20-F have been incorporated in reliance on the report (which contains an explanatory paragraph relating to Pampa’s restatement of the statement of cash flows as described in Note 1 to the Pampa Audited Financial Statements and which also contains an adverse opinion on the effectiveness of internal control over financial reporting) of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

With respect to the Pampa Unaudited Financial Statements, incorporated by reference in this prospectus, Price Waterhouse & Co. S.R.L. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report (which contains an explanatory paragraph relating to Pampa’s restatement of the statement of cash flows as described in Note 3 to the Pampa Unaudited Financial Statements) dated November 10, 2016 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse & Co. S.R.L. is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Price Waterhouse & Co. S.R.L. within the meaning of Sections 7 and 11 of the Securities Act.

The Petrobras Argentina Audited Financial Statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Petrobras Argentina 2015 Form 20-F have been incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

With respect to the Petrobras Argentina Unaudited Financial Statements, incorporated by reference in this prospectus, Price Waterhouse & Co. S.R.L. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 9, 2016 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse & Co. S.R.L. is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Price Waterhouse & Co. S.R.L. within the meaning of Sections 7 and 11 of the Securities Act.

Annex A

PRELIMINARY MERGER AGREEMENT

This Preliminary Merger Agreement (the “Agreement”) is entered into on this 23rd day of December, 2016, by and among:

(1)           Pampa Energía S.A. (“Pampa” or the “Merging Company”), represented herein by Mr. Marcos Marcelo Mindlin, as its Legal Representative, domiciled at Maipú 1, Autonomous City of Buenos Aires, and originally registered with the Public Registry of Commerce in charge of the Argentine Corporate Regulatory Authority Inspección General de Justicia (“IGJ”) under No. 60, Page 35, Book 47, Volume “A” of Argentine Corporate Bylaws on February 21, 1945. Subsequently, the corporate bylaws were restated as resolved by the Ordinary and Extraordinary General Shareholders’ Meeting held on June 16, 2006 and registered with the Public Registry of Commerce (IGJ) under No. 7066, Book 35 of Joint Stock Companies, which were subsequently further amended. The most recent amendment is registered with the Public Registry of Commerce (IGJ) under No. 20530, Book 81 of Joint Stock Companies. Pampa’s capital stock amounts to Ps.836,494,690, represented by 836,494,690 book-entry, common shares with a face value of Ps.1 each and entitled to one vote per share, all the shares being subject to the regulations governing the public offering of securities under the Argentine Capital Market Law (the “CML”), and listed on the Mercado de Valores de Buenos Aires (“MERVAL”) and the New York Stock Exchange (“NYSE”);

(2)           Petrobras Argentina S.A. (“Petrobras Argentina”), represented herein by Mr. Marcos Marcelo Mindlin, as its Legal Representative, domiciled at Maipú 1, Autonomous City of Buenos Aires, and originally registered with the National Commercial First-Instance Court of Record under No. 759, Page 569, Book 47, Volume “A” of Argentine Corporate Bylaws on November 7, 1947. Subsequently, the corporate bylaws were restated in order to be adapted to Argentine Law No. 19,550, and registered with the above-mentioned court under No. 3917, Book 84, Volume “A” of Argentine Corporate Bylaws on November 16, 1976. The corporate bylaws were subsequently further amended, and the most recent amendment is registered with the IGJ under No. 9537, Book 49, of Joint Stock Companies. The capital stock of Petrobras Argentina amounts to Ps. 2,019,236,820, represented by 2,019,236,820 book-entry, Class B common shares with a face value of Ps.1 each and entitled to one vote per share, all the shares being subject to the regulations governing the public offering of securities under the Argentine Capital Market Law (the “CML”), and listed on the MERVAL and the NYSE;

(3)           Petrobras Energía Internacional S.A. (“PEISA”), represented herein by Mr. Diego Martín Salaverri, as attorney-in-fact, domiciled at Maipú 1, Autonomous City of Buenos Aires, and registered with the Public Registry of Commerce (IGJ) under No. 17089, Book 13 of Joint

Stock Companies on November 14, 2000. PEISA’s capital stock amounts to Ps.1,000,000, and is represented by 1,000,000 common shares with a face value of Ps.1 each and entitled to one vote per share; and

(4)           Albares Renovables Argentina S.A. (“Albares”, and together with Petrobras Argentina and PEISA, the “Merged Companies”; and together with Pampa, Petrobras Argentina and PEISA, the “Participating Companies”), represented herein by Mr. Diego Martín Salaverri, as attorney-in-fact, domiciled at Castelli 63, Chivilcoy, Province of Buenos Aires, and registered with the Provincial Corporate Regulatory Authority of the Province of Buenos Aires under registration number 129395, file No. 224319, on July 11, 2016. The capital stock of Albares amounts to Ps.212,100,000 and is represented by 2,121,000 non-endorsable, registered common shares with a face value of Ps.100 each and entitled to one vote per share.

AND WHEREAS:

(a)           Pampa is engaged mainly in the generation, transformation, transmission and distribution of energy, and in investing activities in ventures and companies of any nature, in accordance with the limitations established by and subject to applicable laws and regulations.

(b)           The main activity of Petrobras Argentina is the study, exploration and exploitation of hydrocarbon wells, the development of mining activities, the industrial processing, transportation and commercialization of hydrocarbons and any byproducts thereof and the generation, transmission and distribution of electric power. Petrobras Argentina conducts its business mainly in Argentina, Bolivia, Ecuador and Venezuela.

(c)           PEISA is a company engaged mainly in investing.

(d)           The main activity of Albares is the generation of electricity through the construction of thermoelectric generation facilities.

(e)           Pampa is the owner, directly or indirectly through Petrobras Participaciones SL (“PPSL”), of 90.40% of the shares issued by Petrobras Argentina.

(f)            Petrobras Argentina is the owner, directly or indirectly, of shares representing 100% of PEISA’s and Albares’s capital stock.

(g)           The Merged Companies are under the direct or indirect control of Pampa, and therefore the companies involved in this Agreement belong to one and the same economic group.

(h)           The Parties believe that the Merger (as this term is defined below) is beneficial for them and their respective shareholders because it will allow them to obtain significant operating and financial benefits related to the achievement of a greater operating efficiency and an optimized use of any available resources and of technical, administrative and financial competencies. Similarly, benefits will be derived from the significant complementarity existing between the Participating Companies to reduce costs arising from the duplication and overlapping of operating and administrative structures.

THEREFORE, the Parties hereby agree to enter into this Agreement, subject to the approval of their respective shareholders’ meetings and in accordance with the provisions of section 83 of Argentine Companies Law No. 19,550 (the “ACL”), Chapter X of Title II of the Rules of the Argentine Securities Commission (the “Rules”) as approved by General Resolution No. 622/2013 issued by the Comisión Nacional de Valores, the Argentine Securities Commission (the “CNV”), Chapter X, Title II of the Rules of the Bolsa de Comercio de Buenos Aires, the Buenos Aires Stock Exchange (the “BASE”) for the Authorization, Suspension, Withdrawal and Listing of Securities, the rules of the Argentine Corporate Regulatory Authority (the “IGJ”) and the Dirección Provincial de Personas Jurídicas de Buenos Aires, the Department of Legal Entities of the Province of Buenos Aires (“DPPJ”), and other applicable statutory and regulatory provisions and the terms set forth below.

SECTION ONE: The Parties hereby agree that Pampa, Petrobras Argentina, PEISA and Albares will be merged through the absorption by Pampa of Petrobras Argentina, PEISA and Albares (the “Merger”), pursuant to the terms of Article XI of the ACL and sections 77 et seq. of Argentine Income Tax Law No. 20,628, as amended. Pampa shall be the merging and surviving company and Petrobras Argentina, PEISA and Albares shall be the merged companies, which shall be dissolved without being liquidated. Also, Petrobras Argentina shall request its withdrawal from the public offering regime. In all events, the Participating Companies agree to comply with all the necessary actions, prerequisites and requirements established by applicable regulations for the Merger to be considered a tax-free reorganization.

SECTION TWO: As a result of the Merger agreed pursuant to section ONE, the Parties hereby agree that: (i) the Merged Companies’ equity shall be transferred in its entirety to the Merging Company, and consequently the Merging Company shall acquire, upon the registration of the Final Merger Agreement with the relevant Public Registry, the ownership of all the rights and obligations of the Merged Companies; (ii) Pampa shall continue to perform the activities of

Petrobras Argentina, PEISA and Albares; and (iii) Petrobras Argentina, PEISA and Albares shall be dissolved without being liquidated, and Petrobras Argentina shall request its withdrawal from the public offering regime.

SECTION THREE: It is hereby expressly stated that, as shown by the Merger Special Individual Balance Sheets as of October 31, 2016 of Pampa, Petrobras Argentina, PEISA and Albares, which were approved by their respective Boards of Directors on December 23, 2016: (i) the capital stock of Pampa amounts to Ps.1,695,859,459 and has been fully subscribed and paid in, and its equity amounts to Ps.7,808 millon; (ii) the capital stock of Petrobras Argentina amounts to Ps.2,019,236,820 and has been fully subscribed and paid in, and its equity amounts to Ps.14,755 millon; (iii) the capital stock of PEISA amounts to Ps.1,000,000 and has been fully subscribed and paid in, and its equity amounts to Ps.628 millon; and (iv) the capital stock of Albares amounts to Ps.212,100,000 and has been fully subscribed and paid in, and its equity amounts to Ps.215 millon.

By means of the capitalization effected as a result of the merger, the Merging Company shall increase its capital in an amount of Ps.101,873,741, through the issuance of 101,873,741 new book-entry common shares, with a face value of Ps.1 and entitled to one vote per share. Pampa’s new shares that shall be issued as a result of the merger shall entitle their holders to such dividend rights as are currently held by holders of Pampa outstanding common shares. Application shall be made to have such new shares duly authorized to be publicly offered and listed.

SECTION FOUR: The Parties agree that, given that Pampa is the owner, directly and indirectly through PPSL, of 90.40% of the shares issued by Petrobras Argentina, it is necessary to establish the respective exchange ratio in respect of shares representing the remaining 9.60% of the capital stock of Petrobras Argentina, 0.5253 book-entry common shares of Pampa, with a face value of Ps.1 and entitled to one vote per share, for each book-entry Class B common share of Petrobras Argentina, with a face value of Ps.1 and entitled to one vote per share. The relevant exchange ratio is the same as the one that was established for the voluntary exchange offer that was carried out in November 2016. An external auditor’s certification of the exchange ratio applicable to the shares prepared by PriceWaterhouse & Co. S.R.L. is attached as Annex III to this Agreement.

On the basis of the foregoing, the exchange ratio applicable to the equity interests shall be established as follows: 0.5253 shares of Pampa shall be delivered for each share of Petrobras Argentina after the merger. Any fractions of shares shall be settled in cash.

Finally, the Parties state that, as informed by PPSL and as decided at a meeting of its Management Board held on December 5, 2016, PPSL hereby waives any right to receive Pampa shares in exchange of the shares currently held by Petrobras Argentina, since pursuant to section 32 of the ACL, PPSL is prevented from receiving any Pampa shares.

SECTION FIVE: On the other hand, the Parties agree that the assets and liabilities of Petrobras Argentina, PEISA and Albares shall in their entirety become a part of the Merging Company’s equity for their respective amounts recorded in the Merger Consolidated Balance Sheet referred to in section EIGHT hereof, with retroactive effect as of November 1, 2016, such date being consequently established as the date when the Merger shall be effective (the “Merger Effective Date”). Accordingly, Pampa shall assume all such assets and liabilities including, among other things, all those rights and obligations that for any reason may have not been included in the above-mentioned Merger Special Individual Balance Sheets, including any rights or obligations arising or identified after the closing date of such Financial Statements as a result of events or activities prior to such closing date.

SECTION SIX: For purposes of complying with the provisions contained in section 83, paragraph 1), item a) of the ACL, the Parties hereby state that the Merger of Pampa, Petrobras Argentina, PEISA and Albares is effected for the purpose of obtaining operating and financial benefits in relation to the achievement of a greater operating efficiency, an optimized use of any available resources and an enhanced use of their technical, administrative and financial competencies, and avoiding excess costs derived from different existing legal entities, boards of directors and management structures for the implementation of unified policies, strategies and objectives. The Participating Companies believe that the Merger will allow them to take advantage of their significant complementarity, thus reducing - as stated above - all such costs arising from the duplication and overlapping of operating and administrative structures.

The Parties emphasize that the currently existing relationship between Pampa, Petrobras Argentina, PEISA and Albares arising from the corporate control exercised by Pampa over the Merged Companies, is further justification for the Merger.

SECTION SEVEN: For accounting and tax purposes, this Agreement shall be in effect as from the Merger Effective Date. The Agreement and the transactions contemplated herein shall be executed and performed under sections 77 and 78 of the Income Tax Law and other statutory and regulatory provisions. Therefore, this transaction implies the transfer of all tax rights, credits and benefits and of all tax obligations applicable to the equity of the Participating Companies. The Merger shall be exempted from the payment of income tax and any other national and local taxes under laws that provide for a tax exemption and other tax relief in the event of reorganization. In this respect, the documents contemplated in General Resolution No. 2513 issued by the Argentine Federal Tax Authorities (AFIP) will be filed in due course.

SECTION EIGHT: The Parties hereby represent that the following documents are an integral part of the Agreement: (i) The Merger Special Individual Balance Sheets of the Parties as of October 31, 2016, attached as Annex I (a), I (b), I (c) and I (d) hereto, respectively; and (ii) the Merger Consolidated Balance Sheet as of October 31, 2016, attached as Annex II hereto. The accounting documents referred to above were prepared by the management of the Participating Companies on a uniform basis and pursuant to similar valuation criteria, have been signed by their respective legal representatives, were the subject matter of an opinion expressed by their respective Supervisory Committees, have been certified by a registered certified accountant and shall be made available to the shareholders, as legally required.

In the event any modification to the Merger Special Individual Balance Sheets and/or Merger Consolidated Balance Sheet is requested by competent authorities or any supervisory agencies, and provided such requested modification bears on formal or procedural matters or any other essential issue of the Merger, the Participating Companies may, through their representatives, effect such modifications without amending the Agreement.

SECTION NINE: Also, the Parties agree that no amendment whatsoever shall be made to the Corporate Bylaws of Pampa, as this is not necessary given that the Participating Companies have a similar corporate purpose.

SECTION TEN: After the relevant corporate resolutions approving the agreement reached hereunder have been adopted, notices have been published and the time periods applicable for creditors to file any objections and seek an attachment have expired, the relevant Final Merger Agreement shall be executed under a notarized deed. The cancellation and exchange of Petrobras Argentina shares and the issuance of Pampa shares resulting from the Reorganization Process shall be made once all registrations with the relevant Registries of Commerce have been completed, pursuant to the provisions of applicable rules and regulations.

SECTION ELEVEN: The Parties state that the Agreement has been approved by the Boards of Directors of each of the Parties on December 23, 2016, and that the Agreement and all the effects hereof must be approved by their respective Extraordinary General Shareholders’ Meetings, which must be held in compliance with the quorum and majority requirements prescribed by the ACL and the Parties’ respective corporate bylaws. Therefore, in the event of a lack of approval by the Shareholders’ Meeting of the Merging Company or of any of the Merged Companies, this Agreement shall be null and void. For this purpose, the Parties agree to submit the approval of this Agreement and of the authorization for the execution of the respective Final Merger Agreement for the consideration of their respective Extraordinary General Shareholders’ Meetings.

SECTION TWELVE: If the Agreement is approved by the Shareholders’ Meetings of the Participating Companies as set forth above, any expenses derived from the Merger shall be solely borne by Pampa; otherwise, such expenses shall be borne in equal parts by Pampa, Petrobras Argentina, PEISA and Albares.

SECTION THIRTEEN: After all Shareholders’ Meetings of the Participating Companies shall have been duly held, and until the Final Merger Agreement shall have been duly registered with the applicable Public Registries, the Board of Directors of Pampa shall take charge of the management of Petrobras Argentina, PEISA and Albares, and the management bodies of the Merged Companies shall be suspended in their duties under section 84 of the ACL. All the acts performed and carried out by Petrobras Argentina, PEISA and Albares as from the Merger Effective Date as a result of the management of the businesses to be merged shall be considered performed for the account and on behalf of Pampa until the Final Merger Agreement has been registered with the applicable Public Registries. Any business management actions by Pampa shall be taken in such a manner as to avoid the occurrence of any events that may cause a material change in the composition of the merged companies’ equity until the Final Merger Agreement has been registered with the applicable Public Registries. Notwithstanding the foregoing, in order to execute all the acts and execute all the documents that must be directly executed by Petrobras Argentina, PEISA and/or Albares in accordance with any applicable regulation, all the powers of attorney granted before this date by Petrobras Argentina, PEISA and Albares shall remain in effect until the Final Merger Agreement has been registered with any applicable Public Registries, and Pampa’s Board of Directors shall be responsible for the approval of the actions taken by the respective attorneys in fact.

SECTION FOURTEEN: To consummate the merger provided for hereunder, the consent of the CNV, the BASE, the SEC and other supervisory agencies with competent jurisdiction over the

Parties shall be obtained, and registration with the applicable Public Registries shall be effected in due course.

SECTION FIFTEEN: Finally, the Parties agree that: (i) this Preliminary Merger Agreement and all the provisions stipulated herein shall be governed by the laws of Argentina; and (ii) any controversies that may arise as a result of the performance hereof or compliance herewith, and any legal effects that may arise during the performance hereof shall be submitted to the jurisdiction of the Ordinary Courts of the Autonomous City of Buenos Aires, and the Parties hereby expressly waive any other forum or jurisdiction.

SECTION SIXTEEN: The Parties have established their domiciles at the addresses hereinabove set forth, where all judicial or extrajudicial notices given by the Parties to each other shall be valid until such time as notice of the establishment of a new domicile has been given by any of them to the other Parties by self-authentic means.

In witness whereof, eight (8) counterparts containing the same content have been executed: (i) four (4) counterparts shall be for each of the Parties; and (ii) four (4) shall be filed with the relevant supervisory agencies, including the CNV and the BASE.